Exhibit 99.1

Summary

Our company

We are North America’s leading distributor and processor of metals, in terms of sales, with 2003 sales of approximately $2.2 billion. In the first nine months of 2004, we had sales of approximately $2.4 billion. We carry a full line of products, with over 100,000 items of carbon rolled steel, stainless steel, alloy steel, aluminum, nickel, red metals and industrial plastics, in a wide range of grades, shapes and sizes. Our business was founded in 1842.

We have extensive fabrication and processing capabilities with 58 facilities, including five large and 12 smaller processing centers, enabling us to supply high-quality customized products. More than one-half of the materials we sell are processed. We perform a broad range of metal processing, including sawing, slitting, blanking, pickling, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, fabricating and grinding, to process materials to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. To further assist our customers, we provide value-added services including just-in-time delivery, handling and managing inventories, material application reviews and supply chain management.

We serve over 30,000 customers. Our broad and diverse customer base ranges in size from large national manufacturers to local, independently owned fabricators and machine shops. Our geographic network and customization capabilities allow us to serve large, national manufacturing companies in North America by providing a consistent standard of products and services across our multiple locations.

Collado Ryerson, our 50% owned joint venture in Mexico, includes the largest plate processing and fabrication operation in Mexico, through which we are able to supply our customers in the United States and Mexico with prompt delivery of high quality, competitively priced products. Additionally, our 50% interest in Tata Ryerson Limited provides access to the rapidly growing market in India.

Proposed Integris Metals, Inc. acquisition and related financing

On October 26, 2004, we entered into a definitive agreement to purchase all of the capital stock of Integris for a cash purchase price of $410 million, plus assumption of Integris’ debt, which was approximately $250 million as of October 1, 2004. The closing of the Integris acquisition is not conditioned upon this offering but is subject to other conditions. See “The Integris acquisition” for a summary of the terms of the Integris acquisition and the financing of the acquisition. This offering is not conditioned on the closing of the Integris acquisition or the related financing transactions. We anticipate that the Integris acquisition will close after completion of this offering.

Integris is the fourth largest metals service center in North America with leading market positions in aluminum and stainless steel. Integris has one of the broadest networks of metals processing and distribution facilities in the industry with three dedicated processing centers and 59 branches located throughout the United States and Canada, covering key industrial regions. Integris sells its products and services to many industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances and building and construction.

In fiscal year 2003, Integris generated revenue of $1.5 billion and net income of $10.9 million. Improving market conditions in 2004, as evidenced by higher industrial demand and metals prices, have positively impacted Integris’ year-to-date financial performance. In the first nine months of fiscal year 2004, Integris generated revenue of $1.5 billion and net income of $46.5 million as compared to revenue of $1.1 billion and net income of $9.1 million in the first nine months of fiscal year 2003. Integris’ financial statements are attached to this document as Attachment A.

Integris’ product mix is predominantly comprised of aluminum and stainless steel in all product forms, which together accounted for approximately 85% of its sales during fiscal year 2003. Integris processes metal for a broad array of end uses at its dedicated processing centers and many of its branches. Integris performs a combination of finishing processes such as leveling, cutting-to-length, polishing, slitting, shearing, blanking, precision sawing and plasma and waterjet cutting to exact specifications, providing customized solutions to its customers. To help its customers reduce their costs, Integris also provides additional value-added services such as just-in-time inventory management, logistics management, quality control services, cost reduction initiatives and engineering support.

In 2003, Integris served more than 20,000 customers through its extensive geographic network. Integris’ customers range in size from large national manufacturers to local, independently owned fabricators and machine shops. Integris’ geographic network and customization capabilities allow Integris to serve large national manufacturing companies in North America by providing a consistent standard of products and services across its multiple locations.

Upon the closing of the Integris acquisition, we expect to have the broadest network of metals processing and distribution facilities in North America. We expect to substantially expand our presence and capabilities for aluminum and stainless steel products, which have historically been higher growth products in terms of distributor shipments than carbon-rolled steel. We expect this growth trend to continue for the forseeable future.

The infrastructures that we and Integris use to process and sell our products are similar. As a result, we expect to be able to eliminate redundant facilities and reduce administrative and sales personnel, allowing us to eliminate duplicative costs while continuing to provide the high level of service that our customers and Integris’ customers have received in the past.

In connection with the Integris acquisition, we intend to enter into a new $1.0 billion five year senior secured revolving credit facility, under which we will borrow approximately $692 million to refinance amounts borrowed under our existing $525 million revolving credit facility and Integris’ existing $350 million revolving credit facility (based on loan balances under the existing credit facilities as of September 30, 2004) and fund a portion of the cash purchase price for the Integris acquisition.

The expected terms of the new revolving credit facility are described more fully in “Description of other indebtedness—New revolving credit facility.”

The Integris acquisition and the expected borrowings under the new revolving credit facility described above to fund the purchase price and refinance indebtedness are collectively referred to herein as the “Proposed Integris Transactions.”

Industry overview

Metals service centers serve as a key intermediary in the metals industry. Metal producers are configured to manufacture and sell standardized products in large volumes, with long lead times for production and delivery. Many end user customers seek to purchase metals with customized specifications, including value-added processing, in smaller volumes, on shorter lead times and with more reliable delivery than metal producers are able to provide. Accordingly, metals service centers aggregate end-users’ demand, purchase metal in bulk to take advantage of economies of scale and then process and sell metal to meet specific customer requirements.

Although consolidation has led to the emergence of a few large companies, the metals distributions industry remains highly fragmented. In 2003, the top ten metals distribution industry participants accounted for approximately 24% of total estimated industry sales of $50 billion.

Benefits from the acquisition of Integris

We believe our acquisition of Integris will strengthen our position in the metals service center industry though the following expected benefits:

Provides access to customers that we do not currently serve

We do not currently serve many of Integris’ customers. With the acquisition of Integris, our sales force will have the opportunity to increase sales by selling our products to customers that we do not currently serve and selling Integris’ products to our existing customers through cross-selling and bundling of our products, thereby strengthening our position as a single-source supplier.

Provides us broader geographic coverage

We have service centers in two locations in Canada—Toronto and Montreal. The addition of Integris’ operations in 11 cities in Canada, including Toronto, provides us with significantly better access to the Canadian market and allows us to more efficiently service customers in Canada. The expanded presence in Canada, together with our and Integris’ operations in the United States and our joint venture in Mexico, allows us to service customers on most of the North American continent.

Achieves operating efficiencies

The acquisition provides us with the opportunity to realize meaningful operating efficiencies. The infrastructures that we and Integris use to process and sell our products are similar. As a result, we expect to be able to eliminate redundant facilities and reduce administrative and sales personnel, allowing us to eliminate duplicative costs while continuing to provide the high level of service that our customers and Integris’ customers have received in the past.

Aluminum and stainless steel growth

The combination will increase the percentage of our revenue from sales of stainless steel and aluminum—two market segments that have historically grown faster than carbon steel. We expect this trend to continue for the forseeable future.

Our competitive strengths

Extensive network of processing and distribution capabilities

We have five large and 12 smaller processing centers, which support our 58 facilities and are strategically located to process and deliver the volumes of metal our customers demand. We are able to produce standardized products in large volumes while maintaining low operating costs. Many of our facilities also possess local processing capabilities, which permit us to provide customized products and solutions to local customers on a smaller scale while maintaining timely deliveries. Using our extensive fabrication capabilities to turn commodity metals into non-commodity specialized parts, we are able to realize higher operating margins while offering competitive prices to our customers. Our extensive distribution capabilities, which include a fleet of approximately 300 tractors and 550 trailers owned or leased by or dedicated by third party carriers to us, allow us to meet our customers’ just-in-time delivery demands efficiently.

A broad and diverse customer base

We serve more than 30,000 customers across many industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances and building and construction. This diversity helps to reduce the effect on us from regional and industry-specific market downturns.

Scope of products and services

We provide over 100,000 different products and a vast array of value-added services. We carry a full line of carbon steel, stainless steel, alloy steel and aluminum, and a limited line of nickel, red metals and plastics. These materials are inventoried in a number of shapes, including coils, sheets, rounds, hexagons, square and flat bars, plates, structurals and tubing. Our product and service offerings provide customers one-stop shopping for most of their metals needs. In addition, we believe that our facilities located throughout the continental United States, generally within one day’s delivery time of almost all U.S. manufacturing centers, position us to target national customers that currently buy metals from a variety of suppliers in different locations. Our ability to transfer inventory among facilities enables us to have available specialized items at regional locations throughout our network and to provide such inventory on a timely basis more profitably than if we were required to maintain inventory of all products at each location.

Relationships with suppliers

We are among the largest purchasers of steel in the United States and are also a significant purchaser of aluminum in the United States. We buy from and have developed relationships with many U.S. steel producers as well as other metal producers. Our relationships with numerous metal producers provide us access to high quality metals, timely delivery and new product and service ideas from many suppliers. In addition, because we purchase large volumes of metals, we can negotiate competitive prices from our suppliers. In part because of our buying power, we have been able to secure product from primary manufacturers during times of tight supply.

Our strategy

Continue to aggressively lower our costs

We seek to maintain our competitive pricing and improve our operating margins by lowering the costs to procure and produce our products. We intend to continue to capitalize on our strong supplier relationships to obtain favorable pricing on metals we purchase. Where appropriate, we plan to source metals from overseas to take advantage of lower costs. We have also worked to lower costs through more efficient utilization of our service centers, including combining and closing facilities, improving our logistics functions, instituting lean operating practices at some of our facilities and advancing our use of information technology. Tons shipped per employee increased to 736 in 2003 from 703 in 2002. During 2003, we added another $10.0 million in annualized fixed-cost savings for total annual savings of $85.0 million since 2000.

Expand our customer base

In the past 18 months, in an effort to expand our customer base, we have formally established our marketing function, creating a Vice President of Marketing position and are adding to our sales force. We have also taken steps to enhance our market profile and boost customer awareness, through increased advertising, offering product incentives and promotions and holding open-houses at our facilities for our customers. We have added approximately 5,000 new customers in 2004 and we intend to continue to increase our marketing efforts to generate new customers.

Continue to provide our customers with superior service

We believe we have earned an excellent reputation in our industry by succeeding in providing our customers superior service in what we refer to as the Big 5TM customer services attributes: availability of materials, on time delivery of products, competitive pricing, quality of products and responsiveness to customer requests. We constantly seek to improve our performance in these areas and hold our senior management directly accountable for meeting targeted performance levels. To support our efforts, we continuously monitor our progress, including using information technology to provide our management with more timely access to important measures of our performance and by surveying a sample of our customers monthly.

Increasing fabrication services

We have offered fabrication services for over a century, turning standardized products into customized products. The North American fabrication market is large and highly fragmented and we expect it to continue growing as manufacturers choose to outsource more production and customized processing work each year. We intend to capitalize on this growth by utilizing our extensive internal fabrication capabilities as well as access to a large number of facilities within our network to provide these services to more customers desiring to outsource these functions.

Pursue opportunistic acquisitions

We intend to strengthen our market positions throughout our product lines. As part of our strategy, we plan to pursue acquisitions and strategic alliances that we believe will improve or complement our product offerings or provide us with other expertise. We intend to evaluate each potential strategic alliance or acquisition by applying a disciplined, analytic approach, and subsequently applying our skills in integrating businesses.

Ryerson Tull summary consolidated financial data

The historical operating results data set forth below for the years ended December 31, 2003, 2002 and 2001 are derived from our consolidated audited financial statements. The historical operating results data and balance sheet data set forth below as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals only, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of results that might be expected for the entire year ending December 31, 2004.

The following summary of our consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s discussion and analysis of financial condition and results of operations of Ryerson Tull,” our audited and unaudited historical consolidated financial statements, including the related notes to these financial statements, and the unaudited condensed consolidated pro forma financial statements giving effect to our acquisition of J & F Steel, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and this offering, included in this document.

The unaudited pro forma operating results data presented below for the twelve months ended September 30, 2004 includes the operations of J & F Steel and the effect of our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 as if such transactions had occurred on January 1, 2003. The unaudited pro forma balance sheet data as of September 30, 2004 gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 as if it had occurred on September 30, 2004. The unaudited pro forma as adjusted balance sheet data as of September 30, 2004 gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and this offering as if each had occurred on September 30, 2004.

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2004 Pro forma (unaudited)
				2003	2004
(Dollars in millions)	2001	2002	2003	(unaudited)	(unaudited)

Operating Results Data:
Net sales	$2,243.5	$2,096.5	$2,189.4	$1,641.9	$2,398.3	$3,085.5
Cost of materials sold	1,841.1	1,685.9	1,766.7	1,325.7	1,961.6	2,529.0

Gross profit	402.4	410.6	422.7	316.2	436.7	556.5
Warehousing and delivery	245.8	226.6	226.4	169.5	183.5	242.9
Selling, general and administrative	203.8	196.6	187.5	141.5	161.9	216.5
Goodwill amortization(1)	5.0	—	—	—	—	—
Adjustment to gain on sale of Inland Engineered Materials Corporation	—	8.5	—	—	—	—
Restructuring and plant closure costs	19.4	2.7	6.2	2.4	3.6	7.3
(Gain) loss on sale of foreign interests	3.3	(4.1)	—	—	—	—
Write-off of investment in MetalSite, Inc.	1.0	—	—	—	—	—
Impairment of goodwill(1)	—	—	—	—	—	5.1
Impairment of long-lived assets	—	—	—	—	—	0.4
Gain on sale of assets	(1.3)	(10.9)	—	—	(4.7)	(7.3)

Operating profit (loss)	(74.6)	(8.8)	2.6	2.8	92.4	91.6
Other income and expense, net	(5.9)	(1.4)	0.1	0.1	0.1	0.1
Shares received on demutualization of insurance company	—	5.1	—	—	—	—
Interest and other expense on debt	(19.3)	(14.6)	(18.8)	(14.0)	(16.0)	(23.1)

Income (loss) before income taxes	(99.8)	(19.7)	(16.1)	(11.1)	76.5	68.6
Provision (benefit) for income taxes	(39.6)	(7.3)	(2.0)	(4.5)	29.3	32.6

Income (loss) from continuing operations	$(60.2)	$(12.4)	$(14.1)	$(6.6)	$47.2	$36.0

	Year ended December 31,						Nine months ended September 30,				Twelve months ended September 30, 2004 Pro forma (unaudited)
(Dollars in millions, except ratios and shipment data)	2001		2002		2003		2003 (unaudited)		2004 (unaudited)
Other Operating Data:
Net cash provided from (used in) operating activities	$272.4		$(141.6)		$(12.6)		$(43.7)		$(117.1)
Net cash provided from (used in) investing activities	$(5.4)		$11.3		$(17.8)		$(8.9)		$(46.5)
Net cash provided from (used in) financing activities	$(270.3)		$122.4		$31.5		$57.6		$178.5
EBITDA(2)	$(48.7)		$19.9		$26.6		$20.7		$108.8		$115.8
Ratio of EBITDA to interest and other expense on debt		(3)	1.4	x	1.4	x	1.5	x	6.8	x	5.0	x
Ratio of total debt to EBITDA		(4)	11.1	x	10.0	x	14.6	x	4.1	x	3.9	x
Ratio of earnings to fixed charges		(5)		(5)		(5)		(5)	4.7	x	3.3	x
Capital expenditures	$13.4		$10.5		$19.4		$8.9		$21.4		$33.2
Shipments (000 tons)	2,817		2,610		2,553		1,917		2,125		3,024

	September 30, 2004
(Dollars in millions)	Actual (unaudited)	Pro forma (unaudited)	Pro forma as adjusted (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$28.6	$28.6	$28.6
Inventories	555.3	555.3	555.3
Working capital	714.8	714.8	714.8
Total assets	1,474.5	1,480.1	1,483.4
Long-term debt	441.2	446.8	450.1
Stockholders’ equity	432.9	432.9	432.9

(1)	In connection with the adoption of FASB Statement No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, we no longer amortize goodwill. Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired.

(2)	We define EBITDA, for any relevant period, as income (loss) from continuing operations plus interest, income taxes, depreciation and amortization. EBITDA has not been adjusted for adjustment to gain on sale, restructuring and plant closure costs, gain/loss on foreign interests, write-offs of investments, impairment of goodwill, impairment of long-lived assets and gain on sale of assets in any period. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. We have presented EBITDA in this document solely as a supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that EBITDA is useful to investors because EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Measures based on EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower’s ability to incur debt and for other purposes. Covenants in the indenture for the notes that limit our ability to incur debt are based on EBITDA (as defined therein). Additionally EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. We do not intend to provide EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries. EBITDA is calculated as follows:

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2004 Pro forma (unaudited)
(Dollars in millions)	2001	2002	2003	2003 (unaudited)	2004 (unaudited)
Income (loss) from continuing operations	$(60.2)	$(12.4)	$(14.1)	$(6.6)	$47.2	$36.0
Plus:
Income tax (benefit) expense	(39.6)	(7.3)	(2.0)	(4.5)	29.3	32.6
Interest expense	19.3	14.6	18.8	14.0	16.0	23.1
Depreciation and amortization	31.8	25.0	23.9	17.8	16.3	24.1

EBITDA	$(48.7)	$19.9	$26.6	$20.7	$108.8	$115.8

(3)	EBITDA was insufficient to cover interest expense and other expense on debt in 2001 by $68.0 million.

(4)	EBITDA was insufficient to measure total debt to EBITDA in 2001.

(5)	Earnings were insufficient to cover fixed charges by $97.5 million in 2001, $20.9 million in 2002, $17.6 million in 2003 and $11.8 million in the nine months ended September 30, 2003.

Integris summary consolidated and combined financial data

The following tables set forth summary consolidated and combined financial data for Integris’ operations as of and for the periods ended at the dates indicated. You should read this summary consolidated and combined financial data together with “Selected consolidated and combined financial data of Integris,” “Management’s discussion and analysis of financial condition and results of operations of Integris” and Integris’ consolidated financial statements attached to this document as Attachment A.

Integris’ fiscal year is composed of 52 or 53 weeks ending on the Friday closest to December 31. Integris derived the summary consolidated financial data for the 52 weeks ended January 2, 2004 (“fiscal year 2003”), and the 53 weeks ended January 3, 2003 (“fiscal year 2002”), and the period from November 1, 2001, the date of its formation, through December 28, 2001, from its audited consolidated financial statements. Integris’ audited financial statements as of January 2, 2004 and January 3, 2003 and for the years ended January 2, 2004 and January 3, 2003 and for the period from November 1, 2001 through December 28, 2001 are attached to this document as Attachment A. Integris derived the summary balance sheet data as of December 28, 2001 from its audited consolidated financial statements not included in this document. Integris was created on November 1, 2001, through a combination of NAMD (the metals service center business of BHP Billiton) and RASCO (the metals service center business of Alcoa). Prior to June 30, 2001, NAMD was wholly owned by Billiton Plc. Effective June 30, 2001, Billiton Plc entered into a merger with BHP Limited creating BHP Billiton. Accordingly, Integris has derived the summary combined financial data as of and for the four-month period ended October 31, 2001 (Successor Entity) and for the six month period ended June 30, 2001 (Predecessor Entity) from NAMD’s audited financial statements, which are attached to this document as Attachment A. In addition, Integris has derived the summary combined financial data as of and for the ten-month period ended October 31, 2001, from RASCO’s audited financial statements, which are attached to this document as Attachment A.

Integris derived the summary consolidated financial data for the 39-week periods ended October 3, 2003 (“nine months ended October 3, 2003”), and October 1, 2004 (“nine months ended October 1, 2004”), from its unaudited interim financial statements. Integris’ unaudited financial statements as of October 1, 2004 and for the nine months ended October 3, 2003 and the nine months ended October 1, 2004 are attached to this document as Attachment A. The unaudited interim financial statements include all adjustments consisting only of normal recurring adjustments that Integris considered necessary for a fair statement of its results of operations and financial condition for these periods and as of such dates. The results for the nine months ended October 1, 2004, are not necessarily indicative of results to be expected for the full year.

	NAMD		RASCO	Integris
(Dollars in millions)	January 1, 2001 Through June 30, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through October 31, 2001	November 1, 2001 Through December 28, 2001	Fiscal Year 2002	Fiscal Year 2003	Nine months ended October 3, 2003 (unaudited)	Nine months ended October 1, 2004 (unaudited)
	Combined	Combined	Combined	Consolidated
Statements of operations data:
Net sales	$533.5	$317.6	$646.0	$221.1	$1,520.3	$1,494.1	$1,132.3	$1,491.4
Cost of sales	449.8	268.5	543.9	183.6	1,242.7	1,248.9	945.7	1,214.0
Gross profit	83.7	49.1	102.1	37.5	277.6	245.2	186.6	277.5
Selling, general and administrative expenses	70.3	42.5	98.4	42.2	242.6	217.7	164.3	194.3
Restructuring and other related costs	—	—	—	6.9	8.9	1.1	0.8	1.6

Operating income (loss)	13.4	6.6	3.7	(11.6)	26.1	26.4	21.5	81.6
Interest expense (income), net	8.7	4.0	—	1.3	8.4	10.3	7.8	7.6
Other expense (income), net	(0.4)	3.9	—	0.8	(1.1)	—	—	1.2

Income (loss) before income taxes	5.1	(1.3)	3.7	(13.7)	18.8	16.1	13.7	72.7
Income tax provision (benefit)	4.0	1.7	1.4	(3.7)	8.9	5.2	4.6	26.2

Net income (loss)	$1.1	$(3.0)	$2.3	$(10.0)	$9.9	$10.9	$9.1	$46.5

Other financial data:
Cash flows provided by (used in) operating activities	$28.3	$15.5	$56.4	$(27.0)	$42.0	$3.7	$(3.8)	$(70.9)
Cash flows used in investing activities	(3.3)	(2.7)	(3.7)	(3.5)	(6.5)	(8.2)	(6.3)	(2.8)
Cash flows (used in) provided by financing activities	(16.1)	(9.4)	(55.4)	18.2	(35.4)	(1.1)	2.8	74.1
Capital expenditures	$5.3	$2.7	$3.7	$1.6	$8.9	$16.4	$13.2	$5.0

	NAMD	RASCO	Integris
(Dollars in millions)	October 31, 2001	October 31, 2001	December 28, 2001	January 3, 2003	January 2, 2004	October 3, 2003 (unaudited)	October 1, 2004 (unaudited)
	Combined	Combined	Consolidated
Balance sheet data:
Cash and cash equivalents	$16.7	$1.8	$7.0	$6.9	$2.8	$0.6	$4.2
Total assets	474.4	299.8	730.1	679.7	687.7	686.3	857.1
Total long term debt	60.0	—	110.0	109.8	167.0	170.5	247.3
Divisional / Stockholders’ equity	156.0	215.7	298.0	306.6	334.0	334.8	371.8

Summary unaudited pro forma condensed consolidated financial data

The following unaudited pro forma condensed consolidated financial data consists of unaudited pro forma condensed consolidated balance sheet data as of September 30, 2004 and unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 and for the twelve months ended September 30, 2004.

The unaudited pro forma as adjusted statement of operations data reflect the J & F Steel acquisition, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and this offering as if they had occurred on January 1, 2003. The pro forma as further adjusted statement of operations data reflect the J & F Steel acquisition, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004, this offering and the Proposed Integris Transactions as if they had occurred on January 1, 2003. The acquisition of Integris may result in additional pro forma adjustments as further information becomes available.

The unaudited pro forma as adjusted condensed consolidated balance sheet data gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and this offering as if they had occurred on September 30, 2004. The unaudited pro forma as further adjusted condensed consolidated balance sheet data gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004, this offering and the Proposed Integris Transactions as if they had occurred on September 30, 2004.

Management believes that, on the basis set forth herein, the unaudited pro forma financial data reflect a reasonable estimate of the effects of the Integris and J & F Steel acquisitions, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and this offering on our historical financial position and results of operations based on currently available information. The acquisitions are accounted for under the purchase method of accounting. The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the unaudited pro forma financial data are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The unaudited pro forma financial data is presented for informational purposes only and does not purport to represent what our financial position or results of operations would have been had the Integris and J & F Steel acquisitions, the issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 and this offering in fact occurred on the dates assumed or that may result from future operations. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and the Integris and J & F Steel financial statements and related notes thereto.

	Pro forma as adjusted (unaudited)		Pro forma as further adjusted (unaudited)
(Dollars in millions)	Year ended December 31, 2003	Twelve months ended September 30, 2004	Year ended December 31, 2003	Twelve months ended September 30, 2004
Statement of operations data:
Net sales	$2,347.0	$3,085.5	$3,841.1	$4,938.7
Cost of materials sold	1,917.2	2,529.0	3,178.1	4,058.1

Gross profit	429.8	556.5	663.0	880.6
Warehousing and delivery	231.2	242.9	327.8	344.8
Selling, general and administrative	198.6	216.5	307.6	349.3
Restructuring and plant closure costs	6.2	7.3	7.3	9.3
Write-off of goodwill and certain other assets	5.1	5.1	5.1	5.1
Impairment of long-lived assets	0.4	0.4	0.4	0.4
Gain on sale of assets	(0.2)	(7.3)	(0.1)	(7.3)

Operating profit (loss)	(11.5)	91.6	14.9	179.0
Other revenue and expense, net	0.1	0.1	0.2	(1.0)
Interest and other expense on debt	(28.3)	(29.3)	(56.0)	(57.2)

Income (loss) before income taxes	(39.7)	62.4	(40.9)	120.8
Provision (benefit) for income taxes	(9.2)	30.2	(9.6)	50.5

Income (loss) from continuing operations	$(30.5)	$32.2	$(31.3)	$70.3

	Pro forma as further adjusted twelve months ended September 30, 2004 (unaudited)
Other financial data:
EBITDA(1)	$218.2
Depreciation and amortization	40.2
Capital expenditures	41.4
Ratio of EBITDA to interest and other expense on debt	3.8	x
Ratio of total debt to EBITDA	5.1	x

	As of September 30, 2004 (unaudited)
(Dollars in millions)	Pro forma as adjusted	Pro forma as further adjusted
Balance sheet data:
Cash and cash equivalents	$28.6	$32.9
Inventories	555.3	939.3
Working capital	714.8	1,214.5
Total assets	1,483.4	2,427.7
Long-term debt	450.1	1,117.5
Stockholders’ equity	432.9	432.9

(1)	We define EBITDA, for any relevant period, as income (loss) from continuing operations plus interest, income taxes, depreciation and amortization. EBITDA has not been adjusted for adjustment to gain on sale, restructuring and plant closure costs, gain/loss on foreign interests, write-offs of investments, impairment of goodwill, impairment of long-lived assets and gain on sale of assets in any period. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. We have presented EBITDA in this document solely as a supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that EBITDA is useful to investors because EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Measures based on EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower’s ability to incur debt and for other purposes. Covenants in the indenture for the notes that limit our ability to incur debt are based on EBITDA (as defined therein). Additionally EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. We do not intend to provide EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries. EBITDA is calculated as follows:

Pro forma as further adjusted (unaudited)
(Dollars in millions)	Twelve months ended September 30, 2004
Income (loss) from continuing operations	$70.3
Plus:
Income taxes	50.5
Interest expense	57.2
Depreciation and amortization	40.2

EBITDA	$218.2

Risk factors

You should consider the following risk factors in evaluating us, our business and an investment in the notes. Any of the following risks, as well as other risks and uncertainties of which we may not be aware or which we believe are presently immaterial, could seriously harm our business and financial results and cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment. The risks described below under “Risks related to the Integris acquisition and our business” are risks related to our business and Integris’ business.

Risks related to the Integris acquisition and our business

This offering is not conditioned on the completion of the Integris acquisition.

This offering is not conditioned on the completion of the Integris acquisition. Accordingly, by purchasing the notes, you are investing in us on a stand-alone basis, and we may not realize the expected benefits of the Integris acquisition. Although certain information included in this document generally assumes consummation of the Integris acquisition, the Integris acquisition may not be consummated on the terms described herein or at all. The completion of the proposed Integris acquisition is subject to the satisfaction of certain conditions precedent, which may or may not occur. If any of these conditions is not satisfied, and a waiver is not received, the agreement may be terminated and the acquisition would not be completed. If the Integris acquisition is not completed, we may be required to pay a break fee of up to $20.0 million to Integris’ shareholders. See “The Integris acquisition—The Integris stock purchase agreement—Break fee.”

The Integris acquisition may be challenged on antitrust grounds.

At any time before or after completion of the Integris acquisition, the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission or any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the transactions or to rescind the transactions. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Also, the Canadian Commissioner of Competition may initiate proceedings before the Competition Tribunal for up to three years after closing of the Integris acquisition. A challenge to the Integris acquisition on antitrust grounds may be made by any of these persons and, if such a challenge is made, it is possible that we will not prevail.

We may not be able to successfully identify, manage and integrate Integris and other acquisitions, and if we are unable to do so, we are unlikely to increase our growth rates.

We have grown through a combination of internal expansion, acquisitions and corporate joint ventures. The Integris acquisition will be the largest acquisition in our history and the successful integration of Integris is vital to increasing our growth rates in the near term. While we intend to continue to grow through selective acquisitions, we may not be able to identify appropriate acquisition candidates, consummate acquisitions on satisfactory terms or integrate acquired businesses effectively and profitably into our existing operations.

Our future success will depend on our ability to integrate Integris and other acquisitions successfully into our operations. After the acquisition, customers may choose to diversify their supply chains to reduce reliance on a single supplier for the majority of their metals needs. We may not be able to retain all of our and Integris’ customers, which may adversely affect our business and revenues. We have not previously integrated an acquisition the size of Integris into our operations. Integration of Integris will require us to enhance our operational and financial systems and employ additional qualified personnel, management and financial resources, and may adversely affect our business by diverting management away from day-to-day operations. Further, failure to successfully integrate Integris may adversely affect our profitability by creating significant operating inefficiencies that could increase our operating expenses as a percentage of sales and reduce our operating income. In addition, we may not realize expected cost savings from Integris or other acquisitions, which may adversely affect our profitability.

Our future operating results depend on a number of factors beyond our control, such as the prices for metals, which could harm our results of operations.

The prices we pay for metals and the prices we charge for products may change depending on many factors not in our control, including general economic conditions (both domestic and international), competition, production levels, supply shortages, mill surcharges, import duties and other trade restrictions, and currency fluctuations. These factors could lead to disruptions in our ability to meet our material requirements.

We purchase the majority of our inventories at prevailing market rates. We try to match our long-term fixed-price sales programs for the sale of products to specific customers with long-term fixed-price supply sales programs. However, if metal prices increase, we may not be able to fully pass our increased costs to customers. To the extent we are not able to pass on to our customers any increases in the prices we pay for metals, our results of operations may be adversely affected. To the extent metals prices decline, this generally would mean lower sales and possibly lower net income, depending on the timing of the price changes.

We service industries that are highly cyclical, and any downturn in our customers’ industries could reduce our revenue and profitability.

Many of our products are sold to industries that experience significant fluctuations in demand based on economic conditions, energy prices, seasonality, consumer demand and other factors beyond our control. These industries include manufacturing, electrical products and transportation. Any decrease in demand within one or more of these industries may be significant and may last for a lengthy period of time. Any significant slowdown in one or more of these industries could have an adverse effect on the demand for metals, resulting in lower prices for metals, which would reduce our profitability. We may have difficulty increasing or maintaining our level of sales or profitability if we are not able to divert sales of our products to customers in other industries when one or more of our customers’ industries experiences a decline. We do not expect the cyclical nature of our industry to change.

The price volatility inherent in the metals markets could lead to significant losses for metals service centers, particularly during periods of rapid price decline.

Metals prices are volatile due to, among other things, significant excess capacity in times of reduced demand, fluctuations in foreign exchange rates and foreign and domestic competition. Metals market price decreases usually require that we lower our selling prices to market prices.

Because we maintain substantial inventories of metals in order to meet the just-in-time delivery requirements of our customers, a reduction in our selling prices could result in lower profit margins or, in some cases, losses, which would reduce our profitability.

Because of this volatility, working capital management and, in particular, inventory management, is a key profitability driver in the metals service center industry. We may not be successful in managing working capital in the future. Additionally, during periods of rapid price decreases we may be unable to lower our prices quickly enough to remain price competitive, which could have a material adverse effect on our sales volume.

An economic slowdown in China could depress metals prices, which could adversely impact our revenues, margins and profitability.

China is a large consumer of metals and metal products, which are integral to its current large scale industrial expansion. This large and growing demand for metals has significantly affected the global metals industry, diverting supply to China and, consequently, driving up prices for metals. Should China’s growth slow, its metals consumption would decrease and some of the supply it currently uses could be diverted to the U.S. and Canadian markets, thereby depressing metals prices. A decline in metals prices could adversely affect our revenues, margins and profitability.

Our business is very competitive and increased competition could reduce our gross margins and net income.

The principal markets that we serve are highly competitive. The metals distribution industry is very fragmented and competitive, consisting of a large number of small companies and a few relatively large companies. It is estimated that the top ten metals distributors in North America accounted for approximately 24% of total industry sales in 2003. Competition is based principally on price, service, quality, production capabilities, inventory availability and timely delivery. Competition in the various markets in which we participate comes from companies of various sizes, some of which have greater financial resources than we do and some of which have more established brand names in the local markets we serve. Increased competition could force us to lower our prices or to offer increased services at a higher cost to us, which could reduce our profitability.

Lead time and the cost of our products could increase if we were to lose one of our primary suppliers.

If, for any reason, our primary suppliers of aluminum, carbon steel, stainless steel or other metals should curtail or discontinue their delivery of such metals to us in the quantities we need and at prices that are competitive, our business could suffer. The number of available suppliers could be reduced by factors such as industry consolidation and bankruptcies affecting steel and metal producers. Our top 25 suppliers accounted for 74% of our 2003 purchases, including 14% from a single supplier. Integris’ top 10 suppliers represented approximately 67% of its total 2003 cost of sales. We could be significantly and adversely affected if delivery were disrupted from a major supplier. If, in the future, we were unable to obtain sufficient amounts of the necessary metals at competitive prices and on a timely basis from our traditional suppliers, we may not be able to obtain such metals from alternative sources at competitive prices to meet our delivery schedules, which could have a material adverse effect on our revenues and profitability.

We may not be able to retain or expand our customer base if the North American manufacturing industry continues to erode.

Our customer base primarily includes manufacturing and industrial firms, some of which are, or have considered, relocating production operations overseas or outsourcing particular functions overseas. Some customers have closed as they were unable to compete successfully with overseas competitors. Our facilities are predominately located in the United States and Canada and, therefore, to the extent that our customers relocate or move operations overseas where we do not have a presence, we could lose their business.

The loss of services of our executive management team could harm our business.

The success of our business depends on the continued services of our executive management team. We may not be able to retain our executive management team or attract suitable replacements or additional personnel if required. The loss of the services of one or more members of our executive management team could have a material adverse effect on our business.

We may face product liability claims that are costly and create adverse publicity.

If any of the products that we sell cause harm to any of our customers, we could be exposed to product liability lawsuits. If we are found liable under product liability claims, we could be required to pay substantial monetary damages. Further, even if we successfully defend ourselves against this type of claim, we could be forced to spend a substantial amount of money in litigation expenses, our management could be required to spend valuable time in the defense against these claims and our reputation could suffer, any of which could harm our business.

Damage to our information technology infrastructure could harm our business.

The unavailability of any of our computer-based systems for any significant period of time could have a material adverse effect on our operations. In particular, our ability to manage inventory levels successfully largely depends on the efficient operation of our computer hardware and software systems. We use management information systems to track inventory information at individual facilities, communicate customer information and aggregate daily sales, margin and promotional information. Difficulties associated with upgrades, installations of major software or hardware, and integration with new systems could have a material adverse effect on our results of operations. We will be required to expend substantial resources to integrate our information systems with Integris’ systems. The integration of these systems may disrupt our business or lead to operating inefficiencies. In addition, these systems are vulnerable to, among other things, damage or interruption from fire, flood, tornado and other natural disasters, power loss, computer system and network failures, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.

Certain employee retirement benefit plans are underfunded and the actual cost of those benefits could exceed current estimates.

As of December 31, 2003, our pension plan had an unfunded liability of $102 million. In addition, based on an October 1, 2003 valuation of its projected benefit obligations, Integris’ pension plan has an unfunded liability of $49.0 million. We have agreed to assume this liability. Our actual costs for benefits required to be paid may exceed those projected and future actuarial assessments of the extent of those costs may exceed the current assessment. Under those circumstances, the adjustments required to be made to our recorded liability for these benefits could have a material adverse effect on our results of operations and financial condition and cash payments to fund these plans could have a material adverse effect on our cash flows. We may be required to make substantial future contributions to improve the plans’ funded status, which may have a material adverse effect on our results of operations, financial condition or cash flows.

Future funding for postretirement employee benefits other than pensions also may require substantial payments from current cash flow.

We provide postretirement life insurance and medical benefits to substantially all of our employees. We paid $12 million in postretirement benefits in 2003 and recorded an expense of $13 million in our financial statements. Our unfunded postretirement benefit obligation as of December 31, 2003 was $180.0 million. In addition, based on a valuation as of October 31, 2003, Integris had unfunded liability for other post employment benefits of $56.9 million.

Our obligations from such postretirement benefits could increase significantly if health care costs increase at a faster pace than those assumed by management. See “Management’s discussion and analysis of financial condition and results of operations of Ryerson Tull—Critical accounting policies—Pension and postretirement benefit plan assumptions” below for further discussion of these assumptions. An increase of 1% in the health care cost trend rate (from 10% in 2003 grading down to 5% in 2007 to 11% in 2003 grading down to 6% in 2007) would have increased our 2003 postretirement benefit expense by $0.5 million.

We could incur substantial costs in order to comply with, or to address any violations under, environmental laws that could significantly increase our operating expenses and reduce our operating income.

Our and Integris’ operations are subject to various environmental statutes and regulations, including laws and regulations governing materials we and Integris use. In addition, certain of our and Integris’ operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Failure to maintain or achieve compliance with these laws and regulations or with the permits required for our and Integris’ operations could result in substantial operating costs and capital expenditures, in addition to fines and civil or criminal sanctions, third party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Certain of our and Integris’ facilities are located in industrial areas, have a history of heavy industrial use and have been in operation for many years and, over time, we and other predecessor operators of these facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could have a material adverse effect on our financial position, results of operations or cash flows.

If we experience work stoppages, we could be harmed.

As of September 30, 2004, we employed approximately 3,550 persons, of which approximately 1,730 were office employees and approximately 1,820 were plant employees. Over half of our plant employees were members of various unions, including the United Steel Workers of America and the International Brotherhood of Teamsters unions. Existing collective bargaining agreements will expire on various dates through 2006. We may not be able to negotiate extensions of these agreements or new agreements prior to their expiration date. As a result, we may experience labor disruptions in the future. A widespread work stoppage could have a material adverse effect on our results of operations, financial position and cash flows if it were to last for a significant period of time.

As of October 1, 2004, Integris had approximately 2,400 employees, of which approximately 1,000 were office employees and approximately 1,400 were plant employees. Approximately 600 employees are covered by collective bargaining agreements, primarily with the International Brotherhood of Teamsters and United Steel Workers of America unions. Integris has entered into collective bargaining agreements with 21 union locals at 24 of its facilities that expire at various times over the next five years. During 2004 and 2005, contracts covering approximately 205 employees at six facilities are scheduled to expire or have expired. Labor disruptions could occur or any of these contracts may not be extended prior to their expiration. For example, the members of International Brotherhood of Teamsters Local 938, representing 81 employees in Integris’ Toronto facility, were on strike from July 6, 2004 until a settlement was reached on October 31, 2004. A widespread work stoppage could have a material adverse effect on Integris’ results of operations if it were to last for a significant period of time.

Our operating results may fluctuate depending on the season.

A portion of our customers are in seasonal businesses. Revenues in the months of July, November and December traditionally have been lower than in other months because of a reduced number of shipping days and holiday closures for some customers. Consequently, our sales in the first two quarters of the year are usually higher than in the third and fourth quarters. As a result, analysts and investors may inaccurately estimate the effects of seasonality on our results of operations in one or more future quarters and, consequently, our operating results may fall below expectations.

We may be adversely affected by currency fluctuations in the U.S. dollar versus the Canadian dollar.

Upon the closing of the Integris acquisition, we will have significant operations in Canada which incur the majority of their metal supply costs in U.S. dollars but earn the majority of their revenues in Canadian dollars. We may from time to time experience losses when the value of the U.S. dollar strengthens against the Canadian dollar, which could have a material adverse effect on our results of operations. In addition, we will be subject to translation risk when we consolidate our Canadian subsidiary’s net assets into our balance sheet. Fluctuations in the value of the U.S. dollar versus the Canadian dollar could reduce the value of these assets as reported in our financial statements, which could, as a result, reduce our stockholder’s equity.

Our risk management strategies may result in losses.

We may use commodities contracts to minimize price volatility and supply risks. We may also use fixed-price and/or fixed-volume supplier contracts to offset contracts with customers. Additionally, we may use foreign exchange contracts and interest rate swaps to hedge our Canadian dollar and floating rate debt exposures. These risk management strategies pose certain risks, including the risk that losses on a hedge position may exceed the amount invested in such instruments. Moreover, a party in a hedging transaction may be unavailable or unwilling to settle its obligations, which could cause us to suffer corresponding losses. A hedging instrument may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of our use of such instruments.

Any prolonged disruption of our processing centers could harm our business.

We have dedicated processing centers that permit us to produce standardized products in large volumes while maintaining low operating costs. Any prolonged disruption in the operations of any of these facilities, whether due to labor or technical difficulties, destruction or damage to any of the facilities or otherwise, could materially adversely affect our business and results of operations.

The Integris acquisition

On October 26, 2004, we entered into a definitive agreement to purchase all of the capital stock of Integris Metals, Inc for a cash purchase price of $410 million, plus assumption of Integris’ debt, which was approximately $250 million as of October 1, 2004. The closing of the Integris acquisition is not conditioned on this offering, but is subject to other conditions as described below under “—The Integris stock purchase agreement.” In addition, this offering is not conditioned on the closing of the Integris acquisition. We anticipate the Integris acquisition will close after the completion of this offering. No assurances can be given that the closing of the Integris acquisition will occur.

The Integris stock purchase agreement

The following summary of the stock purchase agreement is qualified by reference to the complete text of the Stock Purchase Agreement dated October 26, 2004 (the “Purchase Agreement”), which was filed by us with the Securities and Exchange Commission on Form 8-K on October 29, 2004. We urge you to read the full text of the Purchase Agreement.

Covenants

We and Reynolds Metals Company and Billiton Investments Ireland Ltd. (the “Sellers”) have agreed to certain covenants in the Purchase Agreement. The following summarizes certain of these covenants.

•	Governmental Approval. We and the Sellers will use best efforts to obtain any required governmental approvals, including the limited divestiture by us of such plants, assets and equipment as may be required to avoid any prohibition or action seeking prohibition of the Integris acquisition.

•	Records. We will provide the Sellers with reasonable access to Integris personnel, as well as the pre-closing records of Integris in connection with any action or other proceeding arising from or related to the Sellers’ ownership and/or operation of Integris’ business. The Sellers will keep any information obtained from these sources confidential. We will also maintain and permit examination by the Seller of all of the financial and tax books of Integris for a period of 6 years after the closing date.

•	Employee Arrangements. We will assume, honor or cause Integris to honor certain employee arrangements including certain severance compensation arrangements specified in the Purchase Agreement.

Closing conditions

Our obligations, as well as those of the Sellers, to complete the Integris acquisition are subject to the fulfillment or waiver of a number of conditions including, among other things, the expiration or termination of all applicable HSR waiting periods and applicable waiting periods under the Competition Act (Canada) and the absence of any actual, pending or threatened (in writing) action by any governmental agency which seeks to prohibit consummation of the transaction. We and Integris filed notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Federal Trade Commission and U.S. Department of Justice, Antitrust Division on October 27, 2004, and received notice from the FTC on November 8, 2004, that the mandatory 30-day waiting period was terminated early. In addition, the fourteen day waiting period under the Competition Act (Canada) has expired.

Indemnification by the Sellers

The Sellers will, severally, and not jointly, indemnify and hold us harmless against any losses, claims, damages or liabilities that arise out of or are based upon any material misstatements or omissions found in the draft of Integris’ Registration Statement on Form S-1 included as an exhibit to the Purchase Agreement. We are not entitled to recover an aggregate amount in excess of the Purchase Price in connection with (i) the above mentioned indemnification, (ii) a breach of any of the representations and warranties of the Sellers or (iii) a breach of the representations concerning the capitalization of Integris and the validity of its shares. Any claim by us for indemnification must be brought within 18 months of the closing date.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated by written notice in any of the following ways:

(a) by the Sellers if:

1.	by December 15, 2004, after good faith discussions between the Sellers and us, it appears that there may be serious impediments to completing the closing by January 31, 2005;

2.	the transaction has not been consummated by January 31, 2005 (or such later date as the parties may agree) for any reason;

3.	we fail to perform any of our obligations under the Purchase Agreement and the failure to perform is not cured, or is incapable of being cured, by January 31, 2005; or

4.	we breach any of our representations or warranties pursuant to the Purchase Agreement and the breach is not cured, or is incapable of being cured, by January 31, 2005.

(b) by us if:

1.	the Sellers fail to perform any of their obligations under the Purchase Agreement and the failure to perform is not cured, or is incapable of being cured, by January 30, 2005; or

2.	the Sellers breach any of their representations or warranties pursuant to the Purchase Agreement and the breach is not cured, or is incapable of being cured, by January 30, 2005.

Break fee

In the event that the Purchase Agreement is terminated by the Sellers because of any of the reasons mentioned in (a)2., 3. or 4., above, we have agreed to pay to the Sellers a break fee of $20 million. The break fee is reduced to $10 million if consummation of the transaction by January 31, 2005 is prohibited by a governmental entity or the applicable HSR waiting period has not expired or terminated by such date.

Financing of the Integris acquisition

In connection with the Integris acquisition, we intend to enter into:

•	a new $1 billion five year senior secured revolving credit facility, pursuant to which we will borrow approximately $692 million to refinance amounts borrowed under our existing $525 million revolving credit facility and Integris’ existing $350 million revolving credit facility (based on loan balances under the existing credit facilities as of September 30, 2004) and fund a portion of the cash purchase price for the Integris acquisition; and

•	a new bridge loan facility for up to $125 million to fund a portion of the cash purchase price for the Integris acquisition. As a result of this offering, we will not borrow any amounts under the new bridge loan facility and it will expire.

For a description of the new revolving credit facility see “Description of other indebtedness—New revolving credit facility.”

Unaudited pro forma condensed consolidated financial data

The following unaudited pro forma condensed consolidated financial data consists of an unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003, for the nine months ended September 30, 2004 and for the twelve months ended September 30, 2004. The pro forma statements reflect the effects of our July 30, 2004 acquisition of J & F Steel, the effects of our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004, the effects of this offering and the effects of our pending acquisition of Integris. We invested approximately $45.5 million, including acquisition costs and an estimated post-closing adjustment totaling $3.9 million, for 100% of the equity interests in J & F Steel, LLC. In addition, we assumed $13.5 million of debt as part of the J & F Steel acquisition. Total consideration is subject to change based on the final determination of the post-closing adjustment. We will pay approximately $410.0 million in cash for 100% of the equity interests in Integris plus the assumption of Integris’ debt of approximately $250.0 million as of October 1, 2004. The acquisition of Integris may result in additional pro forma adjustments as further information becomes available.

We have derived our historical consolidated financial data for the year ended December 31, 2003 from our audited consolidated financial statements incorporated by reference herein. We have derived our historical consolidated financial data as of and for the nine-months ended September 30, 2004 from our unaudited condensed consolidated financial statements incorporated by reference herein. We have derived our historical consolidated financial data for the last twelve months ended September 30, 2004 from our audited consolidated financial statements and unaudited condensed consolidated financial statements incorporated by reference herein.

We have derived the historical financial data for J & F Steel for the year ended December 31, 2003 from the audited financial statements of J & F Steel incorporated by reference herein. The historical financial data included in the nine months ended September 30, 2004 pro forma consolidated statement of operations for J & F Steel reflects the operations of J & F Steel for the seven months ended July 30, 2004 up to the date of our acquisition. This data was derived from the unaudited financial statements of J & F Steel for the six months ended June 30, 2004 incorporated by reference herein and from the unaudited financial statements of J & F Steel for the month of July 2004 not included in the document. The historical financial data included in the last twelve months ended September 30, 2004 pro forma consolidated statement of operations for J & F Steel reflects the operations of J & F Steel for the ten months ended July 30, 2004 up to the date of our acquisition. This data was derived from the audited financial statements of J & F Steel for the year ended December 31, 2003 incorporated by reference herein, from the unaudited financial statements of J & F Steel for the six months ended June 30, 2004 and 2003, incorporated by reference herein and from the unaudited financial statements of J & F Steel for the month of July 2004 not included in the document.

We have derived the historical consolidated financial data of Integris for the year ended January 2, 2004 from the audited consolidated financial statements of Integris attached to this document as Attachment A, and the historical financial data of Integris as of and for the nine-months ended October 1, 2004 from the unaudited consolidated financial statements of Integris attached to this document as Attachment A. We have derived the historical consolidated financial data of Integris for the last twelve months ended September 30, 2004 from the accounting records of Integris for the year ended January 2, 2004 and from the unaudited consolidated financial statements of Integris for the nine months ended October 1, 2004 and October 3, 2003, attached to this document as Attachment A.

The unaudited pro forma condensed consolidated balance sheet gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 as if it had occurred on September 30, 2004. The unaudited pro forma as adjusted condensed consolidated balance sheet gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 and this offering as if they had occurred on September 30, 2004. The unaudited pro forma as further adjusted condensed consolidated balance sheet gives effect to our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024, this offering and the Proposed Integris Transactions as if they had occurred on September 30, 2004.

The unaudited pro forma condensed consolidated statements of operations reflect the J & F Steel acquisition and our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 as if they had occurred on January 1, 2003. The unaudited pro forma as adjusted condensed consolidated statements of operations reflect the J & F Steel acquisition, the effects of our issuance of $175.0 million of Convertible Senior Notes due 2024 in November 2004 and this offering as if they had occurred on January 1, 2003. The unaudited pro forma as further adjusted condensed consolidated statements of operations reflect the J & F Steel acquisition, our issuance of $175.0 million of Convertible Senior Notes due 2024 in November 2004, this offering and the Proposed Integris Transactions as if they had occurred on January 1, 2003.

Management believes that, on the basis set forth herein, the pro forma statements reflect a reasonable estimate of the effects of the Integris and J & F Steel acquisitions, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and this offering on our historical financial position and results of operations based on currently available information. The acquisitions are accounted for under the purchase method of accounting. The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the unaudited pro forma financial statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The unaudited pro forma financial data is presented for informational purposes only and does not purport to represent what our financial position or results of operations would have been had the Integris and J & F Steel acquisitions, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and this offering in fact occurred on the dates assumed or that may result from future operations. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and the Integris and J & F Steel financial statements and related notes thereto.

Unaudited Pro Forma Condensed

Consolidated Balance Sheet

As of September 30, 2004

(Dollars in thousands)	The Company	Convertible note offering pro forma adjustments (A)		Pro forma	Note offering pro forma adjustments (A)
Assets
Current assets
Cash and cash equivalents	$28,646	$169,400	(1)	$28,646	$146,700	(2)
		(169,400	)(1)		(146,700	)(2)
Restricted cash	886	—		886	—
Receivables less allowances	487,775	—		487,775	—
Inventories	555,287	—		555,287	—
Prepaid expenses and other current assets	—	—		—	—

Total current assets	1,072,594	—		1,072,594	—
Investments and advances	15,666	—		15,666	—
Property, plant & equipment, net	237,644	—		237,644	—
Goodwill, net	—	—		—	—
Intangible pension asset	10,171	—		10,171	—
Other intangible assets, net	—	—		—	—
Other assets	9,567	5,600	(1)	15,167	3,300	(2)
Deferred income taxes	128,889	—		128,889	—

Total assets	$1,474,531	$5,600		$1,480,131	$3,300

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$284,101	$—		$284,101	$—
Non-trade payable—related parties	—	—		—	—
Salaries, wages & commissions	29,436	—		29,436	—
Other accrued liabilities	33,434	—		33,434	—
Deferred income taxes	10,800	—		10,800	—

Total current liabilities	357,771	—		357,771	—
Long-term debt	441,230	175,000	(1)	446,830	150,000	(2)
	—	(169,400	)(1)		(146,700	)(2)
Deferred employee benefits	242,646	—		242,646	—
Other liabilities	—	—		—	—

Total liabilities	1,041,647	5,600		1,047,247	3,300

Stockholders’ equity
Preferred stock	80	—		80	—
Common stock	50,556	—		50,556	—
Capital in excess of par value	857,550	—		857,550	—
Retained earnings (deficit)	367,485	—		367,485	—
Treasury stock	(746,182)	—		(746,182)	—
Accumulated other comprehensive income (loss)	(96,515)	—		(96,515)	—
Restricted stock awards	(90)	—		(90)	—

Total stockholders’ equity	432,884	—		432,884	—

Total liabilities & stockholders’ equity	$1,474,531	$5,600		$1,480,131	$3,300

Unaudited Pro Forma Condensed

Consolidated Balance Sheet

As of September 30, 2004 (Continued)

(Dollars in thousands)	Pro forma as adjusted	Integris (B)	Integris pro forma adjustments (A)		Pro forma as further adjusted
Assets
Current assets
Cash and cash equivalents	$28,646	$4,225	$—		$32,871

Restricted cash	886	—	—		886
Receivables less allowances	487,775	258,989	—		746,764
Inventories	555,287	369,710	14,311	(3)	939,308
Prepaid expenses and other current assets	—	14,920	—		14,920

Total current assets	1,072,594	647,844	14,311		1,734,749
Investments and advances	15,666	—	—		15,666
Property, plant & equipment, net	237,644	155,105	—	(5)	392,749
Goodwill, net	—	40,609	56,669	(3)	97,278
Intangible pension asset	10,171	3,754	(3,754	)(6)	10,171
Other intangible assets, net	—	2,284	—	(7)	2,284
Other assets	18,467	1,615	7,893	(4)(6)	27,975
Deferred income taxes	128,889	5,850	12,108	(3)	146,847

Total assets	$1,483,431	$857,061	$87,227		$2,427,719

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$284,101	$101,503	$—		$385,604
Non-trade payable—related parties	—	3,997	—		3,997
Salaries, wages & commissions	29,436	—	13,747	(8)	43,183
Other accrued liabilities	33,434	34,091	(8,747	)(3)(8)	58,778
Deferred income taxes	10,800	14,138	3,724	(3)	28,662

Total current liabilities	357,771	153,729	8,724		520,224
Long-Term debt	450,130	247,320	420,000	(4)	1,117,450

Deferred employee benefits	242,646	80,804	30,270	(3)	353,720
Other liabilities	—	3,441	—		3,441

Total liabilities	1,050,547	485,294	458,994		1,994,835

Stockholders’ equity
Preferred stock	80	—	—		80
Common stock	50,556	—	—		50,556
Capital in excess of par value	857,550	317,616	(317,616	)(9)	857,550
Retained earnings (deficit)	367,485	47,059	(47,059	)(9)	367,485
Treasury stock	(746,182)	—	—		(746,182)
Accumulated other comprehensive income (loss)	(96,515)	7,092	(7,092	)(9)	(96,515)
Restricted stock awards	(90)	—	—		(90)

Total stockholders’ equity	432,884	371,767	(371,767)		432,884

Total liabilities & stockholders’ equity	$1,483,431	$857,061	$87,227		$2,427,719

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

Twelve months ended September 30, 2004

(Dollars in thousands)	The Company	J&F (C)	J&F pro forma adjustments (E)		Convertible note offering pro forma adjustments (E)		Pro forma	Note offering pro forma adjustments (E)
Net sales	$2,945,776	$139,707	$—		$—		$3,085,483	$—
Cost of materials sold	2,402,578	126,367	20	(1)	—		2,528,965	—

Gross profit	543,198	13,340	(20)		—		556,518	—
Warehousing and delivery	240,493	2,417	—		—		242,910	—
Selling, general and administrative	207,841	8,609	—		—		216,450	—
Restructuring and plant closure costs	7,326	—	—		—		7,326	—
Write-off of goodwill and certain other assets	—	5,136	—		—		5,136	—
Impairment of long-lived assets	—	389	—		—		389	—
Gain on sale of assets	(4,645)	(2,606)	—		—		(7,251)	—

Operating profit (loss)	92,183	(605)	(20)		—		91,558	—
Other revenue and expense, net	144	1	—		—		145	—
Interest and other expense on debt	(20,876)	(709)	(1,403	)(2)	(137	)(4)	(23,125)	(6,152	)(6)

Income (loss) before income taxes	71,451	(1,313)	(1,423)		(137)		68,578	(6,152)
Provision (benefit) for income taxes	31,729	1,494	(555	)(3)	(53	)(5)	32,615	(2,399	)(7)

Income (loss) from continuing operations	$39,722	$(2,807)	$(868)		$(84)		$35,963	$(3,753)

Income (loss) from continuing operations per share of common stock
Basic income (loss) per share from continuing operations	$1.60						$1.45

Diluted income (loss) per share from continuing operations	$1.56						$1.41

Average shares of common stock outstanding
Basic	24,883						24,883
Diluted	25,458						25,458

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

Twelve months ended September 30, 2004 (Continued)

(Dollars in thousands)	Pro forma as adjusted	Integris (D)	Integris pro forma adjustments (E)		Pro forma as further adjusted
Net sales	$3,085,483	$1,853,261	$ —		$4,938,744
Cost of materials sold	2,528,965	1,517,200	11,885	(8)(9)	4,058,050

Gross profit	556,518	336,061	(11,885)		880,694
Warehousing and delivery	242,910	—	101,937	(9)	344,847
Selling, general and administrative	216,450	247,629	(114,763	)(9)(10)(11)	349,316
Restructuring and plant closure costs	7,326	1,943	—		9,269
Write-off of goodwill and certain other assets	5,136	—	—		5,136
Impairment of long-lived assets	389	—	—		389
Gain on sale of assets	(7,251)	—	—		(7,251)

Operating profit (loss)	91,558	86,489	941		178,988
Other revenue and expense, net	145	(1,141)	—		(996)
Interest and other expense on debt	(29,277)	(10,162)	(17,740	)(12)	(57,179)

Income (loss) before income taxes	62,426	75,186	(16,799)		120,813
Provision (benefit) for income taxes	30,216	26,827	(6,552	)(13)	50,491

Income (loss) from continuing operations	$32,210	$48,359	$(10,247)		$70,322

Income (loss) from continuing operations per share of common stock
Basic income (loss) per share from continuing operations	$1.29				$2.83

Diluted income (loss) per share from continuing operations	$1.27				$2.76

Average shares of common stock outstanding
Basic	24,883				24,883
Diluted	25,458				25,458

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

Nine months ended September 30, 2004

(Dollars in thousands)	The Company	J&F (C)	J&F pro forma adjustments (E)		Convertible note offering pro forma adjustments (E)		Pro forma	Note offering pro forma adjustments (E)
Net sales	$2,398,276	$103,375	$—		$—		$2,501,651	$—
Cost of materials sold	1,961,539	89,611	14	(1)	—		2,051,164	—

Gross profit	436,737	13,764	(14)		—		450,487	—
Warehousing and delivery	183,553	2,417	—		—		185,970	—
Selling, general and administrative	161,870	5,586	—		—		167,456	—
Restructuring and plant closure costs	3,553	—	—		—		3,553	—
Gain on sale of assets	(4,645)	(2,449)	—		—		(7,094)	—

Operating profit (loss)	92,406	8,210	(14)		—		100,602	—
Other revenue and expense, net	98	—	—		—		98	—
Interest and other expense on debt	(16,034)	(520)	(982	)(2)	(103	)(4)	(17,639)	(4,615	)(6)

Income (loss) before income taxes	76,470	7,690	(996)		(103)		83,061	(4,615)
Provision (benefit) for income taxes	29,288	3,124	(405	)(3)	(40	)(5)	31,967	(1,776	)(7)

Income (loss) from continuing operations	$47,182	$4,566	$(591)		$(63)		$51,094	$(2,839)

Income (loss) from continuing operations per share of common stock
Basic income (loss) per share from continuing operations	$1.89						$2.05

Diluted income (loss) per share from continuing operations	$1.83						$1.99

Average shares of common stock outstanding
Basic	24,902						24,902
Diluted	25,694						25,694

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

Nine months ended September 30, 2004 (Continued)

(Dollars in thousands)	Pro forma as adjusted	Integris (D)	Integris pro forma adjustments (E)		Pro forma as further adjusted
Net sales	$2,501,651	$1,491,480	$ —		$3,993,131
Cost of materials sold	2,051,164	1,213,968	8,871	(8)(9)	3,274,003

Gross profit	450,487	277,512	(8,871)		719,128
Warehousing and delivery	185,970	—	79,114	(9)	265,084
Selling, general and administrative	167,456	194,320	(88,936	)(9)(10)(11)	272,840
Restructuring and plant closure costs	3,553	1,642	—		5,195
Gain on sale of assets	(7,094)	—	—		(7,094)

Operating profit (loss)	100,602	81,550	951		183,103
Other revenue and expense, net	98	(1,192)	—		(1,094)
Interest and other expense on debt	(22,254)	(7,649)	(13,680	)(12)	(43,583)

Income (loss) before income taxes	78,446	72,709	(12,729)		138,426
Provision (benefit) for income taxes	30,191	26,220	(4,590	)(13)	51,821

Income (loss) from continuing operations	$48,255	$46,489	$(8,139)		$86,605

Income (loss) from continuing operations per share of common stock
Basic income (loss) per share from continuing operations	$1.94				$3.48

Diluted income (loss) per share from continuing operations	$1.88				$3.37

Average shares of common stock outstanding
Basic	24,902				24,902
Diluted	25,694				25,694

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

Year ended December 31, 2003

(Dollars in thousands)	The Company	J&F (C)	J&F pro forma adjustments (E)		Convertible note offering pro forma adjustments (E)		Pro forma	Note offering pro forma adjustments (E)
Net sales	$2,189,435	$157,579	$—		$—		$2,347,014	$—
Cost of materials sold	1,766,771	150,404	23	(1)	—		1,917,198	—

Gross profit	422,664	7,175	(23)		—		429,816	—
Warehousing and delivery	226,429	4,784	—		—		231,213	—
Selling, general and administrative	187,467	11,073	—		—		198,540	—
Restructuring and plant closure costs	6,213	—	—		—		6,213	—
Write-off of goodwill and certain other assets	—	5,136	—		—		5,136	—
Impairment of long-lived assets	—	389	—		—		389	—
Gain on sale of assets	—	(157)	—		—		(157)	—

Operating profit (loss)	2,555	(14,050)	(23)		—		(11,518)	—
Other revenue and expense, net	166	3	—		—		169	—
Interest and other expense on debt	(18,815)	(1,237)	(1,639	)(2)	(307	)(4)	(21,998)	(6,299	)(6)

Income (loss) before income taxes	(16,094)	(15,284)	(1,662)		(307)		(33,347)	(6,299)
Provision (benefit) for income taxes	(2,011)	(4,152)	(451	)(3)	(120	)(5)	(6,734)	(2,457	)(7)

Income (loss) from continuing operations	$(14,083)	$(11,132)	$(1,211)		$(187)		$(26,613)	$(3,842)

Income (loss) from continuing operations per share of common stock
Basic income (loss) per share from continuing operations	$(0.58)						$(1.07)

Diluted income (loss) per share from continuing operations	$(0.58)						$(1.07)

Average shares of common stock outstanding
Basic	24,822						24,822
Diluted	24,822						24,822

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

Year ended December 31, 2003 (Continued)

(Dollars in thousands)	Pro forma as adjusted	Integris (D)	Integris pro forma adjustments (E)		Pro forma as further adjusted
Net sales	$2,347,014	$1,494,088	$ —		$3,841,102
Cost of materials sold	1,917,198	1,248,911	11,983	(8)(9)	3,178,092

Gross profit	429,816	245,177	(11,983)		663,010
Warehousing and delivery	231,213	—	96,641	(9)	327,854

Selling, general and administrative	198,540	217,619	(108,589	)(9)(10)(11)	307,570

Restructuring and plant closure costs	6,213	1,123	—		7,336

Write-off of goodwill and certain other assets	5,136	—	—		5,136

Impairment of long-lived assets	389	—	—		389
Gain on sale of assets	(157)	—	—		(157)

Operating profit (loss)	(11,518)	26,435	(35)		14,882

Other revenue and expense, net	169	51	—		220

Interest and other expense on debt	(28,297)	(10,340)	(17,320	)(12)	(55,957)

Income (loss) before income taxes	(39,646)	16,146	(17,355)		(40,855)

Provision (benefit) for income taxes	(9,191)	5,219	(5,610	)(13)	(9,582)

Income (loss) from continuing operations	$(30,455)	$10,927	$(11,745)		$(31,273)

Income (loss) from continuing operations per share of common stock

Basic income (loss) per share from continuing operations	$(1.23)				$(1.26)

Diluted income (loss) per share from continuing operations	$(1.23)				$(1.26)

Average shares of common stock outstanding
Basic	24,822				24,822
Diluted	24,822				24,822

Notes to unaudited pro forma condensed

consolidated financial statements

(Dollars in thousands)

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2004:

A.	To reflect the following adjustments for the impact of the issuance of the Convertible Senior Notes due 2024:

(1)	To reflect an increase in cash, unamortized bond issuance costs and the incremental borrowing from the issuance of the 3.50% Convertible Senior Notes due 2024 and the use of the net proceeds to pay down existing revolving credit facility debt. The notes bear interest payable semi-annually on May 1 and November 1. The notes are convertible into shares of our common stock under certain circumstances. If the notes are converted, we will deliver to the holder cash equal to the lesser of the principal amount of the notes converted and our total conversion obligation, as defined, and shares of common stock in respect to the remainder, if any, of our conversion obligation.

Certain of the convertible notes conversion rights and the registration rights qualify as embedded derivatives subject to separate accounting under SFAS 133. Under SFAS 133, these derivatives are required to be separately valued and recorded as an asset or liability at their fair value. Changes in fair value will be recorded in earnings. We will obtain a third-party valuation of the rights and will reflect these amounts in our consolidated financial statements, if significant. The pro forma balance sheet does not reflect adjustments to separately value and record these rights.

The notes are classified as long-term debt in the pro forma balance sheet. If any conversion contingency conditions are satisfied in the future, or if the holders of the notes elect to require us to repurchase the notes for cash on either the applicable repurchase dates or upon a fundamental change, we would be required to reclassify the notes from long-term debt to current, and related debt issuance costs would be written off.

To reflect the following adjustment for the impact of the issuance of the notes offered by this document:

(2)	To reflect an increase in cash, unamortized bond issuance costs and the incremental borrowing from the issuance of the senior notes and the use of the net proceeds to pay down existing senior secured revolving credit facility debt. The notes bear interest payable semi-annually. One of the optional redemption provisions of the notes qualifies as an embedded derivative subject to separate accounting under SFAS 133. Under SFAS 133, this derivative is required to be separately valued and recorded as an asset or liability at its fair value. Changes in fair value will be recorded in earnings. We will obtain a third-party valuation of the derivative upon completion of the notes offering and will reflect this amount in our consolidated financial statements, if significant. The pro forma balance sheet does not reflect an adjustment to separately value and record this derivative.

To reflect the following adjustments for the impact of the acquisition of Integris:

(3)	To adjust identifiable assets and liabilities to estimated fair value. Finished goods inventory has been increased to market value. Deferred employee benefits has been adjusted to reflect the estimated net unfunded pension and postretirement obligations of Integris. Other accrued liabilities has been adjusted to reflect an estimated $5.0 million in anticipated change-in-control payments to be made to certain Integris employees upon closing. Deferred tax adjustments reflect the impact of the differences between book and tax treatment for purchase accounting adjustments related to inventory, deferred employee benefits, and accrued change-in-control costs at the Company’s assumed deferred effective tax rate.

Goodwill represents the excess of the purchase price over the allocated fair value of Integris’ net assets and is presented as a net adjustment to existing Integris goodwill to arrive at a pro forma Integris goodwill balance. Goodwill will not be amortized, but will be evaluated periodically for impairment.

If completed, we anticipate integrating Integris’ operations and facilities with our own subsequent to the close of the acquisition. The pro forma adjustments do not reflect asset write-offs or severance and exit cost liabilities that may be recorded upon finalization of any integration plans. To the extent we record the effects of such actions within purchase accounting, the resulting Integris acquisition goodwill will increase.

(4)	To reflect increased borrowing and debt issuance costs related to the purchase of Integris as follows;

i.	Borrowings of $420.0 million under an amended, five year, $1.0 billion senior secured credit facility to be entered into with a syndicated bank group. Borrowings under the facility are reflected as long-term debt in the condensed consolidated pro forma balance sheet.

ii.	Costs for a new senior secured bridge loan facility to fund a portion of the cash purchase price for the Integris acquisition. As a result of this note offering, we will not borrow any amounts under the new bridge loan facility and it will expire.

Note that the fair value of Integris debt assumed is estimated to be the carrying value due to the revolving nature of the borrowings.

(5)	The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value. The book value stated reflects the effects of push-down purchase accounting recorded in 2000 and 2001 at Integris’ predecessor companies. An increase of 5 percent in the fair value of property, plant and equipment would increase pro forma depreciation expense by approximately $782, $587 and $782 in the twelve months ended September 30, 2004, in the nine months ended September 30, 2004 and in the year 2003, respectively;

(6)	To eliminate assets not acquired and liabilities not assumed as part of the acquisition, which includes $2.1 million in unamortized Integris deferred debt issuance costs;

(7)	The fair value of intangible assets is subject to revision upon completion of an appraisal of fair value. We do not expect the effect of such appraisal to be significant;

(8)	To reclass balances to conform to our presentation; and

(9)	To eliminate historical owners’ equity in Integris.

B.	To reflect the historical balance sheet of Integris.

The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Integris follow. The final allocation may change upon completion of the valuation. The following table summarizes the actual preliminary allocation of the Integris purchase price as of September 30, 2004:

Integris
Current assets	$662,000
Property and equipment	155,000
Other assets	20,000
Goodwill	97,000

Total assets	934,000
Current liabilities	162,000
Long-term liabilities	362,000

Total liabilities	524,000
Purchase price	$410,000

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations:

C.	To reflect the pre-acquisition results of operations of J & F Steel for the periods presented. J & F Steel’s statements of operations for the periods presented include restructuring activities associated with the closure of a facility prior to acquisition of J & F Steel by us. Items related to the restructuring include a $5,136 impairment of goodwill in the twelve months ended September 30, 2004 and in 2003 and a $2,606 gain on the sale of assets in the twelve months ended September 30, 2004 and a $2,449 gain on the sale of assets in the nine months ended September 30, 2004.

D.	To reflect the results of operations of Integris for the periods presented. Integris’ statements of operations for the periods presented include restructuring activities associated with employee reductions, changes to certain distribution operations and other merger-related costs in connection with the integration of business processes and systems, which totaled $1,943, $1,642 and $1,123 in the twelve months ended September 30, 2004, in the nine months ended September 30, 2004 and in the year 2003, respectively.

E.	To reflect the following adjustments for the impact of the acquisition of J & F Steel:

(1)	To adjust depreciation expense to reflect the estimated fair value of property, plant and equipment at the date of acquisition;

(2)	Estimated increase in interest expense related to increased borrowing to finance the acquisition. An increase of 0.125 percent in the interest rate would have increased interest expense by $114, $86 and $114 in the twelve months ended September 30, 2004, in the nine months ended September 30, 2004 and in the year 2003, respectively; and

(3)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the issuance of the convertible notes:

(4)	Estimated increase in interest expense, including amortization of the issuance cost of the convertible notes; and

(5)	Estimated effect on income tax expense (benefit) resulting from above adjustment assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the issuance of the notes offered by this document:

(6)	Estimated increase in interest expense, including amortization of the issuance cost of the notes; and

(7)	Estimated effect on income tax expense (benefit) resulting from above adjustment assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the acquisition of Integris:

(8)	The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value. The book value stated reflects the effects of push-down purchase accounting recorded in 2000 and 2001 at Integris’ predecessor companies. An increase of 5 percent in the fair value of property, plant and equipment would have increased depreciation expense by approximately $782, $586 and $782 in the twelve months ended September 30, 2004, in the nine months ended September 30, 2004 and in the year 2003, respectively;

(9)	To reclassify balances to conform to our presentation;

(10)	The fair value of intangible assets is subject to revision upon completion of an appraisal of fair value. We do not expect the effect of such appraisal to be significant;

(11)	To adjust post-retirement benefit expense to reflect the estimated fair value of deferred employee benefits at the date of acquisition;

(12)	Estimated increase in interest expense related to increased borrowing under the revolving credit facilities to finance the acquisition and additional amortization of deferred debt issuance costs under the revolving credit facilities and the bridge loan facility. An increase of 0.125 percent in the interest rate would have increased interest expense by $525, $394 and $525 in the twelve months ended September 30, 2004, in the nine months ended September 30, 2004 and in the year 2003, respectively. The pro forma interest expense assumes that the parties to our new revolving credit agreement will be the same as the parties to our existing revolving credit agreement; and

(13)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.

Selected financial data of Ryerson Tull

The historical operating results data, per share data and balance sheet data set forth below as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are derived from our consolidated audited financial statements. The historical operating results data, per share data and balance sheet data set forth below as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals only, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of results that might be expected for the entire year ending December 31, 2004.

The following selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s discussion and analysis of financial condition and results of operations of Ryerson Tull,” and our audited and unaudited historical consolidated financial statements, including the related notes to these financial statements, incorporated by reference in this document.

	Year ended December 31,					Nine months ended September 30,
(In millions, except per share data)	1999	2000	2001	2002	2003	2003 (unaudited)	2004 (unaudited)
Statement of operations data:
Net sales	$2,763.5	$2,862.4	$2,243.5	$2,096.5	$2,189.4	$1,641.9	$2,398.3
Cost of materials sold	2,153.3	2,312.7	1,841.1	1,685.9	1,766.7	1,325.7	1,961.6

Gross profit	610.2	549.7	402.4	410.6	422.7	316.2	436.7
Warehousing and delivery	— (1)	— (1)	245.8	226.6	226.4	169.5	183.5
Selling, general and administrative	510.5 (1)	520.8 (1)	203.8	196.6	187.5	141.5	161.9
Goodwill amortization(2)	5.2	5.2	5.0	—	—	—	—
Adjustment to gain on sale of Inland Engineered Materials Corporation	—	—	—	8.5	—	—	—
Restructuring and plant closure costs	3.6	27.8	19.4	2.7	6.2	2.4	3.6
(Gain) loss on sale of foreign interests	—	—	3.3	(4.1)	—	—	—
Write-off of investment in MetalSite, Inc.	—	—	1.0	—	—	—	—
Pension curtailment gain	(4.4)	—	—	—	—	—	—
Gain on sale of assets	(1.8)	—	(1.3)	(10.9)	—	—	(4.7)

Operating profit (loss)	97.1	(4.1)	(74.6)	(8.8)	2.6	2.8	92.4
Other income and expense, net	1.0	0.3	(5.9)	(1.4)	0.1	0.1	0.1
Shares received on demutualization of insurance company	—	—	—	5.1	—	—	—
Interest and other expense on debt	(24.2)	(29.7)	(19.3)	(14.6)	(18.8)	(14.0)	(16.0)

Income (loss) before income taxes	73.9	(33.5)	(99.8)	(19.7)	(16.1)	(11.1)	76.5
Provision (benefit) for income taxes	34.8	(8.4)	(39.6)	(7.3)	(2.0)	(4.5)	29.3

Income (loss) before minority interest and discontinued operations	39.1	(25.1)	(60.2)	(12.4)	(14.1)	(6.6)	47.2
Minority interest in RT	0.7	—	—	—	—	—	—

Income from continuing operations	38.4	(25.1)	(60.2)	(12.4)	(14.1)	(6.6)	47.2
Discontinued operations—Inland Steel Company
Gain (loss) on sale (net of tax benefit of $1.0 in 2002 and $2.7 in 2000)	17.3	(4.8)	—	(1.7)	—	—	3.5

Income (loss) before cumulative effect of change in accounting principle	55.7	(29.9)	(60.2)	(14.1)	(14.1)	(6.6)	50.7

Cumulative effect of change in accounting principle (net of tax benefit of $8.9 in 2002)(2)	—	—	—	(82.2)	—	—	—

Net income (loss)	$55.7	$(29.9)	$(60.2)	$(96.3)	$(14.1)	$(6.6)	$50.7

Per common share data:
Income (loss) before cumulative effect of change in accounting principle—diluted	$1.56	$(1.03)	$(2.44)	$(0.58)	$(0.58)	$(0.27)	$1.97
Net income—diluted	$1.56	$(1.03)	$(2.44)	$(3.89)	$(0.58)	$(0.27)	$1.97
Dividends paid	$0.20	$0.20	$0.20	$0.20	$0.20	$0.15	$0.15
Balance Sheet Data:
Cash and cash equivalents	$39.5	$23.8	$20.5	$12.6	$13.7	$17.6	$28.6
Inventories	542.7	567.8	399.5	453.6	437.6	430.9	555.3
Working capital	610.5	418.3	396.6	505.5	503.4	539.8	714.8
Total assets	1,387.2	1,372.1	1,009.9	1,101.5	1,114.4	1,133.0	1,474.5
Long-term debt	258.8	100.7	100.6	220.4	266.3	302.4	441.2
Stockholders’ equity	697.8	661.7	551.7	405.6	382.3	398.7	432.9

(1) Warehousing and delivery and selling, general and administrative costs are combined and presented as selling, general and administrative cost in 2000 and 1999.

(2) In connection with the adoption of FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), on January 1, 2002, we no longer amortize goodwill. Upon the adoption of SFAS 142, we tested goodwill for impairment and, as a result, we recorded an impairment charge of $91.1 million ($82.2 million after-tax) to write-off the entire goodwill amount as a cumulative effect of a change in accounting principle.

Management’s discussion and analysis of financial condition and results of operations of Ryerson Tull

Critical accounting policies

Preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. These policies have been consistently applied and address such matters as revenue recognition, depreciation methods, inventory valuation, asset impairment recognition and pension and postretirement expense. While policies associated with estimates and judgments may be affected by different assumptions or conditions, we believe our estimates and judgments associated with the reported amounts are appropriate in the circumstances. Actual results may differ from those estimates.

We consider the policies discussed below as critical to an understanding of our financial statements, as application of these policies places the most significant demands on management’s judgment, with financial reporting results relying on estimation of matters that are uncertain. Our senior management has discussed the development and selection of the critical accounting estimates and the related disclosure herein with the Audit Committee of the Board of Directors.

Provision for allowances, claims and doubtful accounts: We perform ongoing credit evaluations of customers and set credit limits based upon review of the customers’ current credit information and payment history. We monitor customer payments and maintain a provision for estimated credit losses based on historical experience and specific customer collection issues that we have identified. Estimation of such losses requires adjusting historical loss experience for current economic conditions and judgments about the probable effects of economic conditions on certain customers. We cannot guarantee that the rate of future credit losses will be similar to past experience. We consider all available information when assessing each quarter the adequacy of the provision for allowances, claims and doubtful accounts.

Inventory valuation: Our inventories are valued at cost, which is not in excess of market. Cost is determined by the last-in, first-out (“LIFO”) method. We regularly review inventory on hand and record provisions for obsolete and slow-moving inventory based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand which may require higher provisions for obsolete inventory.

Deferred tax asset: We record operating loss and tax credit carryforwards and the estimated effect of temporary differences between the tax basis of assets and liabilities and the reported amounts in our Consolidated Balance Sheet. We follow detailed guidelines in each tax jurisdiction when reviewing tax assets recorded on the balance sheet and provide for valuation allowances as required. Deferred tax assets are reviewed for recoverability based on historical taxable income, the expected reversals of existing temporary differences, tax planning strategies and, most importantly, on projections of future taxable income. The projections of future taxable income require assumptions regarding volume, selling prices, margins, expense levels and industry cyclicality. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, we will be required to record additional valuation allowances against our deferred tax assets. In 2003, we provided a valuation allowance of $4.5 million against certain deferred state tax assets to increase the valuation reserve to $5.1 million at December 31, 2003. To fully utilize all of our $12 million NOL carryforward available for state and local income tax purposes (net of valuation allowance), which expires between 2015 and 2023, we will be required to generate an average of approximately $48 million taxable income per year for the 20-year period 2004 through 2023. This average of $48 million taxable income per year assumes an industry cyclicality where taxable income on a year by year basis ranges from $5 million to $95 million. A 10% shortfall in achieving the $48 million average taxable income required over the 20 year period, would result in an additional valuation allowance of $0.6 million against state deferred tax assets. (See Note 11 to our consolidated financial statements for further details).

Pension and postretirement benefit plan assumptions: We sponsor various benefit plans covering a substantial portion of our employees for pension and postretirement medical costs. Statistical methods are used to anticipate future events when calculating expenses and liabilities related to the plans. The statistical methods include assumptions about, among other things, the discount rate, expected return on plan assets, rate of increase of health care costs and the rate of future compensation increases. Our actuarial consultants also use subjective factors such as withdrawal and mortality rates when estimating expenses and liabilities. The assumptions used in the actuarial calculation of expenses and liabilities may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact on the amount of pension or postretirement benefit expense we may record in the future. For example, regarding pension expense, a 0.25% decrease in the discount rate (from 6.75% to 6.5%) would have increased 2003 annual pension expense by $0.6 million. Also, a 0.25% decrease in the expected rate of return on plan assets (from 8.75% to 8.5%) would have increased 2003 annual pension expense by $0.8 million. For postretirement benefits, a 1% increase in the health care trend rate (from 10% in 2003 grading down to 5% in 2007 to 11% in 2003 grading down to 6% in 2007) would have increased 2003 postretirement benefit expense by $0.5 million.

Legal contingencies: We are involved in a number of legal and regulatory matters including those discussed in Note 16 to our consolidated financial statements. As required by SFAS No. 5, “Accounting for Contingencies,” we determine whether an estimated loss from a loss contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our legal matters based on available information to assess potential liability. We consult with outside counsel involved in our legal matters when analyzing potential outcomes. The amount of liability, if any, for legal claims and actions at December 31, 2003 is not determinable but, in the opinion of management, such liability, if any, will not have a material adverse effect on our financial position, results of operations or cash flows.

The following discussion should be read in conjunction with our “Selected financial data of Ryerson Tull” and our consolidated financial statements and related notes thereto incorporated by reference in this document.

Overview

We are a general line materials, primarily metals, distributor and processor, offering a broad line of sheet, bar, tube and plate products. We purchase large quantities of metal products from primary producers and sell these materials in smaller quantities to a wide variety of metals-consuming industries. We process more than one-half of the metals products that we sell by burning, sawing, slitting, blanking, cutting to length or other techniques. Revenue is recognized upon shipment to customers, which is substantially the same as recognizing revenue upon delivery given the proximity of our distribution sites to our customers. Our profitability is dependent upon our ability to purchase material at competitive prices, to achieve adequate sales volume and to minimize operating expenses.

The metals service center industry is generally considered cyclical with periods of strong demand and higher prices followed by periods of weaker demand and lower prices due to the cyclical nature of the industries in which the largest consumers of metals operate. During 2003, the metals service center industry continued to be adversely affected by weak economic conditions in the manufacturing sector of the United States which started in the second half of 2000. The metals service center industry has experienced a significant recovery during the first nine months of 2004.

During 2003, our shipment volume declined 2% from 2002, following a 7% decline in volume in 2002 from 2001 and a 16% decline in 2001 from 2000. Negative market conditions impacted our profitability for years 2001, 2002 and 2003. During this period, we have focused on streamlining our operations to increase efficiency, as evidenced by the restructuring charges incurred in the period and the resulting reduction in warehousing and delivery, and selling, general and administrative expenses. These efforts have enabled us to have a lower operating cost structure and will position us to benefit to a greater extent from the economic recovery, when it occurs. In 2003, higher gross profit coupled with the benefit of the lower cost structure post restructuring, enabled us to report an operating profit for the first time since 1999.

Results of operations

We reported a loss from continuing operations in 2003 of $14.1 million, or $0.58 per share, as compared with a loss from continuing operations of $12.4 million, or $0.51 per share, in 2002, and a loss of $60.2 million, or $2.44 per share, in 2001. Included in the 2003 results were restructuring and plant closure costs of $3.8 million after-tax, or $0.15 per share, and a valuation allowance against certain state deferred tax assets of $4.5 million, or $0.18 per share. Included in the 2002 results were a loss of $5.4 million after-tax, or $0.22 per share, to adjust the gain on sale of Inland Engineered Materials Corporation (“IEMC”), a gain on the sale of assets of $6.6 million after-tax, or $0.27 per share, a gain on the demutualization of an insurance company of $3.3 million after-tax, or $0.13 per share, a gain on the sale of our interests in China of $2.6 million after-tax or $0.11 per share and a restructuring charge of $1.6 million after-tax, or $0.07 per share. Included in the 2001 results were restructuring charges of $11.9 million after-tax, or $0.48 per share, and related inventory write-downs of $4.5 million after-tax, or $0.18 per share.

Regarding discontinued operations, on July 16, 1998, Ispat International N.V. (“Ispat”) acquired Inland Steel Company (“ISC”), our wholly owned subsidiary that constituted the steel manufacturing and related operations segment of our consolidated operations. In 1998, we recorded a $510.8 million after-tax gain from this transaction. In the second quarter of 2002, we recorded a $1.7 million after-tax charge as an additional accrual for environmental indemnification claims made by Ispat in connection with the sale of ISC. In 2003, we and Ispat settled all environmental and other indemnification claims between us related to our indemnification obligations under the ISC/Ispat Merger Agreement and certain matters related to the Ispat Pension Plan. Details of the settlement are discussed below under “ISC/Ispat transaction.”

Included in the 2002 net loss of $96.3 million is an after-tax charge of $82.2 million, or $3.31 per share, from our adoption of Financial Accounting Standards Board Statement No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” Upon adoption of SFAS 142, we estimated the fair value of our reporting units using a present value method that discounted future cash flows.

Because the fair value of each reporting unit was below its carrying value (including goodwill), application of SFAS 142 required us to complete the second step of the goodwill impairment test and compare the implied fair value of each reporting unit’s goodwill with the carrying value of that goodwill. As a result of this assessment, we wrote off the entire goodwill amount as of January 1, 2002 as a cumulative effect of change in accounting principle.

Nine months ended September 30, 2004 compared to nine months ended September 30, 2003

For the first nine months of 2004, we reported consolidated net income of $50.7 million, or $1.97 per diluted share, as compared with a net loss of $6.6 million, or $0.27 per diluted share, in the year-ago period.

Included in the 2004 results are a pretax charge of $3.6 million, $2.2 million after-tax or $0.08 per share, associated with plant consolidations and workforce reductions. $0.3 million of the $3.6 million restructuring accrual is for future cash outlays. 2004 results also include a $4.7 million pretax, $2.8 million after-tax or $0.11 per share, gain on the sale of property and a $3.5 million, or $0.14 per share, favorable after-tax adjustment to the gain on sale of the Inland Steel Company, one of our former subsidiaries.

Included in the first nine months of 2003 results is a pretax charge of $2.4 million, $1.5 million after-tax or $0.06 per share, for costs associated with a workforce reduction.

Sales for the first nine months of 2004 increased 46% to $2,398.3 million from the same period a year ago as average selling price increased 32% and volume increased 11%. We benefited from higher metals prices due to tight metals supplies and from increased demand from the metals-consuming sector of the economy. Tons shipped in the first nine months of 2004 increased to 2,125,100 from 1,916,600 in the year-ago period.

Gross profit per ton of $205 in the first nine months of 2004 increased from $165 per ton in the year-ago period due to the 32% increase in average selling price. The gross profit as a percent of sales declined to 18.2% from 19.3% in the year-ago period, primarily as a result of increased material cost surcharges, which are passed-through without mark-up to program sales customers.

Total operating expenses increased 10% to $344.3 million in the first nine months of 2004 from $313.4 million a year ago. On a per ton basis, 2004 total operating expenses decreased to $162 per ton from $169.5 per ton in the year-ago period. Warehousing and delivery expenses increased 8% to $183.5 million in the first nine months of 2004 from $169.5 million a year ago. The increase was due to the impact of the higher volume on variable expenses, primarily delivery expenses, and to higher operating supplies and group insurance costs. Selling, general and administrative expenses increased 14% to $161.9 million in the first nine months of 2004 from $141.5 million a year ago. The increase was primarily due to higher bonus accruals and higher pension and group insurance costs. Operating expenses for the first nine months of 2004 also include the $3.6 million restructuring charge and $4.7 million gain on the sale of assets discussed above. Operating expenses in the first nine months of 2003 also include the $2.4 million restructuring charge discussed above.

For the first nine months of 2004, we reported an operating profit of $92.4 million, or $43 per ton, compared to an operating profit of $2.8 million, or $1 per ton, in the year-ago period.

Year ended December 31, 2003 compared to year ended December 31, 2002

Net sales. Net sales of $2.19 billion in 2003 increased 4% from $2.10 billion in 2002 as a result of a 7% increase in average selling price, partially offset by a 2% decline in tons shipped. Volume was impacted by the weak market demand for our products. We experienced higher demand for our products in the fourth quarter of 2003 compared to the same period a year ago, as well as to the first three quarters of 2003 on a tons-per-day basis.

Gross profit. Gross profit—the difference between net sales and the cost of materials sold—increased 3% to $422.7 million in 2003 from $410.6 million in 2002. Gross profit as a percentage of sales decreased to 19.3% from 19.6% a year ago as we were unable to fully pass along certain material cost increases to customers due to competitive conditions in the marketplace. Gross profit per ton increased to $166 in 2003 from $158 in 2002 due to higher selling prices.

Expenses. Total operating expenses increased $0.7 million to $420.1 million in 2003 from $419.4 million in 2002. Warehousing and delivery expenses decreased slightly in 2003 to $226.4 million from $226.6 million in 2002. The decrease was primarily due to lower rent expense and lower property insurance costs offset by increased workers compensation costs resulting from higher anticipated settlement costs, higher delivery expenses and higher equipment maintenance costs. Selling, general and administrative expenses declined to $187.5 million in 2003 from $196.6 million in 2002. The decrease was primarily due to a $5.8 million reduction in expenses associated with plant consolidations, lower salary expense due to declining employment levels and lower credit losses. These expense reductions were partially offset by higher taxes and pension expense.

Total operating expenses per ton increased to $165 from $161. Included in the total expenses for 2003 are restructuring and plant closure costs of $6.2 million. Total expenses in 2002 include an $8.5 million loss resulting from the settlement of litigation related to the sale of IEMC, $2.7 million of restructuring and plant closure costs, a $10.9 million gain on the sale of assets and a $4.1 million gain on the sale of our interests in China. The average number of employees decreased 7% from 3,715 in 2002 to 3,471 in 2003 while tons shipped per employee, a key measure of productivity, increased 5% from 703 tons to 736 tons.

Operating profit (loss). Operating profit was $2.6 million in 2003 compared to an operating loss of $8.8 million in 2002. The improvement was primarily due to the higher level of gross profit generated and lower selling, general and administrative expenses in 2003, as discussed above.

Other expenses. Other expenses increased to $18.7 million in 2003 from $10.9 million in 2002. Other expenses are primarily related to interest and financing costs. Included in 2002 other expenses was a gain of $5.1 million for the receipt of shares as a result of the demutualization of one of our insurance carriers, Prudential. Also included in 2002 other expenses is a charge of $1.9 million to write-off unamortized fees upon the termination of a financing agreement. Higher levels of short term financing during 2003 were primarily responsible for the increase in interest and financing costs.

Provision for income taxes. In 2003, we recorded an income tax benefit of $2.0 million compared to $7.3 million in 2002. The effective tax rate was 12.5% in 2003 compared with 36.9% in 2002. The lower effective tax rate in 2003 resulted from recording an additional valuation allowance of $4.5 million against certain state deferred tax assets, compared to a valuation allowance of $0.6 million recorded in 2002.

Earnings per share. Diluted earnings per share from continuing operations was a loss of $0.58 in 2003 and a loss of $0.51 in 2002.

Year ended December 31, 2002 compared to year ended December 31, 2001

Net sales. Net sales of $2.10 billion in 2002 declined 7% from $2.24 billion in 2001 as a result of a 7% decrease in tons shipped. Average selling price per ton increased 1% from 2001. Volume was impacted by weak market demand for our products.

Gross profit. Gross profit—the difference between net sales and the cost of materials sold—increased 2% to $410.6 million in 2002 from $402.4 million in 2001. Gross profit as a percentage of sales increased to 19.6% from 17.9% in the prior year. The prior year was negatively impacted by our decision to aggressively reduce inventory, which reduced gross profit by $32 million in 2001. The $32 million ($12 per ton) reduction consists of a $22 million impact due to the inclusion of older and higher-cost material in the cost of goods sold and a $10 million impact from inventory liquidation. Furthermore, 2001 gross profit was adversely impacted by $7.4 million ($2 per ton) in inventory write-downs associated with restructuring activities. Gross profit per ton increased to $158 in 2002 from $143 in 2001.

Expenses. Total operating expenses decreased 12% in 2002 to $419.4 million from $477.0 million in 2001. Warehousing and delivery expenses decreased to $226.6 million from $245.8 million in 2001. The decline in warehousing and delivery expenses was primarily due to lower volume and lower labor costs resulting from workforce reductions. Selling, general and administrative expenses declined to $196.6 million in 2002 from $203.8 million in 2001. The decline in selling, general and administrative expenses was primarily due to lower salary expense resulting from declining employment levels.

Total expenses for 2002 included an $8.5 million loss resulting from the settlement of litigation related to the sale of IEMC, $2.7 million of restructuring and plant closure costs, a $10.9 million gain on the sale of assets and a $4.1 million gain on the sale of our interests in China. Total expenses for 2001 included a restructuring charge of $19.4 million, goodwill amortization of $5.0 million, a loss on the sale of our interests in Mexico of $3.3 million, a $1.0 million write-off of an investment in MetalSite, Inc. and a $1.3 million gain on sale of assets. Total operating expenses per ton decreased to $161 from $169, a 5% decrease, due to the gain on the sale of assets and gain on sale of our interest in China in 2002 and higher restructuring and plant closure costs in 2001. The average number of employees decreased 12% from 4,198 in 2001 to 3,715 in 2002 while tons shipped per employee, a key measure of productivity, increased 5% from 671 tons to 703 tons.

Operating profit (loss). Operating loss was $8.8 million in 2002 and $74.6 million in 2001. The improvement from 2001 was primarily due to the effect of higher gross profit and lower operating expenses in 2002, as discussed above.

Other expenses. Other expenses decreased to $10.9 million in 2002 from $25.2 million in 2001. Included in 2002’s other expenses was a gain of $5.1 million for the receipt of shares as a result of the demutualization of one of our insurance carriers, Prudential. Also included in other expenses is a charge of $1.9 million to write-off unamortized fees upon the termination of a financing agreement. The remaining other expenses are primarily related to interest and financing costs. Lower interest rates and lower levels of short term financing were responsible for the decrease in interest and financing costs.

Provision for income taxes. In 2002, we recorded an income tax benefit of $7.3 million compared to $39.6 million in 2001. The effective tax rate was 36.9% in 2002 compared with 39.7% in 2001.

In 2002, the effect of non-tax-deductible expense on the lower pretax loss was primarily responsible for the lower effective tax rate. We recorded a $0.6 million valuation allowance against certain state deferred tax assets in 2002.

Earnings per share. Diluted earnings per share from continuing operations was a loss of $0.51 in 2002 and a loss of $2.44 in 2001.

Liquidity and capital resources

We had cash and cash equivalents at September 30, 2004 of $28.6 million, compared to $13.7 million at December 31, 2003. Net cash used for operating activities was $117.1 million in the first nine months of 2004, including a $205.0 million increase in accounts receivable due to increased sales in the first nine months of 2004 compared to 2003 and a $96.6 million increase in accounts payable due to increases in the cost of materials. During the third quarter of 2004, we completed our acquisition of J & F Steel, in which we invested a total of approximately $59 million, by paying $37.9 million in cash, net of $4.5 million of cash acquired, and assuming $13.5 million of debt. The transaction is also subject to a post-closing adjustment, which is estimated to be $3.3 million. In addition to the J & F Steel acquisition, net cash used for investing activities was $46.5 million, which included capital expenditures of $21.4 million, a $2.0 million investment in a joint venture in Mexico, $8.0 million proceeds from the sale of a facility in Oregon, $2.7 million proceeds from the sale of a facility in Guadalajara, Mexico, and $2.4 million proceeds from the sale of property in California. Net cash provided by financing activities was $178.5 million, which included an increase in funded borrowing under our revolving credit agreement of $175.0 million and the redemption of the $13.5 million of debt assumed in the J & F Steel acquisition.

We amended our revolving credit agreement effective on July 30, 2004 simultaneous with the close of the J & F Steel transaction. The amendment included an increase in the size of the facility from $450 million to $525 million and an extension of the final maturity date from December 19, 2006 to July 30, 2008. The amendment increased availability blocks from $45 million to $50 million, of which $30 million will become available only upon the consent of lenders holding 85% of facility commitments. The remaining $20 million of availability blocks becomes available if we meet certain financial ratios. All other terms and conditions of the revolving credit agreement remain materially the same as previously disclosed. We paid $1.2 million in the third quarter of 2004 for fees associated with the amended revolving credit facility, which will be amortized over the term of the amended revolving credit facility.

At September 30, 2004, we had $341 million outstanding funded borrowing under our existing revolving credit agreement, $18 million of letters of credit issued under the credit facility and $136 million available under the $525 million revolving credit agreement, compared to $151 million available on December 31, 2003 under the then current $450 million facility. Total credit availability is limited by the amount of eligible account receivables and inventory pledged as collateral under the agreement, up to a maximum of $525 million, as well as the availability blocks discussed above. At September 30, 2004, as a result of meeting required financial ratios, the $20 million availability block became available for borrowing. The remaining $30 million will become available only upon the consent of lenders holding 85% of facility commitments. In addition, the availability blocks will increase each quarter beginning in April 2005 through the maturity of our 9 1/8% Notes in July 2006. (See discussion of 9 1/8% Notes due 2006 below). These additional blocked amounts will be used to repay the 9 1/8% Notes due 2006 at maturity. The total increase in the availability block over the six quarters (second quarter of 2005 through

July of 2006) will equal the outstanding principal value of the 9 1/8% Notes due 2006, which is currently $100 million. Letters of credit issued under the facility also reduce the amount available for borrowing. Interest rates under the existing revolving credit facility are at market levels and are variable. At September 30, 2004, the weighted average interest rate on borrowings under the existing revolving credit facility was 4.1%.

Proceeds from credit facility borrowings and repayments of credit facility borrowings in the Consolidated Statement of Cash Flows represent borrowings under our existing revolving credit agreement with original maturities of three months or more. Net short-term proceeds/(repayments) under the credit facility represent borrowings under our existing revolving credit facility with original maturities less than three months. The combined effect of all of the above resulted in an increase in borrowings under the existing revolving credit facility of $175 million in the first nine months of 2004. As a result, long-term debt in the Consolidated Balance Sheet increased from $266.3 million at December 31, 2003 to $441.2 million at September 30, 2004. The increase in borrowings was attributable to higher working capital requirements, the acquisition of J & F Steel and a $21.5 million voluntary pension contribution.

The following table presents contractual obligations at September 30, 2004:

	Payments Due by Period September 30, 2004
	(Dollars in Millions)
Contractual Obligations*	Total	Less than 1 year	1-3 Years	4-5 Years	After 5 Years
Existing revolving credit agreement	$341	$—	$—	$341	$—
9 1/8% Notes due 2006	100	—	100	—	—
Interest on 9 1/8% Notes due 2006 and revolving credit agreement	68	23	34	11	—
Purchase obligations	82	82	—	—	—
Operating leases	69	14	23	14	18

Total	$660	$119	$157	$366	$18

*The contractual obligations disclosed above do not include our potential future pension funding obligations (see discussion below).

Our credit agreement permits stock repurchases, the payment of dividends and repurchase of our 9 1/8% Notes due in 2006. Stock repurchases, dividends and repurchase of the 2006 Notes are subject to annual and aggregate limits and restricted by specific liquidity tests. In the most restrictive case we would be prohibited from repurchasing the 2006 Notes until the maturity date and would be limited to a maximum payment of $7.5 million in dividends in any calendar year and $3 million in stock repurchases in any twelve-month period. As of June 30, 2004, we were not subject to the most restrictive limitations.

The existing revolving credit agreement also contains covenants that, among other things, restrict the creation of certain kinds of secured indebtedness and of certain kinds of subsidiary debt, take or pay contracts, transactions with affiliates, mergers and consolidations, and sales of assets. There is also a covenant that no event, circumstance or development has occurred that would have a material adverse effect on us. The existing revolving credit agreement also includes cross-default provisions to other financing arrangements. We were in compliance with the existing revolving credit facility covenants at September 30, 2004.

We believe that cash flow from operations and proceeds from the existing revolving credit facility will provide sufficient funds to meet our contractual obligations and operating requirements for the next year. The current $525 million credit facility terminates effective July 30, 2008. We believe that on termination of our current facility we will be able to obtain a replacement credit facility secured by our inventory and accounts receivable. Additionally, we believe that new public or private debt financing is a potential future source of funding. In the event we were to seek such debt financing, our ability to complete any future financing and the amount, terms and cost of any such future financing would be subject to debt market conditions at that time.

At September 30, 2004, $100 million of our 9 1/8% Notes due 2006 remain outstanding. The indenture under which the 9 1/8% Notes due 2006 were issued in 1996 contains covenants limiting, among other things, the creation of certain types of secured indebtedness, sale and leaseback transactions, the repurchase of capital stock, transactions with affiliates and mergers, consolidations and certain sales of assets. In addition, the 9 1/8% Notes due 2006 restrict the payment of dividends if our consolidated net worth does not exceed a minimum level. We are in compliance with this net worth test. The 9 1/8% Notes due 2006 also include a cross-default provision in the event of a default in the existing revolving credit facility. We were in compliance with the indenture covenants at September 30, 2004.

At year-end 2003, pension liabilities exceeded trust assets by $102 million. We do not have any ERISA-required pension plan contributions for 2004 but we made a voluntary contribution of $21.5 million in the third quarter of 2004 to improve the plan’s funded status. We do not expect to have any ERISA-required pension contribution funding in 2005, but could have future sizable pension contribution requirements. Future contribution requirements depend on the investment returns on plan assets and the impact on pension liabilities due to discount rates. We are unable to determine the amount or timing of any such contributions required by ERISA or whether any such contributions would have a material adverse effect on our financial condition, results of operations or cash flows. We believe that cash flow from operations and our credit facility described above will provide sufficient funds if we elect to make a contribution in 2005.

Mexican joint venture

In the first quarter of 2004, we contributed $2.0 million to increase our equity investment in Collado Ryerson, a joint venture in Mexico with G. Collado S.A. de C.V. After equal contributions from both joint venture partners, our ownership interest remained at 49.99%. We also loaned $0.7 million to the joint venture in the first quarter of 2004, with repayment due in 2006, and loaned an additional $1.5 million in the second quarter of 2004 and an additional $1.0 million in the third quarter of 2004. In the third quarter of 2004, Collado Ryerson repaid $2.0 million of their outstanding loan due to us.

ISC/Ispat transaction

In 1998, we sold our steel manufacturing segment (“ISC”) to Ispat International N.V. and certain of its affiliates (“Ispat”) pursuant to an agreement of sale and merger (the “ISC/Ispat Merger Agreement”). Pursuant to that agreement, we agreed to indemnify Ispat up to $90 million for losses incurred in connection with breaches of representations and warranties contained in the agreement and for expenditures and losses incurred relating to certain environmental liabilities.

Ispat was required to make all such indemnification claims prior to March 31, 2000, other than claims related to tax matters, certain organizational matters and environmental matters.

As part of the sale transaction, the Inland Steel Industries Pension Plan was transferred to Ispat. As a condition to completing the ISC/Ispat transaction, Ispat and we entered into an agreement with the Pension Benefit Guaranty Corporation (“PBGC”) to provide certain financial commitments to reduce the underfunding of that pension plan (the “Ispat Pension Plan”) and to secure the Ispat Pension Plan’s unfunded benefit liabilities on a termination basis. These commitments included a guaranty by us of $50 million of the obligations of Ispat to the PBGC in the event of a distress or involuntary termination of the Ispat Pension Plan.

In August 2001, we established a $50 million letter of credit in favor of the PBGC as security for the guaranty. Under the agreement among the PBGC, Ispat and us, by July 16, 2003, Ispat was required to take all necessary action to provide adequate replacement security to the PBGC, which would permit us to terminate the guaranty and the related letter of credit. Ispat did not provide the replacement security by such date, and we, in accordance with the aforementioned agreement, renewed our letter of credit on July 16, 2003 (the “PBGC Letter of Credit”), on a year-to-year basis until December 20, 2006. On September 15, 2003, the PBGC Letter of Credit and guaranty were reduced to $29 million pursuant to certain agreements signed on that date and described below.

On May 29, 2001, we entered into a settlement agreement with Ispat that settled certain claims, other than those related to environmental liabilities and certain property tax matters, for approximately $15 million, which applied against the $90 million indemnification cap. Ispat also notified us of certain environmental matters of which Ispat was aware, of certain environmental expenses that it had incurred or might incur, of certain property tax matters and of other matters arising under the ISC/Ispat Merger Agreement for which Ispat believed it was entitled to indemnification under that Agreement.

On September 15, 2003, we and Ispat settled all environmental and other indemnification claims between us arising from the ISC/Ispat Merger Agreement including certain matters related to the Ispat Pension Plan. We had previously established an accrual to cover these claims. Under this second settlement agreement:

•	We contributed $21 million to the Ispat Pension Plan.

•	Ispat released us from any remaining environmental and other indemnification obligations arising out of the ISC/Ispat Merger Agreement.

•	Ispat agreed to make specified monthly contributions to the Ispat Pension Plan totaling $29 million over the twelve-month period beginning January 2004, to reduce and discharge our PBGC Letter of Credit, as described below.

•	Ispat agreed to share certain property tax refunds and to pay to the Ispat Pension Plan an amount equal to the cash received or the face amount of any related credit or non-cash refund, which would pro-rata reduce Ispat’s monthly contributions.

•	Ispat agreed to pay us one-third of any environmental insurance proceeds (less certain fees and expenses incurred in pursuing such claims), up to a maximum of $21 million, related to our environmental indemnifications under the ISC/Ispat Merger Agreement.

On September 15, 2003, we also entered into an agreement with Ispat and the PBGC under which the PBGC agreed that any contributions described above (the “Contributions”) made by Ispat or us to the Ispat Pension Plan would reduce and discharge the PBGC Letter of Credit and our guaranty on a dollar-for-dollar basis, until each of the PBGC Letter of Credit and the guaranty was reduced to zero. We had a $5.5 million liability recorded related to this guaranty to the PBGC.

Based on Ispat making the required monthly Contributions, we reduced the liability related to the PBGC guaranty to $3.5 million in the second quarter of 2004 and recorded a favorable $1.2 million after-tax adjustment to the gain on the sale of ISC. During the third quarter of 2004, Ispat made the final monthly Contributions. As a result, the PBGC Letter of Credit was reduced to zero and we reduced the liability related to the PBGC guaranty to zero and recorded a favorable $2.3 million after-tax adjustment to the gain on the sale of ISC. Except for claims which could be made under the Employee Retirement Income Security Act of 1974, as amended, for the period in which we were the sponsor of the Ispat Pension Plan, we have no further liability with respect to the Ispat Pension Plan.

Restructuring

2003

In the fourth quarter of 2003, we recorded a charge of $3.8 million as a result of consolidating plants in the Midwest and South regions of the United States. Included in the charge was severance for 58 employees. Also included was $0.9 million for additional rent at a facility that was closed in the 2000 restructuring. The restructuring actions associated with the $3.8 million charge will be completed by mid-2004. In the third quarter of 2003, we recorded a charge of $0.9 million as a result of consolidating plants in the East and Central Mountain regions and consolidating sales and administrative services in the Pacific Northwest. Included in the charge was severance for 53 employees. The restructuring actions associated with the $0.9 million charge have been completed. In the second quarter of 2003, we recorded a charge of $1.5 million as a result of workforce reductions. The charge consists of employee-related costs, including severance for 17 employees. The restructuring actions associated with the $1.5 million charge have been completed.

Excluding the $0.9 million adjustment to the 2000 restructuring, 2003 restructuring and plant closure costs totaled $5.3 million. The charge consists of employee-related and tenancy costs and will be used for future cash outlays. We expect to realize future annual cost and cash flow savings of approximately $9 million from these restructuring activities.

2002

In the second quarter of 2002, we recorded a charge of $2.0 million for costs associated with the closure of a facility in the southern United States. The charge consisted primarily of employee-related cash costs. Included in the charge was severance for 40 employees. The restructuring actions have been completed. In the third quarter of 2002, we recorded a charge of $0.7 million for a pension plan withdrawal liability discussed in “2001” below. We expected to realize future annual cost and cash flow savings of approximately $2 million from the 2002 restructuring activities.

2001

In the fourth quarter of 2001, we recorded a pretax restructuring charge of $19.4 million as a result of workforce reductions and plant consolidation. In the third quarter of 2002, we recorded a charge of $0.7 million as an adjustment to the $19.4 million recorded in 2001 resulting in a total restructuring charge of $20.1 million. The $20.1 million charge consists of $10.3 million of non-cash asset write-offs and $9.8 million of future cash outlays for employee-related costs and tenancy costs. The additional $0.7 million charge recorded in 2002 was due to a reduction in the market value of assets in a multi-employer pension plan from the initial estimate in 2001 to the final calculation of the withdrawal liability in 2002. The remaining multi-employer pension plan withdrawal liability of $1.1 million will be funded through 2005. As part of the restructuring, certain facilities in Michigan were closed and we consolidated two facilities into one location in Chicago. Included in the charge was severance for 178 employees. The 2001 restructuring actions were completed by year-end 2002.

In preparation for our planned disposition of one of the properties in Chicago, we retained an environmental consultant to conduct Phase I and Phase II environmental studies. Based on the consultant’s reports on environmental contaminants at the site, we believe that the $2 million reserve established in the fourth quarter of 2001 is adequate to cover potential remediation costs for environmental issues identified in the consultant’s reports.

2000

During 2000, we recorded a restructuring charge of $23.3 million, consisting of $10.7 million of asset write-offs and $12.6 million of future cash outlays for employee-related costs and tenancy costs. The charge was the result of realigning geographic divisions to improve responsiveness to local markets, exiting non-core businesses and centralizing administrative services to achieve economies of scale. Included in the charge was severance for 319 employees. The restructuring actions were completed by December 31, 2000. Based on court rulings in ongoing litigation in the fourth quarter of 2003, we recorded an additional $0.9 million reserve for future lease payments for a facility closed in the 2000 restructuring.

Deferred tax assets

At December 31, 2003, we had net deferred tax assets of $132 million comprised primarily of $60 million of Alternative Minimum Tax credit carryforwards, a deferred tax asset related to post-retirement benefits other than pensions (“FASB Statement No. 106 obligation”) of $58 million and state net operating loss tax credit carryforwards of $12 million, net of valuation allowance. We believe that it is more likely than not that we will realize all of our deferred tax assets, except for certain of our state net operating loss carryforwards for which a valuation allowance of $5.1 million has been provided as discussed below.

We had available at December 31, 2003, federal AMT credit carryforwards of approximately $60 million, which may be used indefinitely to reduce regular federal income taxes. We had available at December 31, 2003, federal net operating loss carryforwards of approximately $14 million which expire during the years 2022 and 2023. We also had other federal general business credit carryforwards for tax purposes of approximately $1 million, which expire during the years 2004 through 2009. We anticipate we will utilize our federal credits and net operating loss carryforwards from the period 2004 through 2012.

At December 31, 2003, the deferred tax asset related to our FASB Statement No. 106 obligation was $58 million. To the extent that future annual charges under FASB Statement No. 106 continue to exceed amounts deductible for tax purposes, this deferred tax asset will continue to grow. Thereafter, even if we should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 20-year carryforward period of that loss. Because of the long period that is available to realize these future tax benefits and the long-term nature of the related liabilities, this item is treated as having an indefinite reversal period and a valuation allowance for this deferred tax asset is not considered necessary.

Because of the short carryforward period available for losses in certain tax jurisdictions, we focused on state net operating losses in our review of the recoverability of tax assets. Deferred tax assets are reviewed for recoverability based on historical taxable income, the expected reversals of existing temporary differences, tax planning strategies and, most importantly, on projections of future taxable income. The projections of future taxable income require assumptions regarding volume, selling prices, margins, expense levels and industry cyclicality. As a result of our analysis, we recorded an additional valuation allowance of $4.5 million in the current year as part of our income tax provision. The cumulative valuation allowance of $5.1 million as of December 31, 2003 relates to the net operating losses for thirteen specific state and local jurisdictions where we do not expect to be able to utilize all of the tax benefits before their expiration.

To fully utilize all of our $12 million net operating loss carryforward available for state and local income tax purposes (net of valuation allowance), which expires between 2015 and 2023, we will be required to generate an average of approximately $48 million taxable income per year for the 20 year period 2004 through 2023. This average $48 million taxable income per year assumes an industry cyclicality where taxable income on a year by year basis ranges from $5 million to $95 million. Based on current financial projections as well as historical results, we consider the minimum average taxable income of $48 million per year for 2004-2023 to be achievable.

Other matters

IEMC

In the second quarter of 2002, we recorded a pretax charge of $8.5 million in connection with the settlement of litigation. The charge was recorded as a selling price adjustment to the 1998 sale of Inland Engineered Materials Corporation.

China

During the fourth quarter of 2002, we realized a gain of $4.1 million representing the proceeds on the sale of our 49% interest in Shanghai Ryerson Limited. The proceeds are accounted for as a cash inflow from investing activities.

Mexico

In the third quarter of 2003, we and G. Collado S.A. de C.V. formed Collado Ryerson, a joint venture that will enable us to expand service capability in Mexico. We invested $3.4 million in the joint venture for a 49% equity interest.

In the first quarter of 2004, we contributed $2.0 million to increase our equity investment in Collado Ryerson, a joint venture in Mexico with G. Collado S.A. de C.V. After equal contributions from both joint venture partners, our ownership interest remained at 49.99%. We also loaned $0.7 million to the joint venture in the first quarter of 2004, with repayment due in 2006, and loaned an additional $1.5 million in the second quarter of 2004 and an additional $1.0 million in the third quarter of 2004. In the third quarter of 2004, Collado Ryerson repaid $2.0 million of their outstanding loan to us.

In March 2000, we and Altos Hornos de Mexico, S.A. de C.V. (“AHMSA”) entered into an agreement to sell our 50% interest in their joint venture to AHMSA for $15 million, with payment due in July 2000. Upon finalizing the terms of payment for the sale, we exchanged our ownership in the joint venture for inventory and the joint venture’s Guadalajara facility. In a separate transaction, on December 27, 2001, we sold our subsidiary, Ryerson Industries de Mexico S.A de C.V. to Grupo Collado, S.A. de C.V. As a result, we recorded a $3.3 million loss in 2001 on the sale of our Mexican interests.

IMF Steel International, Inc.

During the third quarter of 2001, we and The MacSteel Group dissolved our joint venture, IMF Steel International, Inc. As a result of the dissolution, we received $2.9 million, which is accounted for as a cash inflow from investing activities. The sale price equaled the net book value of the investment and the transaction had no impact on the net earnings for 2001.

MetalSite, Inc.

During the second quarter of 2001, we recorded a $1.0 million charge to write-off our investment in MetalSite, Inc. which was an Internet steel marketplace that halted commercial operations in that quarter.

Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations.” This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS 143 became effective for us on January 1, 2003. The adoption of this standard did not have a material impact on our financial statements.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities” and it is effective for us beginning January 1, 2003. SFAS 146 addresses issues relating to the recognition, measurement, and reporting of costs associated with exit and disposal activities including restructuring activities.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others.” We adopted the disclosure provisions of FIN 45 effective for the year ended December 31, 2002. The adoption of the disclosure provisions of FIN 45 resulted in no additional disclosures in our financial statements. The provisions for initial recognition and measurement of guarantees were effective for us beginning January 1, 2003. The adoption of the initial recognition provision for guarantees did not have a material impact on our financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or in which equity investors do not bear the residual economic risks. The interpretation was immediately applicable to variable interest entities (“VIEs”) created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. As originally issued, it applied in the fiscal year or interim period beginning after June 15, 2003, to VIEs in which an enterprise holds a variable interest that was acquired before February 1, 2003. In October 2003, the FASB issued FASB Staff Position No. 46-6, which defers the effective date for FIN 46 to the first interim or annual period ending after March 15, 2004 for non-special-purpose entity VIEs created before February 1, 2003. The adoption of FIN 46 did not have a material effect on our financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The adoption of EITF Issue No. 00-21 in 2003 had no effect on our revenue recognition.

We adopted the revised FASB Statement of Financial Accounting Standards No. 132 (“SFAS 132”), “Employers’ Disclosure about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106” in the fourth quarter of 2003. The revised SFAS 132 requires additional disclosure on changes in pension and other postretirement benefit obligations and fair values of plan assets.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In January 2004, the FASB issued a Staff Position document which acknowledged issues associated with measuring and recognizing the effect of the Act and allowed companies to elect to defer accounting for such effects until authoritative guidance on the accounting for the federal subsidy was issued. In May 2004, the FASB issued Staff Position SFAS No. 106-2 (“FSP 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP 106-2 provides guidance on the accounting, disclosure, effective date and transition rules related to the Act. FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributed to past service as an actuarial experience gain and as a reduction of the service cost component of net periodic health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to the Medicare benefit. We adopted FSP 106-2 in the third quarter of 2004. Because the Centers for Medicare and Medicaid Services has not finalized guidance on determining actuarial equivalence, we cannot reasonably estimate the impact of FSP 106-2. However, the Company’s accumulated post-retirement benefit obligation and net periodic benefit cost do not reflect any amount associated with the subsidy because the Company is unable to conclude whether the benefits provided by the plan are actuarially equivalent to the Medicare Part D benefit under the Act.

Description of other indebtedness

New revolving credit facility

We have obtained a commitment letter from JPMorgan Chase Bank, N.A. for a new $1.0 billion revolving credit facility, amounts under which will be loaned by a syndicate of lenders, pursuant to which JPMorgan Chase will use its commercially reasonable efforts to obtain lenders to loan the remainder of the facility. The amount of the facility may be increased by up to $200 million under certain circumstances. The new revolving credit facility will be used to finance in part the Integris acquisition, to refinance our indebtedness under our existing revolving credit facility, to refinance indebtedness under Integris’ existing credit facility and for general corporate purposes, including working capital. We anticipate that the new revolving credit facility will be documented as an amendment and restatement of our existing revolving credit facility. The following summary of the proposed new revolving credit facility is based on our expectations as of the date of this document and such description does not purport to be complete as such terms are still being finalized.

We and certain of our subsidiaries will be the borrowers under the new revolving credit facility and all of our material domestic subsidiaries will guarantee the obligations of the borrowers. The new revolving credit facility will also permit us to obtain letters of credit up to a sub-limit of $200 million. A swingline option of $25 million will also be available to us.

Borrowings under the new revolving credit facility will be secured by first-priority liens on all of our inventory, accounts receivable, lockbox accounts and related assets (including proceeds) of the borrowers and guarantors. The new revolving credit facility is expected to have a term of five years.

The new revolving credit facility is subject to closing conditions, including the closing of the Integris acquisition, and the negotiation and execution of definitive documentation. We expect to enter into the new revolving credit facility simultaneously with the closing of the Integris acquisition.

Availability. We may borrow or obtain letters of credit up to a maximum amount equal to the lesser of the committed amount under the facility or the borrowing base, in each case, less the note availability block amount. The borrowing base will equal the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of 60% of the value of eligible inventory and 80% of the net recovery value (as determined by independent third party appraisers selected by the lenders) of our gross inventory (the value of our gross inventory multiplied by a ratio, the numerator of which is the net liquidation value of our gross inventory divided by the gross inventory cost), provided that the availability attributable to the inventory may not exceed 65% of the total borrowing base. Receivable and inventory values are subject to reserves established by the lenders. The lenders have the right to conduct periodic appraisals of our inventory at our expense. The note availability block will start at $0 and, on January 15, 2006, will increase each quarter by $50,000,000, less the principal amount of any of our 9 1/8% Notes due 2006 repaid or redeemed. Upon repayment of such notes, the note availability block will be reduced to $0.

Eligible receivables will include all accounts receivable of the borrowers and the guarantors to the extent that they are not subject to any offset or deduction and are not more than 60 days past due nor more than 90 days from invoice date (subject to reserves established by the lenders); provided that eligible receivables shall not include, unless otherwise acceptable to the lenders, accounts receivables in the following categories, among others:

•	foreign receivables not covered under letters of credit;

•	unapplied cash received from customers

•	receivables from affiliated companies;

•	contras; unbilled or bill and hold;

•	credits and chargebacks;

•	receivables from account debtors where the credit standing is not satisfactory, including bankrupt or insolvent account debtors;

•	receivables from individuals or governmental entities;

•	current receivables due from any obligor where more than 50% of the total receivables due from such obligor is greater than 90 days from invoice date or 60 days past due;

•	receivables owing from any single debtor to the extent that receivables owing from such debtor would exceed 10% of total accounts receivable; and

•	such other categories that are customarily required by the lenders to be excluded for credits of this type.

Eligible inventory will include all inventory of the borrowers and guarantors other than, among others:

•	inventory not located at owned or leased property or in transit from owned or leased property to owned or leased property; eligibility of inventory located at leased property is dictated by perfection of security interest and receipt of access agreements and/or landlord waivers;

•	limits (to be determined) on inventory held at third-party locations, including customers, vendors, outside processors and outside warehouses; eligibility is dictated by number of locations, dollar amount of inventory held at individual locations, perfection of security interest and receipt of access agreements and/or non-offset agreements;

•	inventory held on the premises of joint ventures (subject to terms of joint venture agreements);

•	inventory not located in the United States or Canada;

•	a percentage of slow-moving inventory (specific definition to be determined);

•	intercompany profit included in the inventory value;

•	operating parts and supplies;

•	seconds or other “off-spec” inventory;

•	inventory for which there is no perfected first priority lien, not solely owned or without good, valid and marketable title; and

•	a reserve for variances between standard costs (or replacement costs) and actual costs (specific reserve depends on accounting treatment of variances (i.e., capitalized or expenses) as well as magnitude and direction of variances).

Interest rate; fees. Amounts outstanding under the new revolving credit facility will bear interest, at our option, at a rate determined by reference to the base rate (the greater of the Federal Funds Rate plus 0.50% and JPMorgan’s prime rate) or a LIBOR rate or, for our Canadian subsidiaries that are borrowers, at a rate to be determined. The spread over the base rate will be between 0.75% and 1.50% and the spread over the LIBOR rate will be between 1.75% and 2.50%, depending on available borrowings. Overdue amounts and all amounts during the existence of a default shall bear interest at 2% above the rate otherwise applicable thereto.

In addition to paying interest on outstanding principal, we will be required to pay a commitment fee of up to 0.50% of the daily average unused portion of the committed loans under the new revolving credit facility (i.e., the difference between the commitment amount and the daily average balance of loans plus letter of credit liabilities).

Repayment. All amounts borrowed together with accrued and unpaid interest must be repaid on the maturity date or upon a change of control of us. We are not subject to an early termination fee.

Certain covenants. The new revolving credit facility will include customary representations and warranties, customary affirmative covenants and other customary covenants that place various restrictions on us, including without limitation, on our ability to:

•	incur additional debt;

•	enter into take or pay contracts;

•	create or become subject to liens or guarantees;

•	make investments or loans;

•	pay dividends or make distributions;

•	prepay the notes or other debt;

•	merge with other entities or make acquisitions or dissolve;

•	sell assets;

•	change fiscal year or amend organizational documents or terms of any subordinated debt

•	enter into leases; and

•	enter into transactions with affiliates.

We will also be subject to certain covenants restricting the nature of our business. We will become subject to a financial covenant requiring us to maintain a specified fixed charge coverage ratio should our available borrowings at any time fall below $150,000,000.

Events of default. The new revolving credit facility will contain customary events of default including, without limitation (subject to customary cure periods and materiality thresholds):

•	failure to make payments when due;

•	defaults under the loan agreement and loan documents, including the bridge loan facility;

•	noncompliance with covenants;

•	breaches of representations and warranties;

•	events of insolvency, bankruptcy or similar events and dissolution;

•	undischarged or unsatisfied judgments in excess of specific amounts;

•	customary events with respect to collateral or guarantees; or

•	a change of control.

If such a default occurs, the lenders under our new revolving credit facility would be entitled to take various actions, including termination of commitments, all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the new revolving credit facility.

Convertible Notes

In November 2004, we issued $175 million of 3.5% Convertible Senior Notes due 2024. Holders may convert the notes into shares of our common stock on or prior to the trading day preceding the stated maturity, under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after December 31, 2004 and before January 1, 2020, if the last reported sale price of our common stock is greater than or equal to 125% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) at any time on or after January 1, 2020, if the last reported sale price of our common stock on any date on or after December 31, 2019 is greater than or equal to 125% of the conversion price; (3) subject to certain limitations, during the five business day period after any five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock; (4) if we call the notes for redemption; or (5) upon the occurrence of certain corporate transactions.

The notes are convertible into our common stock at an initial conversion price of approximately $21.37 per share (equal to an initial conversion rate of 46.7880 shares per $1,000 principal amount) upon the occurrence of certain events. The conversion rate is subject to customary anti-dilution adjustments. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the notes being converted and our total conversion obligation, (the market value of the common stock into which the notes are convertible), and common stock in respect of the remainder. The payment of dividends on our common stock in excess of $0.20 per year per share will result in an adjustment to the conversion rate of the notes.

Existing credit facility

For a description of our existing credit facility see “Management’s Discussion and Analysis of Financial and Condition and Result of Operations—Liquidity and Capital Resources,” if the Integris acquisition closes, the existing credit facility will be amended and restated and will become the new revolving credit facility.

9 1/8% Notes due 2006

For a description of our 9 1/8% Notes due 2006, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.”

Description of notes

The Company will issue the Notes under the Indenture (the “Indenture”) among itself, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $150.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

This description of notes is intended to be an overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company”, “Ryerson Tull”, “we”, “our” and “us” refer only to Ryerson Tull, Inc. and not to its subsidiaries.

General

The Notes. The Notes:

•	will be general unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of $150.0 million, subject to our ability to issue Additional Notes;

•	mature on , 2011;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry, delivery and form”;

•	will rank senior in right of payment to all present and future subordinated Indebtedness of the Company;

•	rank equally in right of payment to any future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	are unconditionally guaranteed on a senior unsecured basis by Ryerson Tull Procurement Corporation (the guarantor of our 3.50% Converts), and each Subsidiary of the Company that guarantees other Indebtedness of the Company that does not constitute a Senior Credit Facility. See “Subsidiary Guarantees”; and

•	are expected to be eligible for trading in the PORTAL market.

Interest. Interest on the Notes will compound semi-annually and:

•	accrue at the rate of % per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on and , commencing on , 2005;

•	be payable to the holders of record on the and immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

We also will pay additional interest to holders of the Notes if we fail to complete the Exchange Offer described in the Registration Rights Agreement within 210 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied. All references herein to “interest” shall be deemed to include the payment of any additional interest owed pursuant to the Registration Rights Agreement.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until                     , 2008. On and after                     , 2008, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on                      of the years indicated below:

Year	Percentage
2008	%
2009	%
2010 and thereafter	100.00%

Prior to                     , 2007, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of         % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)	at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2)	the redemption occurs within 60 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness and liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such Credit Facility and other secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

Assuming that we had completed this offering and applied the net proceeds we receive from the offering in the manner described under “Use of proceeds,” as of September 30, 2004:

•	outstanding Indebtedness of the Company and the Subsidiary Guarantor (excluding intercompany liabilities), would have been $450.1 million (primarily consisting of the Company’s convertible notes, the obligations under the Senior Credit Facility, the 2006 Notes and the Notes), $24.9 million of which would have been secured; and

•	our non-guarantor Subsidiaries would have had $745.7 million of total liabilities (including trade payables but excluding intercompany liabilities)

Subsidiary Guarantees

On the Issue Date, the Subsidiary Guarantor will unconditionally guarantee, on a senior unsecured basis, the Company’s obligations under the Notes and all obligations under the Indenture, and any Restricted Subsidiary that, in the future, issues a Subsidiary Guarantee in accordance with “Certain covenants—Future subsidiary guarantors” will, jointly and severally, unconditionally guarantee such obligations. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantees.

Assuming that we had completed this offering and applied the net proceeds we receive from the offering in the manner described under “Use of proceeds,” as of September 30, 2004, outstanding Indebtedness of the Subsidiary Guarantor would have been $349.9 million (consisting of guarantees of the convertible notes, the Senior Credit Facility and the Notes), $24.9 million of which would have been secured.

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenants “—Limitation on sales of assets and subsidiary stock,” “—Limitation on sales of capital stock of restricted subsidiaries” and “—Merger and consolidation”; and

(2)	all the obligations of such Subsidiary Guarantor under the guarantee which resulted in the issuance of such Subsidiary Guarantee terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if: (x) the guarantee which resulted in the issuance of such Subsidiary Guarantee is released and discharged in full so long as such Restricted Subsidiary has not incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor, (y) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (z) in connection with any legal defeasance of the Notes in connection with the terms of the Indenture.

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption”, each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control, (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or (iii) the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture will result in a cross-default under the Senior Credit Facility.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Credit Facility. In addition, certain events that may constitute a change of control under the Senior Credit Facility and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Credit Facility will (and other Indebtedness may) prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. Such a default under the Indenture will result in a cross-default under the Senior Credit Facility.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Effectiveness of covenants

Following the first day after:

(a)	the Notes have an Investment Grade Rating from both the Ratings Agencies; and

(b)	no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the subheadings below:

•	“Limitation on indebtedness;”

•	“Limitation on restricted payments;”

•	“Limitation on restrictions on distributions from restricted subsidiaries;”

•	“Limitation on sales of assets and subsidiary stock;”

•	“Limitation on affiliate transactions;”

•	“Limitation on the sale of capital stock of restricted subsidiaries;”

•	“Limitation on lines of business;” and

•	Clause (3) of “Merger and consolidation”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an

Investment Grade Rating (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain an Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company or its Restricted Subsidiaries Incurred pursuant to a Credit Facility, together with obligations outstanding under Qualified Receivables Transactions, in an aggregate amount up to the greater of (a) the Borrowing Base and (b) $1,200,000,000, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of “—Limitation on sales of assets and subsidiary stock” that permanently reduce the commitments thereunder;

(2)	Guarantees by the Company or Restricted Subsidiaries of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

(3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary (including any Purchase Money Note) owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c) (i)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

(4)	Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6)	Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

(7)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed $30.0 million at any time outstanding;

(8)	Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bid, performance, surety, appeal and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(9)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case,

Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and Indebtedness arising from automated clearing house transactions pursuant to agreements or overdrafts, controlled disbursement accounts and other electronic funds transfer in the ordinary course of business, provided, however, that in any such instance such Indebtedness is extinguished within five business days of Incurrence;

(11)	Indebtedness of a Permitted Joint Venture that is not a Restricted Subsidiary in an aggregate principal amount not to exceed $25.0 million at any time outstanding as calculated pursuant to the third paragraph of the definition of “Indebtedness”; and

(12)	in addition to the items referred to in clauses (1) through (11) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $50.0 million at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary that is not a Subsidiary Guarantor may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or any Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2)	all Indebtedness outstanding on the date of the Indenture under the Senior Credit Facility shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(3)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)	if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; provided further that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)	dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result therefrom); or

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (excluding the Restricted Payments permitted by clauses (1), (2), (3), (4), (6), (7) and (8) below) would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the

Indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (y) Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock to the extent used to redeem Notes in compliance with the provisions of the second paragraph of “Optional redemption”);

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion (other than the 3.50% Converts outstanding on the Issue Date) or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted

Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness;

(4)	so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Limitation on sales of assets and subsidiary stock” below;

(5)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(6)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(7)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(9)	the declaration and payment of dividends on (A) the Company’s common stock, par value $1.00 per share (the “Common Stock”) in an amount not to exceed $0.30 per share in any fiscal year, which amount will be reduced to reflect any subdivision of the Common Stock by means of a stock split, stock dividend or otherwise and (B) the Company’s Series A preferred stock, par value $1.00 per share; provided that the aggregate of the dividends permitted by clauses (A) and (B) shall not exceed $10.0 million in the aggregate in any fiscal year, and the dividends permitted by clause (B) shall not exceed $200,000 in any fiscal year; provided further that at the time of declaration of such dividend permitted under clause (A) (x) no Default or Event of Default has occurred and is continuing and (y) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant; and

(10)	Restricted Payments in an amount not to exceed $25.0 million; provided that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $25.0 million.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on other Indebtedness giving rise to the obligation to grant an equal and ratable Lien securing the Notes.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2)	the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness;”

(3)	the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under “Limitation on liens;” and

(4)	the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on sales of assets and subsidiary stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

(i)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture, the Notes, the Exchange Notes, the Subsidiary Guarantees and the Senior Credit Facility in effect on such date;

(ii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the holders of the Notes (as determined by the Company in its good faith judgment) than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(iv)	in the case of clause (3) of the first paragraph of this covenant, any Permitted Lien and encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

(b)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v)	any encumbrance or restriction relating to a Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are customary to effect such Qualified Receivables Transaction;

(vi)	(a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vii)	any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale of Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(viii)	net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(ix)	any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(x)	encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred by Subsidiary Guarantors in accordance with “—Limitation on Indebtedness,” that are not more restrictive, taken as a whole, than those applicable to the Company in the Indenture (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level);

(xi)	encumbrances or restrictions with respect to Restricted Subsidiaries that are not Subsidiary Guarantors, that are Incurred subsequent to the Issue Date pursuant to clause (12) of the second paragraph of the covenant “—Limitation on indebtedness,” by Restricted Subsidiaries, provided that after giving effect to such Incurrence of Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant “—Limitation on indebtedness”; and

(xii)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on sales of assets and subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a)	to prepay, repay or purchase secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or secured Indebtedness of a Wholly Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b)	to the extent of the balance of such Net Available Cash after any application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or pursuant to arrangements in place within the 360 day period (to the extent such arrangements are completed within 90 days after execution of such arrangement);

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested (or under contract for investment) as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition, if the aggregate amount of Excess

Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

The Company will comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on affiliate transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of such Affiliate Transaction are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)

in the event such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate

Transaction is fair, from a financial standpoint, to the Company or its Restricted Subsidiaries or is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “Limitation on restricted payments;”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans provided on behalf of officers and employees approved by the Board of Directors of the Company;

(3)	loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $3.0 million in the aggregate outstanding (without giving effect to the forgiveness of any such loan) at any one time with respect to all loans or advances made since the Issue Date; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;

(4)	any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity) and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Certain covenants—Limitation on indebtedness;”

(5)	the payment of reasonable and customary fees paid to directors, and indemnity provided on behalf of, directors, officers and employees of the Company or any Restricted Subsidiary;

(6)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

(7)	sales or other transfers or dispositions of Receivables and other related assets to a Receivables Entity in a Qualified Receivables Transaction, and Permitted Investments made in connection with a Qualified Receivables Transaction;

(8)	transactions in the ordinary course of the business of the Company and its Restricted Subsidiaries; provided that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person; and

(9)	any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Company.

Limitation on sale of capital stock of restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of its Voting Stock (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares or to third parties in order to comply with foreign stock ownership laws) to any Person except:

(1)	to the Company or a Wholly-Owned Subsidiary; or

(2)	in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or such Restricted Subsidiary complies with the terms of the covenant described under “—Limitation on sales of assets and subsidiary stock.”

SEC reports

The Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

The filing requirements set forth above for the applicable period shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (each as described under “Exchange offer; registration rights”) by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supercede or in any manner suspend or delay the Company’s reporting obligations set forth in this covenant.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and any related financings, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant;

(4)	each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor unless:

(1)	(a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” and “—Limitation on sale of capital stock of a Restricted Subsidiary.

Future subsidiary guarantors

(a)

The Company will not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (other than a Foreign Subsidiary guaranteeing the Indebtedness of any other Foreign Subsidiary) unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) on the Notes on a senior basis and all other obligations under the Indenture except that with respect to a Guarantee of Indebtedness of the Company if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, subject to bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and general principles of equity; provided that this paragraph (a) shall not be applicable to any Guarantee by any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) that Guarantees the payment of obligations of the Company or any Restricted Subsidiary under the Senior Credit Facility; provided, further that such Senior Credit Facility does not include Indebtedness incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act.

(b)	Notwithstanding the foregoing and the other provisions of this Indenture, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged in the event a Subsidiary Guarantor is sold or disposed of if: (i) the sale or other disposition is in compliance with the Indenture, including the covenants “—Limitation on sales of assets and subsidiary stock,” “—Limitation on sales of capital stock of restricted subsidiaries” and “—Merger and consolidation”; and (ii) all the obligations of such Subsidiary Guarantor under the guarantee which resulted in the issuance of such Subsidiary Guarantee terminate upon consummation of such transaction. In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if: (i) the guarantee which resulted in the issuance of such Subsidiary Guarantee is released and discharged in full so long as such Restricted Subsidiary has not incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor, (ii) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (iii) in connection with any legal defeasance of the Notes in connection with the terms of the Indenture.

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1)	default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain covenants—Merger and consolidation;”

(4)	failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants—Merger and consolidation” which is covered by clause (3));

(5)	failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a)	is caused by a failure to pay when due principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its final stated maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8)	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9)	any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default in writing and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to                     , 2008 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to                     , 2008, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Amendments and waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under “Optional Redemption,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(8)	modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture and the Notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4)	add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(5)	secure the Notes;

(6)	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7)	make any change that does not adversely affect the rights of any holder;

(8)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9)	provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(10)	release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture; or

(11)	provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “Change of control” and under covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Company to comply with clause (3) under “Certain covenants—Merger and consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

The Bank of New York Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“2006 Notes” means the 9 1/8% Notes due 2006 issued under the Indenture dated as of July 1, 1996 among Ryerson Tull, Inc. and The Bank of New York, as trustee.

“3.50% Converts” means the 3.50% Convertible Senior Notes due 2024 issued under the Indenture dated as of November 10, 2004 among Ryerson Tull, Inc., Ryerson Tull Procurement Corporation and The Bank of New York Trust Company, N.A., as trustee.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, plant or equipment (including, without limitation, maintenance capital expenditures) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2)	an aggregate of $40.0 million of inventory;

(3)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of “Certain covenants—Limitation on affiliate transactions” exclusively, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or pursuant to foreign ownership laws), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(2)	the sale of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	the exchange of real property for other similar real property structured on a tax-free like-kind basis in accordance with § 1031 of the Code;

(6)	transactions permitted under “Certain covenants—Merger and consolidation;”

(7)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(8)	for purposes of “Certain covenants—Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a Restricted Payment made in accordance with “Certain covenants—Limitation on restricted payments;”

(9)	transfers of Receivables and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10)	dispositions of assets with an aggregate fair market value since the Issue Date of less than $10.0 million;

(11)	the creation of any Permitted Lien and dispositions in connection with Permitted Liens;

(12)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant under the caption “Certain covenants—Limitation on indebtedness;”

(14)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (11) of the definition of “Permitted Investments”);

(15)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; and

(16)	foreclosure on assets.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company under or in respect of the Senior Credit Facility and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Borrowing Base” means, as of the date of determination, an amount equal to the Borrowing Base determined in accordance with the Senior Credit Facility and set forth in a Borrowing Base Certificate delivered to the administrative agent under the Senior Credit Facility, and in the event the dollar amount of extensions of credit under the Senior Credit Facility is not determined by means of a borrowing base formula that calculates available receivables and available inventory on a domestic consolidated basis, then the Borrowing Base will equal the sum, without duplication of (1) 85% of the net book value of the Company’s and its Restricted Subsidiaries’ accounts receivable at such date and (2) 65% of the net book value of the Company’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)	investments in shares of money market funds registered under the Investment Company Act of 1940, as amended, with a rating of at least AAAm or the equivalent thereof by Standard & Poor’s Ratings Services or Aaa or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments.

“Change of Control” means:

(1)

any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or its Restricted Subsidiaries); or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, Consolidated Interest Expense for such period shall be reduced by the amount of Consolidated Interest Expense directly attributable to the Indebtedness of such Restricted Subsidiary if the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act), except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction (which operating expense reductions are reasonably expected to be sustainable), provided that, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustment are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets;”

(5)	other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense (without duplication):

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(7)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(8)	Receivable Fees; and

(9)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness”.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	amortization or writeoff of debt issuance costs or debt discount;

(5)	any noncash compensation charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

(6)	inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to any acquisition transaction;

(7)	any extraordinary gain or loss; and

(8)	the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Facility, or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of control” and “Certain covenants—Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “Certain covenants—Limitation on restricted payments.”

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Equity Offering” means a primary public or private offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants—Limitation on restricted payments,”

(1)

“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) of Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Services.

“Issue Date” means December     , 2004.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred (including expenses incurred for environmental remediation relating to such Asset Disposition), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed (including escrows relating to environmental remediation) of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)

loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain covenants—Limitation on sales of assets and subsidiary stock”;

(9)	Investments in existence on the Issue Date;

(10)	Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness”;

(11)	Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest in a Receivables Entity or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(12)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (12), in an aggregate amount at the time of such Investment not to exceed $35.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(13)	Guarantees issued in accordance with “Certain covenants—Limitation on indebtedness.”

“Permitted Joint Venture” means, with respect to any Person, any corporation, association, or other business entity (other than a partnership) of which 50% or less of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and any partnership, joint venture, limited liability company or similar entity of which 50% or less of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness under a Credit Facility to the extent such Indebtedness is permitted under clause (1) of “Certain covenants—Limitation on indebtedness”;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders,

contracts (other than for the payment of Indebtedness), warranty obligations or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired, (ii) such judgment Liens do not secure obligations in an aggregate amount exceeding $75,000,000 and (iii) such judgment Liens do not in the aggregate materially detract from the value of the Company’s assets or materially impair the use of the operation of the Company’s business; provided that clauses (ii) and (iii) shall not be applicable if such judgment Lien is adequately bonded;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)	such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date;

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)	Liens securing the Notes and Subsidiary Guarantees;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness (or Refinancing Indebtedness)(other than Indebtedness that is secured by Liens permitted under clauses (1), (21) and (22)) that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(21)	Liens securing Indebtedness permitted under clauses (10) and (11) of the second paragraph of “Certain covenants—Limitation on indebtedness”;

(22)	Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $25.0 million;

(23)	Liens arising out of consignments or similar arrangements for the sale of goods in the ordinary course of business; and

(24)	Liens securing Hedging Obligations related to Currency Agreements or Commodity Agreements entered into to protect against fluctuations in exchange rates and commodity prices in the ordinary course of business.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Ratings Agency” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any Restricted Subsidiary (which is not a Receivables Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary (which is not a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary (which is not a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any Restricted Subsidiary (which is not a Receivables Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivable Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivable or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Credit Facility, the term “Representative” shall refer to the administrative agent under the Senior Credit Facility.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Senior Credit Facility” means the Credit Facility among the Company, JPMorgan Chase Bank, as Administrative Agent and the lenders parties thereto from time to time, dated as of December 22, 2002, as amended, as the same may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including, without limitation, (x) the proposed $1,000,000,000 Amended and Restated Credit Agreement being entered into in connection with the Company’s acquisition of Integris Metals, Inc. and (y) increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under “Limitation on indebtedness”); provided that a Senior Credit Facility shall not (x) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulations S) pursuant to an exemption from the registration requirements of the Securities Act or (y) relate to Indebtedness that does not consist exclusively or Senior Indebtedness or Guarantor Senior Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions (including servicing obligations).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar business entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means Ryerson Tull Procurement Corporation and any other Restricted Subsidiary (other than a Receivables Entity) that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Subsidiary Guarantor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments;”

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no

Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares and shares required to be held by third persons pursuant to foreign ownership laws) is owned by the Company or another Wholly-Owned Subsidiary.

Attachment A

Information relating to Integris Metals, Inc.

The information contained in this Attachment A was obtained from Integris (with respect to financial information subsequent to January 2, 2004) or from filings that Integris has made with the SEC (with respect to financial information as of January 2, 2004 or prior).

In this Attachment A, unless the context otherwise require, “we” “us,” “our,” “Integris” and “Integris Metals” and similar terms refer to Integris Metals, Inc. and subsidiary. Unless the context otherwise requires, “Alcoa” refers to Alcoa Inc. and its subsidiaries and affiliates and “BHP Billiton” refers to BHP Billiton Plc and BHP Billiton Limited and their respective subsidiaries and affiliates.

Selected consolidated and combined financial data of Integris

The following table sets forth selected consolidated and combined financial data for Integris’ operations as of and for the periods ended at the dates indicated. You should read this selected consolidated and combined historical financial information together with Integris’ consolidated financial statements and “Management’s discussion and analysis of financial condition and results of operations of Integris,” which are included elsewhere in this Attachment A.

Integris’ fiscal year is composed of 52 or 53 weeks ending on the Friday closest to December 31. Integris derived the selected consolidated financial data for fiscal year 2003 and fiscal year 2002, and for the period from November 1, 2001, the date of its formation, through December 28, 2001, from its audited consolidated financial statements. Integris’ audited financial statements as of January 2, 2004 and January 3, 2003 and for the years ended January 2, 2004 and January 3, 2003 and for the period from November 1, 2001 through December 28, 2001 are included elsewhere in this Attachment A. Integris derived the selected balance sheet data as of December 28, 2001 from its audited consolidated financial statements not included in this document. Integris was created on November 1, 2001, through a combination of NAMD (the metals service center business of BHP Billiton) and RASCO (the metals service center business of Alcoa). Prior to June 30, 2001, NAMD was wholly owned by Billiton Plc. Effective June 30, 2001, Billiton Plc entered into a merger with BHP Limited creating BHP Billiton. Accordingly, Integris has derived the selected combined financial data as of and for the six-month and four-month periods ended June 30, 2001, and October 31, 2001, respectively, from NAMD’s audited financial statements, which are included elsewhere in this Attachment A. In addition, Integris has derived the selected combined financial data as of and for the ten-month period ended October 31, 2001, from RASCO’s audited financial statements, which are included elsewhere in this Attachment A.

Integris derived the selected consolidated financial data as of October 1, 2004 and for the nine months ended October 1, 2004, and the nine months ended October 3, 2003, from its unaudited interim financial statements included elsewhere in this Attachment A. The unaudited interim financial statements include all adjustments consisting only of normal recurring adjustments that Integris considered necessary for a fair statement of its results of operations and financial condition for these periods and as of such dates. The results for the nine months ended October 1, 2004, are not necessarily indicative of results to be expected for the full year.

Prior to fiscal year 2001, NAMD consisted of Vincent Metal Goods, a division of Rio Algom, Inc., a wholly owned subsidiary of Rio Algom Limited, and Atlas Ideal Metals, also a wholly owned subsidiary of Rio Algom Limited. Effective October 6, 2000, Billiton Plc purchased Rio Algom Limited. NAMD’s unaudited selected financial data for the year ended December 31, 1999, and the periods ended October 6, 2000, and December 31, 2000, have been derived from the accounting records of Rio Algom, Inc. and Atlas Ideal Metals. Prior to fiscal year 2001, RASCO consisted of Reynolds Aluminum Supply Company, a division of Reynolds Metals Company and RASCO Specialty Metals and Permamet, Inc., wholly owned subsidiaries of Reynolds Metals Company. Effective May 3, 2000, Alcoa Inc. and Reynolds Metals Company completed a merger which was accounted for as a purchase transaction by Alcoa. RASCO’s unaudited selected financial data for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, have been derived from the accounting records of the aforementioned businesses. Because of the respective ownership changes described above, the respective financial data for the years 1999 and 2000 has been presented in a separate financial table. All of the financial data presented for the 1999 and 2000 periods is unaudited and does not purport to represent the results of operations of each respective entity had the entity been operated on a stand alone basis, nor do they purport to represent what Integris’ consolidated results of operations, total assets and total long term debt would have been if it had been formed on January 1, 1999.

	NAMD		RASCO	Integris
	January 1, 2001 Through June 30, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through October 31, 2001	November 1, 2001 Through December 28, 2001	Fiscal Year 2002	Fiscal Year 2003	Nine Months Ended October 3, 2003 (unaudited)	Nine Months Ended October 1, 2004 (unaudited)
	Combined	Combined	Combined	Consolidated
		(dollars in thousands)
Statements of Operations Data:
Net sales	$533,478	$317,633	$645,949	$221,048	$1,520,332	$1,494,088	$1,132,307	$1,491,480
Cost of sales	449,774	268,473	543,890	183,566	1,242,683	1,248,911	945,679	1,213,968

Gross profit	83,704	49,160	102,059	37,482	277,649	245,177	186,628	277,512
Selling, general and administrative expenses	70,313	42,539	98,358	42,156	242,604	217,619	164,310	194,320
Restructuring and other related costs	—	—	—	6,900	8,946	1,123	822	1,642

Operating income (loss)	13,391	6,621	3,701	(11,574)	26,099	26,435	21,496	81,550
Interest expense (income), net	8,711	3,971	—	1,332	8,381	10,340	7,827	7,649
Other expense (income), net	(447)	3,910	—	834	(1,054)	(51)	—	1,192

Income (loss) before income taxes	5,127	(1,260)	3,701	(13,740)	18,772	16,146	13,669	72,709
Income tax provision (benefit)	3,993	1,760	1,410	(3,716)	8,889	5,219	4,612	26,220

Net income (loss)	$1,134	$(3,020)	$2,291	$(10,024)	$9,883	$10,927	$9,057	$46,489

Statements of Cash Flow Data:
Cash flows provided by (used in) operating activities	$28,254	$15,462	$56,372	$(26,997)	$41,958	$3,732	$(3,795)	$(70,887)
Cash flows used in investing activities	(3,275)	(2,687)	(3,738)	(3,526)	(6,516)	(8,241)	(6,326)	(2,806)
Cash flows (used in) provided by financing activities	(16,107)	(9,376)	(55,376)	18,210	(35,418)	(1,068)	2,806	74,086

Other Financial Data (unaudited):
Capital expenditures	$5,295	$2,687	$3,738	$1,589	$8,948	$16,384	$13,199	$4,953

	NAMD	RASCO	Integris
	October 31, 2001	October 31, 2001	December 28, 2001	January 3, 2003	January 2, 2004	October 3, 2003 (unaudited)	October 1, 2004 (unaudited)
	Combined	Combined	Consolidated
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,669	$1,831	$6,975	$6,904	$2,847	$603	$4,225
Total assets	474,432	299,836	730,105	679,716	687,709	686,255	857,061
Total long term debt	60,000	—	110,000	109,789	167,028	170,451	247,320
Divisional/Stockholders’ equity	155,962	215,741	298,004	306,611	333,951	334,806	371,767

	NAMD(1)	RASCO(2)	NAMD(1)		RASCO(2)
	Year ended December 31, 1999	Year ended December 31, 1999	January 1, 2000 Through October 6, 2000	October 7, 2000 Through December 31, 2000	January 1, 2000 Through May 3, 2000	May 4, 2000 Through December 31, 2000
	(dollars in thousands)
Combined Statements of Operations Data:	(unaudited)
Net sales	$1,075,719	$791,664	$888,417	$264,764	$334,223	$633,869
Cost of sales	886,116	659,444	730,116	222,108	278,260	544,357

Gross profit	189,603	132,220	158,301	42,656	55,963	89,512
Selling, general and administrative expenses	155,938	98,034	119,280	34,773	41,337	77,623

Operating income	33,665	34,186	39,021	7,883	14,626	11,889
Interest expense, net	17,603	—	13,942	4,895	—	—
Other expense (income), net	11,962	162	(8,090)	(951)	(319)	(58)

Income before income taxes	4,100	34,024	33,169	3,939	14,945	11,947
Income tax provision	1,620	13,216	13,101	2,167	5,679	4,497

Net income	$2,480	$20,808	$20,068	$1,772	$9,266	$7,450

	NAMD(1)	RASCO(2)	NAMD(1)	RASCO(2)
	December 31, 1999	December 31, 1999	December 31, 2000	December 31, 2000
	(dollars in thousands)
Combined Balance Sheet Data:	(unaudited)
Total assets	$477,655	$280,876	$492,937	$361,212
Total long-term debt	248,959	—	220,524	—

(1)	The 1999 and 2000 selected combined financial data presented for NAMD have been derived from the accounting records of Vincent Metal Goods and Atlas Ideal Metals. The accompanying combined statement of operations data presented includes all revenues and costs of doing business identified by management in compiling such information. In addition, NAMD’s accompanying selected combined financial data for the period ended December 31, 2000 reflects the purchase accounting impact of the Billiton acquisition previously described. Total assets, therefore, at December 31, 2000, include goodwill of approximately $30,600.

Included in selling, general and administrative expenses for the year ended December 31, 1999, and the periods ended October 6, 2000, and December 31, 2000, are $1,906, $931 and $302, respectively, of allocated costs related to corporate and common expenses incurred by NAMD’s parent on its behalf. These costs related primarily to legal, treasury, human resource and risk management services provided by Rio Algom Limited. Management believes the allocation methods are reasonable.

NAMD maintained separate inter-company debt accounts owed to its parent. Interest expense related to that debt has been included in the operating results of NAMD as such amounts were historically recorded by NAMD.

The operations of Vincent Metal Goods in the United States were included in the consolidated income tax return of Rio Algom, Inc. The income tax information presented reflects Vincent Metal Goods as if it were on a “separate return” basis. Atlas Ideal Metals in Canada filed a separate Canadian income tax return. The difference between the effective income tax rate presented and the statutory federal income tax rate is primarily related to state taxes, certain non-deductible expenses and, for the period ended December 31, 2000, non-recognition of an income tax benefit on Canadian losses resulting from uncertainty with respect to the utilization of net operating loss carryforwards.

(2)

The 1999 and 2000 selected combined financial data presented for RASCO have been derived from the accounting records of Reynolds Metals Company and its wholly owned subsidiaries, RASCO Specialty Metals and Permamet, Inc. The accompanying combined statement of operations data presented includes all revenues and related costs of doing business identified by management in compiling such information. RASCO’s accompanying selected combined financial data for the period ended December 31, 2000 reflects the purchase accounting impact of the Alcoa acquisition previously described, which resulted in no goodwill being recognized by RASCO.

Included in selling, general and administrative expenses for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, are $8,615, $3,363 and $5,487 of allocated costs related to corporate and common expenses incurred by RASCO’s parent on its behalf. These costs related primarily to information technology services, credit and customer receivable management, human resource services and other general corporate services. Management believes the allocation methods are reasonable.

In addition, cost of sales for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, include a LIFO (charge) benefit of $36, ($3,319) and $3,000, respectively, related to an allocation of Reynolds’ overall LIFO (charge) benefit for the periods indicated, due to the fact that Reynolds accounted for its LIFO inventories at the consolidated level. Total assets at December 31, 1999 and 2000, include LIFO reserves of ($74,178) and $3,000, respectively, which have also been allocated from Reynolds’ overall LIFO reserves. The change in the allocated LIFO reserve between 1999 and 2000 is due to the fact that during 2000 inventories were revalued to market value as a result of the purchase accounting applied to the acquisition of Reynolds by Alcoa.

The 1999 and 2000 selected combined financial data presented do not reflect an allocation of general corporate debt or interest expense incurred by Reynolds or Alcoa in financing RASCO’s operations or activities, as neither Reynolds nor Alcoa made such allocations to their operations, including RASCO.

The operations of RASCO and Permamet in the United States were included in the consolidated U.S. income tax returns of Reynolds and Alcoa. RASCO Specialty Metals in Canada filed a separate Canadian income tax return. The income tax provision presented has been prepared assuming RASCO was on a “separate return” basis. The difference between the effective tax rate and the statutory federal income tax rate is primarily related to state taxes, and certain non-deductible expenses.

Management’s discussion and analysis of financial condition and results of operations of Integris

The following discussion and analysis of the financial condition and results of Integris’ operations should be read in conjunction with the consolidated financial statements of its operations included elsewhere in this Attachment A. Some of the information contained in this discussion and analysis, including information with respect to Integris’ plans and strategy, constitutes forward-looking statements that involve risks and uncertainties.

Overview

The metals service center industry is cyclical, impacted both by market demand and metals supply. Periods of strong or weak market demand principally result from the cyclical nature of the industries in which end-users of metal operate and generally reflect broader macroeconomic trends in the manufacturing sector. Integris sells its products and services to many industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances and building and construction.

The manufacturing sector in North America experienced a significant recession from 2001 through the third quarter of 2003. During this period, sales volumes decreased and metals prices declined, adversely impacting Integris’ financial results. During the first nine months of 2004, industrial production in the United States increased approximately 5% from the first nine months of 2003. Integris experienced selling price increases of approximately 20% in this period. This, together with an increase in sales volumes of approximately 10%, necessitated growing inventories and cash requirements. In order to manage its working capital requirements through the cycle, Integris increased the size of its senior secured credit facility in April 2004.

Integris categorizes its sales as transactional and program sales, each of which contributes to its success. Integris believes its transactional sales will continue to generate higher margins from transactional sales to end-users with small-scale metals needs as compared to its program sales. Integris believes, however, that large end-users of metals will continue to exert leverage in negotiating supply contracts in Integris’ program sales. Accordingly, Integris’ growth strategy emphasizes developing new value-added services to augment those products and services it traditionally provides.

Integris was formed in November 2001 through the combination of Alcoa and BHP Billiton’s metals service center businesses. Within its first two full fiscal years of operations, Integris combined its computer systems, consolidated its headquarters and staff, established independent financing and consolidated 26 redundant facilities in the United States and Canada. These steps allowed Integris to eliminate redundant equipment, reduce inventory and permanently reduce its work force by approximately 245 employees. The costs associated with this integration were accounted for as restructuring and other related costs in the relevant periods.

There are several principal factors that drive Integris’ profitability:

Sales volumes. Integris’ sales volume is driven by market demand, which is largely determined by overall industrial production, as well as conditions in its customers’ specific industries. As market demand increases, volumes, net sales and operating income tend to increase in dollar terms. Integris’ key volume metric is average daily volume, which is measured in millions of pounds per shipping day (business day). Average daily volume provides a more accurate reflection of customer demand than monthly volumes as it is unaffected by the varying number of days in a given month.

Sales prices. Integris’ sales prices generally increase when supply tightens, typically as a result of increased demand. Because sales price fluctuations do not have a major influence on its operating expenses, the impact of changing prices on Integris’ operating income is greater than the effect of volume changes. Average selling price is calculated as the total net sales for the period divided by the total volume for the period measured in pounds.

Metal costs. The price at which Integris obtains metal and its ability to pass increased costs through to its customers are critical to its profitability. A key driver of Integris’ business, therefore, is its ability to acquire raw materials at competitive prices.

Operating expenses. Many of Integris’ expenses are variable and tend to rise and fall with changes in sales volume and number of transactions, which helps stabilize operating income at different levels of customer demand. However, when volumes decline Integris cannot similarly reduce the fixed portion of its operating costs. Optimizing its business processes, therefore, can have significant effects on Integris’ profitability, irrespective of the volume impacts.

Results of operations

Integris operates on a fiscal year that ends on the Friday closest to December 31. For the purposes of this Management’s Discussion and Analysis, the unaudited pro forma combined period ended December 28, 2001 (“pro forma fiscal year 2001”), was compiled from the audited statements of NAMD for the six-month period ended June 30, 2001, and the four-month period ended October 31, 2001, of RASCO for the ten-month period ended October 31, 2001, and of Integris for the period from November 1, 2001 through December 28, 2001. The unaudited pro forma fiscal year 2001 combined statement of income does not purport to represent what the combined results of operations would have been if Integris had been formed on January 1, 2001. The following table sets forth certain income statement data for each of the periods indicated. Dollars are shown in thousands and certain amounts may not calculate due to rounding.

	Pro Forma Fiscal Year 2001		Fiscal Year 2002		Fiscal Year 2003		Nine Months Ended October 3, 2003		Nine Months Ended October 1, 2004
	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales
	(dollars in thousands)
Net sales	$1,718,108	100.0%	$1,520,332	100.0%	$1,494,088	100.0%	$1,132,307	100.0%	$1,491,480	100.0%
Cost of sales	1,445,703	84.1	1,242,683	81.7	1,248,911	83.6	945,679	83.5	1,213,968	81.4

Gross profit	272,405	15.9	277,649	18.3	245,177	16.4	186,628	16.5	277,512	18.6
Selling, general and administrative expenses	253,366	14.7	242,604	16.0	217,619	14.6	164,310	14.5	194,320	13.0
Restructuring and other related costs	6,900	0.4	8,946	0.6	1,123	0.1	822	0.1	1,642	0.1

Operating income	12,139	0.7	26,099	1.7	26,435	1.8	21,496	1.9	81,550	5.5
Interest expense, net	14,014	0.8	8,381	0.6	10,340	0.7	7,827	0.7	7,649	0.5
Other expense (income), net	4,297	0.3	(1,054)	(0.1)	(51)	(0.0)	—	—	1,192	0.1

(Loss) income before income taxes	(6,172)	(0.4)	18,772	1.2	16,146	1.1	13,669	1.2	72,709	4.9
Income tax provision	3,447	0.2	8,889	0.6	5,219	0.3	4,612	0.4	26,220	1.8

Net (loss) income	$(9,619)	(0.6)%	$9,883	0.7%	$10,927	0.7%	$9,057	0.8%	$46,489	3.1%

Definitions

Net Sales. Net sales include sales of material, processing and freight billed to customers, less returns, allowances, cash discounts and customer rebates.

Cost of Sales. Cost of sales includes the cost of material from mill suppliers, in-bound freight, processing costs (including depreciation) and inventory provisions. All inventories except Integris’ U.S. aluminum inventories are valued using the first-in-first-out (FIFO) method. Integris accounts for its U.S. operation’s aluminum inventory, which was approximately 33% of its total inventory at October 1, 2004, using the last-in, first-out (LIFO) valuation method. In periods of rising prices, a reserve is created for the difference between LIFO and FIFO values, resulting in a charge against income. As prices decrease, the LIFO reserve will decrease, resulting in higher income to the extent that market prices (generally defined as replacement costs) exceed LIFO cost. When Integris’ FIFO costs fall below LIFO cost, as may happen during periods of recession, inventory is valued at the lower of cost or market.

Selling, general and administrative expenses. Selling, general and administrative expense includes facilities, material handling, warehousing (net of processing costs included in cost of sales), local delivery, depreciation (net of amount included in cost of sales), selling and administrative costs and amortization expense. Amortization expense includes amortization of intangibles other than goodwill. Integris makes an annual assessment of the fair value of its goodwill. Since Integris’ formation, no impairments related to goodwill have been recognized.

Restructuring and other related costs. Costs relating to the integration of Integris’ predecessor businesses are classified as restructuring charges. These costs include costs related to closed facilities, reductions in workforce, systems integration costs and other related costs.

Other expense (income). Other expense (income) includes non-operating gains and losses consisting of gains and losses from foreign currency transactions related to fluctuations in the value of the U.S. dollar versus the Canadian dollar and realized gains and losses on derivatives.

Nine months ended October 1, 2004 compared to nine months ended October 3, 2003

Net sales

In the nine months ended October 1, 2004, consolidated net sales increased $359.2 million, or 31.7%, to $1.49 billion compared to $1.13 billion in the same period of 2003. Approximately $251.4 million of the increase was due to a 20.3% increase in Integris’ average selling price. In addition, average daily volume increased 9.5%, which accounted for the remaining $107.8 million of the sales increase.

The increase in average daily volume resulted primarily from increased demand, particularly in aluminum products. Integris believes this increased demand reflects the improving economic climate in North America, which has led to increased industrial production. The increase in Integris’ average selling price primarily resulted from an increase in underlying commodity prices, particularly nickel, which is a significant component of stainless steel. In addition, Integris’ average selling price increased due to supply constraints arising as a result of reduced metal capacity and increased demand.

Gross profit

Gross profit increased $90.9 million, or 48.7%, to $277.5 million during the first nine months of 2004 compared to $186.6 million in the same period of 2003. Approximately $73.1 million of the gross profit increase resulted from the increase in Integris’ average selling price per pound sold, which was partially offset by increases in average unit costs and an increase in LIFO reserves of $14.0 million. The increase in LIFO reserves was due to current and anticipated increases in our aluminum product costs. The remaining gross profit increase of $17.8 million was the result of an increase in volume. As a percentage of sales, gross profit increased to 18.6% in the nine months ended October 1, 2004, compared to 16.5% in the same period of 2003. This increase reflects increased customer demand and supply constraints, with their attendant volume and price increases, and Integris’ ability to pass on our increased costs to our customers.

Selling, general and administrative expenses

During the nine months ended October 1, 2004, selling, general and administrative expenses increased $30.0 million to $194.3 million, an 18.3% rise over the nine months ended October 3, 2003. The increase resulted from Integris’ higher profitability, which resulted in higher profit-based commissions and incentives, as well as its increased sales volume, which caused increased warehousing and delivery costs. As a percentage of sales, selling, general and administrative expenses decreased to 13.0% in the nine months ended October 1, 2004 compared to 14.5% in the nine months ended October 3, 2003, which reflects the impact of increased sales, which have less impact on the level of selling, general and administrative expenses.

Restructuring and other related costs

Restructuring and other related costs during the nine months ended October 1, 2004 increased $0.8 million over the corresponding period of 2003 due to a write-down to fair market value of properties held for sale. See Note 3 to our Consolidated Financial Statements for additional information regarding restructuring and other related costs.

Operating income

During the nine months ended October 1, 2004, operating income increased to $81.6 million, or 5.5% of net sales, compared to 1.9% of net sales during the comparable period of 2003. This increase was primarily due to higher revenues and gross profit resulting from the increases in average daily volume and average selling price.

Other expense (income)

During the nine months ended October 1, 2004, other expense was $1.2 million due primarily to losses on foreign currency exchange contracts relating to Integris’ Canadian operations and commodity futures contracts accounted for as derivatives. During the first nine months of fiscal year 2003, Integris did not enter into any such derivative instruments. See “—Quantitative and Qualitative Disclosure About Market Risk” and Notes 2 and 9 to our Consolidated Financial Statements for additional information regarding derivative instruments.

Taxes

Integris’ effective income tax rate increased to 36.1% of pre-tax income in the nine months ended October 1, 2004, from 33.7% in the same period of 2003 due to a reduction in 2004 in the proportion of its Canadian subsidiary’s pre-tax income as a proportion of Integris’ consolidated pre-tax income. During the first nine months of fiscal years 2004 and 2003, no income taxes were provided for Integris’ Canadian subsidiary because net operating loss carryforwards (for which the tax benefits were not previously recorded) were used to offset the subsidiary’s taxable income.

Fiscal year 2003 compared to fiscal year 2002

Net sales

In fiscal year 2003, consolidated net sales decreased $26.2 million, or 1.7%, to $1.49 billion compared to $1.52 billion in fiscal year 2002. A 5.6% decline in average daily volume, as well as four fewer shipping days in fiscal year 2003 compared to fiscal year 2002, resulted in a sales decrease of $104.4 million. This decrease was partially offset by additional sales of $78.2 million due to a 5.5% increase in Integris’ average selling price per pound.

The decrease in average daily volume was primarily due to reduced customer demand in all Integris’ products resulting from a slowdown in industrial production. In the fourth quarter of 2003, however, Integris experienced improved demand on a pounds per day basis compared to the respective period in fiscal year 2002. The increase in average selling price was primarily a result of increased prices in the underlying commodity components of Integris’ products, including higher nickel surcharges.

Gross profit

Gross profit during fiscal year 2003 decreased $32.5 million, or 11.7%, to $245.2 million compared to $277.6 million in fiscal year 2002. Approximately $13.4 million of the gross profit decrease resulted from increased average unit costs which were partially offset by an increase in Integris’ average selling price per pound sold. The remaining gross profit decrease of $19.1 million was due to the decrease in volume. Average sales prices increased at a lesser rate than Integris’ product costs due to competitive pressure on sales prices restricting Integris’ ability to pass along certain product cost increases to its customers. As a percentage of net sales, gross profit decreased in fiscal year 2003 to 16.4% from 18.3% in fiscal year 2002.

Selling, general and administrative expenses

During fiscal year 2003, selling, general and administrative expenses decreased $25.0 million, or 10.3%, from fiscal year 2002. This decrease resulted principally from reduced personnel, lower information technology costs and lower occupancy costs resulting from the integration of Integris’ two predecessor companies, as well as lower variable costs due to reduced sales volume. As a percentage of net sales, selling, general and administrative expenses decreased to 14.6% in fiscal year 2003 from 16.0% in fiscal year 2002 reflecting the cost savings stated above.

Restructuring and other related costs

Integris’ restructuring and other related costs in fiscal year 2003 decreased $7.8 million from fiscal year 2002 as most of the restructuring related to Integris’ formation was completed in fiscal year 2002. Restructuring charges during fiscal year 2003 were primarily related to write-downs to fair market value of properties held for sale, offset by a reduction of previously recorded severance accruals and lease termination costs. See Note 3 to Integris’ Consolidated Financial Statements for additional information regarding restructuring and other related costs.

Operating income

Operating income during fiscal year 2003 was $26.4 million, or 1.8% of net sales compared to $26.1 million, or 1.7% of net sales for fiscal year 2002. The decrease in gross profit dollars was offset by a reduction in operating expenses and restructuring charges.

Interest expense

During fiscal year 2003, interest expense was $10.3 million, an increase of $2.0 million over fiscal year 2002. This increase resulted from higher interest costs associated with Integris’ senior secured credit facility, as compared to Integris’ former stockholder loans which were refinanced in August 2002. The increased interest expense was partially offset by decreased average borrowing levels.

Other expense (Income)

During fiscal year 2003, other income was $0.1 million, a decrease of $1.0 million from fiscal year 2002. This decrease resulted from a lower benefit resulting from changes in foreign exchange rates. During fiscal year 2002, other income included a U.S. $1.0 million non-operating gain due to the benefit resulting from changes in the Canadian foreign exchange rate on Integris’ Canadian subsidiary’s U.S. dollar denominated debt. Integris’ Canadian subsidiary paid off this debt in August 2002.

Taxes

Integris’ effective income tax rate decreased to 32.3% of pre-tax income in fiscal year 2003 from 47.4% in fiscal year 2002 due primarily to fluctuations in the net income and losses of its Canadian subsidiary. During fiscal year 2003, no income taxes were provided for Integris’ Canadian subsidiary’s pre-tax income due to the utilization of net operating loss carryforwards available to offset the subsidiary’s current year income (which were not previously recorded). During fiscal year 2002, Integris’ pre-tax income was reduced by losses from its Canadian subsidiary for which no income tax benefit was provided due to uncertainty regarding the recoverability of loss carryforwards in future periods.

Fiscal year 2002 compared to unaudited pro forma fiscal year 2001

Integris was formed in November 2001 through the combination of the metals service center businesses of Alcoa and BHP Billiton. As a result, Integris does not have full-year financial data for 2001. As such, the unaudited pro forma combined data consists of audited financial statements for NAMD for the six-month period ended June 30, 2001, and the four-month period ended October 31, 2001, RASCO for the ten-month period ended October 31, 2001, and lntegris for the period from November 1, 2001 through December 28, 2001. In order to present Management’s Discussion and Analysis in a meaningful format, Integris has combined these predecessor statements to reflect them on an unaudited pro forma combined basis. The pro forma fiscal year 2001 combined statement of income does not purport to represent what Integris’ consolidated results of operations would have been if it had actually been formed on January 1, 2001. This unaudited pro forma combined data was compiled by totaling the following columns as follows:

	NAMD		RASCO	Integris	Combined
	January 1, 2001 Through June 30, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through October 31, 2001	November 1, 2001 Through December 28, 2001	Pro Forma Fiscal Year 2001
		(dollars in thousands)
Net sales	$533,478	$317,633	$645,949	$221,048	$1,718,108
Cost of sales	449,774	268,473	543,890	183,566	1,445,703

Gross profit	83,704	49,160	102,059	37,482	272,405
Selling, general and administrative Expenses	70,313	42,539	98,358	42,156	253,366
Restructuring and other related costs	—	—	—	6,900	6,900

Operating income (loss)	13,391	6,621	3,701	(11,574)	12,139
Interest expense, net	8,711	3,971	—	1,332	14,014
Other (income) expense, net	(447)	3,910	—	834	4,297

Income (loss) before income taxes	5,127	(1,260)	3,701	(13,740)	(6,172)
Income tax provision (benefit)	3,993	1,760	1,410	(3,716)	3,447

Net income (loss)	$1,134	$(3,020)	$2,291	$(10,024)	$(9,619)

Net sales

In fiscal year 2002, consolidated net sales decreased $197.8 million, or 11.5%, to $1.52 billion compared to $1.72 billion in pro forma fiscal year 2001. Approximately $182.3 million of the sales decrease was due to an overall sales volume decrease of 10.6% comprised of an 11.8% decrease in average daily volume, partially offset by three additional shipping days in fiscal year 2002. Average selling price decreased by 1.0%, which accounted for the remaining sales decrease of $15.5 million. These declines were caused by reduced customer demand resulting largely from the continuing recession in manufacturing industries.

Gross profit

Gross profit during fiscal year 2002 increased $5.2 million, or 1.9%, to $277.6 million compared to $272.4 million in pro forma fiscal year 2001. Gross profit increased approximately $34.3 million as a result of a decrease in Integris’ average unit costs that was greater than a decrease in Integris’ average selling price per pound sold. This increase was offset by a gross profit decrease of $29.1 million that was due to the decrease in sales volume. As a percentage of net sales, fiscal year 2002 gross profit increased to 18.3% from 15.9% in pro forma fiscal year 2001.

Selling, general and administrative expenses

During fiscal year 2002, selling, general and administrative expenses decreased $10.8 million, or 4.2%, to $242.6 million compared to $253.4 million in pro forma fiscal year 2001, due to the decrease in shipping volume, as well as reduced personnel and occupancy costs resulting from the integration of Integris’ two predecessor companies and downsizing efforts to align its workforce with the reduced customer demand. Selling, general and administrative expenses as a percentage of net sales increased to 16.0% in fiscal year 2002 from 14.7% in pro forma fiscal year 2001. This increase was due to the decrease in selling prices which decreased total revenue but had no effect on selling, general and administrative expenses, as well as the fixed component of this expense, which was not impacted by the decline in volume and related sales.

Restructuring and other related costs

Restructuring and other related costs during fiscal year 2002 increased $2.0 million, or 29.7%, to $8.9 million compared to $6.9 million in pro forma fiscal year 2001 due to an increased level of integration activities during fiscal year 2002 as a result of Integris’ formation and offset by lower severance costs in fiscal year 2002 as compared to pro forma fiscal year 2001. See Note 3 to Integris’ Consolidated Financial Statements for additional information regarding restructuring and other related costs.

Operating income

Operating income during fiscal year 2002 of 1.7% of net sales was greater than pro forma fiscal year 2001 of 0.7% due to the increase in gross profit dollars and the reduction in our operating expenses.

Interest expense

In fiscal year 2002, interest expense decreased by $5.6 million to $8.4 million compared to $14.0 million in pro forma fiscal year 2001 primarily as a result of declining interest rates.

Other expense (Income)

In fiscal year 2002, other income (expense) changed by $5.4 million to $1.1 million of income compared to $4.3 million of expense in pro forma fiscal year 2001. This change resulted primarily from the strengthening of the Canadian dollar versus the U.S. dollar during fiscal year 2002, which led to transaction gains in Integris’ Canadian subsidiary’s U.S. dollar-denominated debt and other payable balances.

Taxes

Integris’ effective income tax rate was 47.4% of pre-tax income in fiscal year 2002. Integris’ 2002 pre-tax income was reduced by losses from its Canadian subsidiary for which no income tax benefit was provided due to uncertainty regarding the recoverability of loss carryforwards in future periods.

Liquidity and Capital Resources

Working capital management

The majority of Integris’ total assets are generally comprised of accounts receivable and inventory.

Working capital

	January 3, 2003	January 2, 2004	October 1, 2004
	(dollars in thousands)
Current assets	$449,625	$473,077	$647,844
Current liabilities	(195,629)	(108,174)	(153,729)

Working capital	$253,996	$364,903	$494,115

Integris focuses on days sales outstanding to monitor accounts receivable and days of supply to track inventory levels as these are the most significant components of its adjusted working capital. Days sales outstanding is a measure of the speed with which Integris collects payment for product sold. Lower days of supply reduces the risks associated with price volatility by limiting the time product remains in inventory. These ratios are calculated as follows:

•	Days sales outstanding is calculated as average monthly accounts receivable divided by average daily sales using a three-month rolling average; and

•	Days of supply is calculated as average monthly inventories divided by average daily cost of sales (including adjustments for LIFO) using a three-month rolling average.

Days sales outstanding and days of supply are shown in the table below for each of the periods indicated:

	Three Months Ended(1)
	January 3, 2003	January 2, 2004	October 1, 2004
Days sales outstanding	47.5	48.3	44.8
Days of supply	90.0	79.4	76.4

(1)	By “three months” Integris means the fiscal quarter. Integris operates on a 52 or 53 week fiscal year, as a result of which its fiscal quarters are either 13 or 14 weeks long.

At October 1, 2004, Integris’ accounts receivable days sales outstanding ratio of 44.8 was an improvement from 48.3 at January 2, 2004, and from 47.5 from January 3, 2003. The improvement was due to the increase in Integris’ sales during the second quarter of fiscal year 2004 as well as its ability to effectively manage its accounts receivable during the period.

The inventory days of supply ratio at October 1, 2004, of 76.4 improved from 79.4 at January 2, 2004, and from 90.0 at January 3, 2003. The improvement was due to the increased sales activity in the second quarter of fiscal year 2004 as well as Integris’ ability to manage its levels of inventory effectively during the period.

Liquidity

Integris’ primary sources of liquidity are internally generated funds from operations and its senior secured credit facility. Integris’ business is cash flow counter-cyclical. During periods of economic contraction, demand falls, resulting in excess supply and lower metal costs. Accordingly, both the quantity and the per unit cost of inventory declines rapidly. During this period, inventory is liquidated in accordance with the decrease in demand and absolute levels of accounts receivable are reduced, providing a source of liquidity. By contrast, in periods with increasing volumes and prices, the working capital requirements of the business increase as inventories and accounts receivable increase. At such times, Integris generally increase our borrowing levels to fund these increased requirements.

Cash of $70.9 million was used in operations during the nine months ended October 1, 2004. The cash used in operations was mainly due to increased working capital requirements due to improved business conditions. Cash of $2.8 million was used in investing activities principally for the purpose of purchasing and maintaining property, plant and equipment. During the nine months ended October 1, 2004, cash of $74.1 million was provided by financing activities, principally from increased borrowing under Integris’ senior secured credit facility.

Cash of $3.7 million was provided by operations during the fiscal year 2003 resulting primarily from a decrease in inventory as business conditions generally slowed during the first three quarters of the year. Cash of $8.2 million was used in investing activities during fiscal year 2003, principally to purchase and maintain property, plant and equipment. Cash of $1.1 million was used in financing activities during fiscal year 2003, including cash of $66.1 million used to repay related party debt offset by increased borrowing under Integris’ senior secured credit facility.

Cash of $42.0 million was provided by operations during fiscal year 2002, resulting largely due to decreases in accounts receivable and inventory. Cash of $6.5 million was used in investing activities during fiscal year 2002, primarily to purchase property, plant and equipment. Cash of $35.4 million was used in financing activities in fiscal year 2002, principally due to the repayment of $194.7 million of related party debt.

Integris’ $350.0 million senior secured credit facility is provided by a syndicate of financial institutions. Integris’ availability is determined by a borrowing base calculation based on eligible accounts receivable and inventories pledged as collateral. As of October 1, 2004, $247.3 million was outstanding under this senior secured credit facility, compared to $167.0 million at January 2, 2004, and $109.8 million at January 3, 2003. Integris also had $7.7 million and $6.3 million of letters of credit outstanding under the senior secured credit facility at October 1, 2004, and January 2, 2004, respectively. As of October 1, 2004, Integris had an unused availability of approximately $70.0 million. Due to covenants within the agreement, however, Integris does not anticipate borrowing more than $37.5 million of this availability. Otherwise the credit agreement would impose certain additional requirements, including accelerated reporting and restrictions on Integris’ access to cash accounts. The senior secured credit facility requires Integris to meet a fixed charge coverage ratio and limits the amount of its capital expenditures and dividend payments. As of September 24, 2004, Integris was in compliance with all debt covenants. The $350.0 million senior secured credit facility terminates on August 26, 2006.

Capital expenditures were $5.0 million, $16.4 million and $8.9 million for the nine months ended October 1, 2004, fiscal year 2003 and fiscal year 2002, respectively.

Integris had no material commitments for capital expenditures or capital leases as of October 1, 2004. Integris’ capital expenditure plan for the remainder of 2004 provides for additional expenditures of up to $3.3 million.

Integris’ capital requirements are generally for working capital and capital expenditures for continued improvements in plant capacities and equipment. Integris anticipates that funds generated from its operations and funds available under its senior secured credit facility will be sufficient to meet its working capital and capital expenditures needs and its contractual obligations for the foreseeable future.

Contractual Obligations

The following table summarizes Integris’ contractual obligations at October 1, 2004:

	Payments Due by Period as of October 1, 2004
(dollars in thousands)	Less than 1 year	1–3 years	3–5 years	After 5 years	Total
Senior secured credit facility	$—	$247,320	$—	$—	$247,320
Operating lease obligations	10,625	16,015	7,088	2,188	35,915
Purchase obligations	139,448	17,510	—	—	156,958

Total	$150,073	$280,845	$7,088	$2,188	$440,193

At October 1, 2004, and January 2, 2004, we also had $7.7 million and $6.3 million of stand-by and commercial letters of credit outstanding, respectively. As of October 1, 2004, Integris was in compliance with all material covenants under its contractual obligations.

The contractual obligations disclosed above do not include Integris’ potential future pension funding obligations. As a result of final actuarial calculations for fiscal year 2003, Integris made a voluntary contribution of $1.9 million to our pension plan during the first nine months of fiscal year 2004. Integris anticipates that it will not have any further pension contribution funding requirements under the Employee Retirement Income Security Act, or ERISA, in 2004 but could have material future pension contribution requirements depending on the investment returns on plan assets, assumed discount rates and other factors noted in the Critical Accounting Policies section below. Integris is unable to determine the amount or timing of any such ERISA-required pension contributions in the future, or whether those contributions would have a material adverse effect on its financial condition, results of operations or cash flows.

Off-balance sheet arrangements

Integris has no material off-balance sheet arrangements.

Seasonality

A portion of Integris’ customers are in seasonal businesses, particularly customers in the construction industry. Revenues in the months of July, November and December traditionally have been lower than in other months because of a reduced number of shipping days and holiday closures for some customers. Consequently, Integris’ sales in the first two quarters of the year are usually slightly higher than the third and fourth quarters. Results of any one or more quarters are, therefore, not necessarily indicative of annual results.

Inflation

Inflation generally affects Integris by increasing operating expenses primarily associated with labor rates, employee benefits, transportation, packaging and supplies. Since Integris’ inception, inflation has not had a material impact on it. Integris’ costs for materials sold to customers are impacted primarily by market demand and availability of supply. Integris has generally been successful in adjusting selling prices to reflect changes in material costs.

Quantitative and qualitative disclosures about market risk

In the ordinary course of business, Integris is exposed to various market risk factors, including changes in interest rates, foreign currency exchange rates and metals pricing and availability.

Integris may hold or purchase derivative financial instruments in an attempt to mitigate uncertainty and volatility and cover underlying exposures. These derivatives are for purposes other than trading. Integris is not involved in energy-trading activities, weather derivatives or in other non-exchange commodity trading activities.

From time to time, Integris may enter into fixed price sales programs with customers for certain inventory products, primarily aluminum and stainless steel. From time to time, Integris also enters into commodity futures and options contracts to reduce volatility in the price of certain components of these products. These commodity contracts usually cover periods commensurate with known exposures, generally within one year. The fair value of these contracts and relative sensitivity were not material at July 2, 2004.

Integris uses interest rate swaps to help maintain a strategic balance between fixed and floating rate debt and to manage overall financing costs. As of October 1, 2004, Integris had entered into pay fixed/receive floating interest rate swaps to effectively convert the interest rate from floating to fixed on $85.0 million of debt, through June 2006. These interest rate swaps were designated as cash flow hedges and had an asset value of $1.2 million at October 1, 2004, with a corresponding offset included as a component of accumulated other comprehensive income (net of a deferred tax liability of $0.5 million). At October 1, 2004, Integris had $247.3 million of debt outstanding at an effective interest rate of 4.2%, taking into account outstanding interest rate swaps. A hypothetical change of 10.0% in Integris’ effective interest rate from September 2004 levels would increase or decrease interest expense by $1.0 million per year.

Integris’ Canadian subsidiary uses foreign currency exchange contracts to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. Integris’ Canadian subsidiary’s foreign currency contracts were principally used to purchase U.S. dollars. The U.S. dollar notional amount of all foreign currency contracts outstanding was $32.1 million at October 1, 2004, and had a liability value of $1.9 million. The weighted average current market rate of the portfolio of outstanding contracts at October 1, 2004 was $1.27 Canadian to $1.00 U.S. A hypothetical 10.0% increase (or decrease) in that rate would result in an additional pre-tax gain (or loss) of approximately $3.4 million related to these derivative positions.

The interest rate and foreign exchange risk disclosures do not take into account the underlying anticipated interest payment obligations and the underlying transactional foreign exchange exposures. If the underlying items were included in the analysis, the gains or losses on the contracts may be offset. Actual results will be determined by a number of factors that are not under Integris’ control and could vary significantly from those factors disclosed.

Critical accounting policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Integris’ Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When Integris prepares these financial statements, it is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, Integris evaluates its estimates and judgments, including those related to accounts receivable, inventory valuation, goodwill and intangible assets and pension and post-retirement benefit plans. The estimates and judgments are based on historical experience and various other factors that Integris believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting policies illustrate the more significant judgments and estimates used in preparing Integris’ consolidated financial statements. There have been no material changes made to the critical accounting policies during the periods presented in the Consolidated Financial Statements.

Accounts receivable. Integris maintains an allowance for doubtful accounts to reflect an estimate of the uncollectability of accounts receivable based on past collection history and the identification of specific potential customer risks. If the financial condition of Integris’ customers were to deteriorate beyond the estimates, resulting in an impairment of their ability to make payments, Integris may be required to increase the allowance for doubtful accounts.

Inventory valuation. Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for U.S. aluminum inventories. All other inventories are valued by the first-in, first-out (FIFO) method. Integris maintains allowances for estimated obsolete and slow-moving inventory, scrap and shrinkage based on historical and current trends. Changes in market conditions, the customer base and other factors may require additional allowances.

Goodwill and intangible assets. Beginning in 2002, Integris adopted Statement of Financial Accounting Standards, or SFAS No. 142, and performed impairment testing in accordance with the Statement. As a part of this testing, in assessing the recoverability and fair value of goodwill and other intangibles, Integris must make significant assumptions, including the expected annual growth rate, projected future cash flows (including timing), discount rates, reflecting the inherent risk in future cash flows, market comparisons and recent transactions. If these estimates or their related assumptions change in the future, Integris may be required to record impairment charges for these assets.

Pension and post-retirement benefit plan assumptions. Integris sponsors various benefit plans covering a substantial portion of its employees for pension and post-retirement medical costs. Actuarial methods are used to anticipate future events when calculating expenses and liabilities related to the plans. The actuarial methods include assumptions about the discount rate, expected return on plan assets, rate of increase in health care costs, rate of future compensation increases and other assumptions. The assumptions used in the actuarial calculation of expenses and liabilities may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter participant life spans. These differences may result in a significant impact on the amount of pension or post-retirement benefit expense that may be recorded in the future.

New accounting pronouncements

Effective January 4, 2003, Integris adopted SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

Effective January 4, 2003, Integris adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement supersedes existing accounting literature related to accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations as the restructuring plan described in Note 3 was initiated prior to December 31, 2002.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for certain contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

In May 2003, Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables was finalized. This addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The guidance in the pronouncement is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

On May 19, 2004, FASB issued FASB Staff Position (FSP) 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. Integris’ U.S. Postretirement Health Care Benefits plan offers prescription drug benefits and it expects to benefit from this legislation. Integris does not anticipate that its plan will need to be amended to obtain the benefits provided under the Act. In accordance with FASB’s original guidance on the accounting for the Act, Integris elected to defer recognition of the effects of the Act and any measures of benefit cost or benefit obligation in the financial statements or accompanying notes. In April 2004, FASB issued FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 which provided additional accounting guidance. Integris expects to begin recording the favorable benefits provided by the Act in the third quarter of 2004 consistent with this guidance.

In December 2003, FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement requires additional disclosures to be made by employers regarding pensions and other post-retirement benefit plans but does not change the measurement or recognition of those plans. Under this statement, the disclosure provisions regarding foreign plans and estimated future benefit payments are effective for fiscal years ending after December 15, 2003, and interim periods beginning after December 15, 2003. Integris has adopted the interim provisions of this statement during the fiscal quarter ended July 2, 2004.

In January 2003, FASB issued FIN 46, Consolidation of Variable Interest Entities. This is an interpretation of ARB No. 51 Consolidation of Financial Statements, which addresses the consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support; or (2) the equity investors lack an essential characteristic of a controlling interest. In December 2003, the FASB issued FIN 46R, a revision of FIN 46, which clarified certain complexities of FIN 46 and generally requires adoption of all special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after December 15, 2003, and to all non special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after March 15, 2004. Integris does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46 or FIN 46R.

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Adoption of this standard did not impact Integris.

Business

General

As measured by sales revenue, Integris Metals ranks fourth among the largest metals service centers in North America and has a leading market position in aluminum and stainless steel product sales compared to our largest competitors. Our three dedicated processing centers and 59 branches located throughout the United States and Canada provide us with a broad geographic network that covers key industrial regions and has allowed us to serve more than 20,000 customers in 2003, ranging in size from large national manufacturers to local, independently owned fabricators and machine shops.

We process metals for a wide range of end-uses in a variety of industries. We provide customized solutions to our customers through a combination of finishing processes, which include leveling, cutting-to-length, polishing, slitting, shearing, blanking, precision sawing and plasma and waterjet cutting to exact specifications. Our value added services, such as just-in-time inventory management, logistics management, quality control services, cost reduction initiatives and engineering support, assist our customers in managing and reducing their costs. Our ability to customize, as well as our geographic network, allow us to serve large national manufacturing companies by providing a consistent standard of products and services across our numerous locations.

Aluminum and stainless steel in all product forms together accounted for approximately 85% of our sales during fiscal year 2003. We believe that the growth in aluminum and stainless steel shipments will continue to outpace the growth in carbon steel shipments. Further, several industry analysts are forecasting continued growth and favorable price fundamentals over the next few years for aluminum and stainless steel following an early cycle recovery.

While we have achieved operational improvements since our formation in 2001, we continue to identify opportunities for improving our business processes and systems. By utilizing various management tools, including Integris Plus, our Six Sigma-based management technique, we expect to make further improvements in areas such as our purchasing procedures, inventory and logistics management, processing capabilities and information technology systems.

Products

In fiscal year 2003, approximately 85% of our sales were in aluminum and stainless steel products.

The following tables show the percentage of our revenue by product for the periods indicated.

Product sales as a percentage of dollars by metal

Category	Fiscal Year 2001(1)	Fiscal Year 2002	Fiscal Year 2003	Nine Months Ended October 3, 2003	Nine Months Ended October 1, 2004
Aluminum	43%	44%	42%	43%	41%
Stainless steel	43	42	44	43	46
Carbon steel	3	4	4	4	4
Other	11	10	10	10	9

Total	100%	100%	100%	100%	100%

Product sales as a percentage of dollars by form

Category	Fiscal Year 2001(1)	Fiscal Year 2002	Fiscal Year 2003	Nine Months Ended October 3, 2003	Nine Months Ended October 1, 2004
Sheet	61%	64%	64%	64%	66%
Plate	15	14	14	14	14
Long	20	19	19	19	18
Other	4	3	3	3	2

Total	100%	100%	100%	100%	100%

(1)	Amounts for 2001 calculated on a pro forma combined basis.

Metal is delivered from producers to us in many forms, principally in large coils weighing many tons. We subsequently process these coils into flat sheets and cut or polish the sheets into usable metal products in several forms for a variety of end-uses. In addition to coil, we process most grades of plate. Plate is flat-rolled metal thicker than one-quarter inch. We process long products, such as bars, shapes and extrusions. Our inventory and equipment are backed by our technical and engineering experience.

Using our processing equipment located throughout North America (including 42 levelers, 22 slitters and significant polishing capacity), we provide our customers additional value by providing further metals processing such as cutting, blanking, slitting and polishing aluminum, stainless steel and other metals in our inventory into usable metal products that meet exact customer specifications. We can also provide a number of value-added services to our customers ranging from more precise and complex metals processing through to non-metals value-added services such as inventory management, quality control services, cost reduction initiatives and specific engineering support.

We have three large dedicated processing centers, which we use to process high volumes of product at a low conversion cost. Our processing centers produce high volumes of standardized products and high volume customized orders, which may be either transported to our local branches, or directly to our customers. Many of our branches have their own processing equipment, which enables us to produce customer specific products on short notice for local customers. Local processing can be essential to service certain customers with specific requirements on very short notice. In many branches, the ability to provide custom sizes is an important value-added service.

Our quality control measures and standards meet applicable regulatory and legal requirements as well as customer demands. Our programs accommodate a variety of outside quality standards, such as the QS 9000 standard of the automotive sector or the nuclear codes developed by the United States government. Customers can dictate quality control standards that are applied to their orders.

Large national customers generally have a number of manufacturing sites that require servicing, each with different tolerances, dimensions, or other parameters. Our national scale allows us to supply each manufacturing site separately from one of our national network of branches. Our common information technology, or IT, system also assists us in managing a diverse range of customer inventory programs across multiple locations. This capability enables the customer to deal with a single supplier.

We are developing and implementing new value-added services that we believe will capitalize on our existing relationships with our program customers. These value-added services generally focus on two areas. First, we are further developing our metals processing business, as opposed to the metals service center business. As manufacturers are increasingly shifting their business models from that of manufacturer to assembler, they are looking to outsource their component manufacturing. We plan to move further into this role, which requires the delivery of more advanced processed metal, often on a just-in-time basis.

Second, we plan to move into the role of service provider in addition to material distributor. We have developed our expertise in supply chain management and value-added processing, which in many cases exceeds that of our customers, enabling us to perform certain services for them, generally at lower cost. As some of our customers increasingly seek to outsource various functions to focus on their core competencies, we seek to provide those services where we see mutual benefits. We believe we can successfully pursue this strategy without significant capital investment.

Customers

We have more than 20,000 customers in the United States and Canada. We serve a wide array of customers, from global transportation equipment producers to local precision machine shops. Our customers are dispersed both geographically and in terms of market segment. Our sales in Canada accounted for 17.9%, 15.7% and 16.8% of our total revenues with sales of $267.3 million, $238.4 million and $288.0 million in fiscal years 2003, 2002 and unaudited pro forma fiscal year 2001, respectively. Our customers tend to be concentrated in major metropolitan and industrial areas where our facilities are located. Our service centers in 33 states and seven provinces cover all major manufacturing centers in the U.S. and Canada.

A significant number of our customers require value-added metals processing to meet their product specifications, readily available inventory close to their locations, reliable and timely delivery and flexible minimum order size, all of which they cannot readily obtain directly from primary metal producers. Customers use metals service centers to bridge the gap between themselves and metal producers. This bridge is increasingly important, as the prevalence of just-in-time, value-added inventory needs increase.

We believe that one of our strengths is the diversity of our customer base. The following tables set out our 2003 customer base by industry and by annual sales:

Customer base by industry

Market Segment	Percent of 2003 Sales Dollars
Fabricated Products	32%
Industrial Machinery	18
Transportation	16
Electrical/Electronic	8
Other Manufacturing	8
Wholesale Trade	6
All Others	12

Total	100%

Customer base by sales for nine months ended October 1, 2004

Customer Size	Percent of 2004 Sales Dollars
Greater than $1 million	35%
$500,000 - $1 million	15
$250,000 - $500,000	14
$100,000 - $250,000	16
$50,000 - $100,000	8
$25,000 - $50,000	5
$10,000 - $25,000	4
Less than $10,000	2

Total	100%

In the nine months ended October 1, 2004, no single customer accounted for more than 5% of sales.

To help us better serve our customers, we categorize our sales as transactional sales and program sales. Transactional sales typically include standard alloys and sizes that are market priced. If normal processing is required, standard rates also apply. By contrast, program sales include non-standard material sizes or alloys, often with specific delivery commitments. Program sales may also include further value-added services such as inventory management, quality control services, cost reduction initiatives and engineering support.

Our sales contracts vary according to customer needs and market conditions. They range from one-time sales for basic transactional sales to one-year agreements with large program customers. Transactional sales are generally priced at the time of sale based on prevailing market prices. We operate with a minimal backlog of orders and do not believe that any significant amount will not be filled within the current fiscal year.

Inventory management

Our inventory management is centralized at the corporate level. Inventory is managed according to whether the products are for transactional sales or program sales. Typically transactional sales are for standard stock material, with standard tolerances and packaging. Program sales can involve special materials, specialized processing, stocking, kitting or non-standard commercial arrangements. Program inventory is managed by dedicated teams who review past purchasing patterns and seek forecasting and feedback from customers. For inventory of standard products sold to transactional customers, however, we re-order automatically through our IT system according to pre-set re-order points. The re-order points are reviewed on a continual basis and are also done in consultation with our suppliers.

Suppliers and raw materials

Major stainless steel suppliers in the North American market include Allegheny Ludlum, North American Stainless, Mexinox and AK Steel. Major aluminum suppliers include Alcoa, Alcan and Commonwealth Industries. In addition to these major North American producers, we also purchase metal products from suppliers based in China, Brazil, Mexico, South Africa, India and Europe. No supplier accounted for more than 15% of our material purchases during fiscal year 2003.

We enter into agreements with each major supplier which may address various items, including pricing, inventory programs, payment terms and tonnage expectations. Because of our large size, we are able to aggregate product demand from our base of more than 20,000 customers and negotiate the purchase of large quantities of bulk metals directly from metal producers at competitive prices. These agreements are predicated on certain estimates of annual expected gross tonnages with each major supplier. If conditions change and we cannot achieve our purchase tonnage expectations, we are not obligated to purchase any difference between target tonnages and our actual requirements.

Until recently, excess rolling capacity existed in the United States and Canadian aluminum and stainless steel markets, leading to downward pressure on prices and lead times. Beginning in late 2003, however, demand increased for both aluminum and stainless steel in the United States. This demand increased lead times and prices. Despite these recent changes, we were able to secure an adequate supply of metal for our customer requirements. Moreover, we have been successful in passing price increases through to our customers, thereby mitigating the effect of these price increases on our profits.

Over the past several years, there has been significant consolidation in sectors of metal production from which we procure our key materials, including aluminum, stainless steel and carbon steel. For example, as a result of Allegheny Technology’s acquisition of J&L Specialty Steel, the three largest domestic producers of stainless steel now provide the majority of stainless steel consumed in the United States; the remaining balance is supplied by imports. The aluminum and carbon steel sectors have experienced similar consolidation, with the five largest global aluminum producers now accounting for nearly half of global aluminum production and the five largest carbon steel producers in North America accounting for approximately two-thirds of North American carbon steel production.

If the consolidation trend continues, resulting in fewer producers with significantly enhanced operating scale, we expect more stable industry conditions over the long-term. We believe we are well positioned if further producer consolidation occurs as we believe we will remain among the largest customers of the metal producers as we would be a high-volume customer for their consolidated operations.

Sales and marketing

With our broad network of branches and our effective sales force and business systems, we can provide essential, timely responses to the needs of a diverse customer base. We use a variety of methods to identify target customers, including participation in trade shows, advertising in industry journals and telemarketing.

We employ approximately 410 sales personnel, organized by each local business unit to provide closer customer accessibility. In addition to their base salary, salespeople receive incentive compensation based on profit targets and other factors for their particular business unit. We also have a corporate sales department that develops relationships with large customers and supports our business units in serving customer programs. The corporate sales department produces our advertising and promotional materials.

Competition

The North American metals distribution industry is estimated to include approximately 1,300 companies. Although consolidation has been occurring in the industry for many years, only a few companies have a presence throughout the United States and Canada. According to industry publications in 2003, sales of the top ten North American metals distribution industry participants were estimated at $13.8 billion, accounting for approximately 28% of the estimated $50 billion market. We consider Reliance Steel and Aluminum, Ryerson Tull and Thyssen Krupp’s metals distribution businesses to be our primary competitors.

Metals service centers typically compete on price, quality, lead time, depth of product offering and ability to provide value-added services. In periods of declining prices and plentiful supply, competition becomes more intense and focused on price. Conversely, when prices increase and supply is tight, customers place a higher value on uninterrupted supply of material. We believe that since we are among the largest metals service center purchasers from many of our suppliers, we compete effectively in terms of both price and availability of supply.

Information technology

Metals service centers that grow through acquisitions often have several legacy computer systems within their organizations. This inherent inefficiency grows with every major acquisition and addition of another legacy system. Leveraging best practices, maximizing cost reduction and a host of other business functions in the demanding and complex metals distribution industry cannot be achieved in a corporate environment with multiple computer systems. For these reasons, we have invested considerable resources to consolidate our IT systems onto a single platform. With the exception of a single site subsidiary located in Los Angeles, all of our locations in North America are connected via a common network and are on common computer applications.

We have a full suite of standard core applications residing on our IBM mainframe and related servers. These applications include order entry, inventory control and replenishment, warehouse, material processing, general ledger, accounts receivable and accounts payable. We are presently completing the first phase of a strategic information technology review. We expect this review and evaluation to be completed within the next 12 months.

Employees

As of October 1, 2004, we had approximately 2,400 employees of which approximately 1,000 were office employees and approximately 1,400 were plant employees. Approximately 600 employees are covered by collective bargaining agreements, primarily with the International Brotherhood of Teamsters and United Steel Workers of America unions. We have entered into collective bargaining agreements with 21 union locals at 24 of our facilities that expire at various times over the next five years. During 2004 and 2005, contracts covering approximately 205 employees at six facilities are scheduled to expire or have expired. These collective bargaining agreements have not had a material impact either favorably or unfavorably on our revenues or profitability at our various locations. Management does not expect any unresolvable issues to arise in connection with the renewal of existing contracts, however labor disruptions may occur. There have been two work stoppages since our formation in 2001: a strike by the members of the International Brotherhood of Teamsters Local #221, covering 69 individuals, which occurred at the Minneapolis facility in June 2003 and lasted less than one month and did not have a material impact on us, and a strike by the members of the International Brotherhood of Teamsters Local # 938, covering 81 individuals, at our Toronto facility, which began on July 6, 2004, and ended when a settlement was reached on October 31, 2004. The bargaining unit at our Sudbury facility, consisting of 5 employees, is working under a contract that expired February 1, 2004. The employees are members of the same union as the Toronto facility and we expect ratification of a new contract by the Sudbury unit following a settlement in Toronto.

Property

We maintain 59 branches and three dedicated processing centers throughout 33 states in the United States and seven provinces in Canada, which consist of 68 physical facilities as listed in the table below. Our corporate headquarters is located in Minneapolis, Minnesota. All of the metals service center facilities are in good or excellent condition and are adequate for our existing operations. Approximately 40% of these facilities are leased. The lease terms expire at various times through 2012 and the aggregate monthly rent is approximately $0.5 million.

The following table sets forth certain information with respect to each facility as of October 1, 2004.

United States Dedicated Processing Centers:
Location	Square Footage	Own/ Lease
Ambridge, PA	280,000	Owned
Atlanta, GA	116,520	Owned
Shelbyville, KY	168,100	Owned

United States Facilities:
Location	Square Footage	Own/ Lease
Birmingham, AL	76,000	Owned
Little Rock, AR	99,000	Owned
Phoenix, AZ	35,000	Leased
Livermore, CA	59,950	Leased
Los Angeles, CA	153,800	Owned
Los Angeles, CA (Permamet)	82,000	Leased
San Diego, CA	27,200	Leased
Denver, CO	83,000	Owned
Wallingford, CT	26,302	Leased
Wilmington, DE	97,070	Owned
Jacksonville, FL	37,700	Owned

United States Facilities:
Location	Square Footage	Own/ Lease
Orlando, FL	41,700	Owned
Atlanta, GA	50,850	Owned
Cedar Rapids, IA	55,600	Owned
Boise, ID	17,000	Leased
Chicago, IL	88,000	Leased
Indianapolis, IN	96,000	Owned
Wichita, KS	10,827	Leased
Louisville, KY	65,600	Owned
Lafayette, LA	31,043	Owned
Marlborough, MA	63,800	Owned
Grand Rapids, MI	44,000	Leased
Midland, MI	14,700	Leased
Fridley, MN	24,351	Leased
Minneapolis, MN (includes United States Headquarters)	262,000	Owned
Kansas City, MO	84,200	Owned
Maryland Heights, MO	84,510	Leased
St. Louis, MO	58,000	Leased
Billings, MT	9,600	Leased
Charlotte, NC	172,000	Owned
Omaha, NE	32,200	Owned
Rochester, NY	39,000	Leased
Cincinnati, OH	63,850	Leased
Cleveland, OH	30,800	Owned
Tulsa, OK	37,500	Leased
Tulsa, OK	37,893	Owned
Portland, OR	71,000	Leased
Erie, PA	9,600	Leased
Pittsburgh, PA	110,270	Leased
Knoxville, TN	30,000	Leased
Memphis, TN	55,597	Leased
Nashville, TN	44,650	Owned
Dallas, TX	119,000	Owned
Houston, TX	146,000	Owned
Houston, TX	113,000	Owned
Richmond, VA	55,200	Owned
Richmond, VA (Sales)	4,357	Leased
Seattle/Auburn, WA	97,500	Owned
Spokane, WA	15,128	Leased
Green Bay, WI	34,560	Owned
Milwaukee, WI	53,630	Owned

Canadian Facilities:
Location	Square Footage	Own/ Lease
Calgary, AL	23,500	Owned
Edmonton, AL	54,800	Owned
Edmonton, AL (Warehouse Only)	12,500	Owned
Richmond, BC	29,900	Owned
Richmond, BC	10,791	Leased
Winnipeg, MB	56,800	Owned
Saint John, NB	13,000	Owned
Toronto, ON (includes Canadian Headquarters)	204,914	Owned
Sudbury, ON	31,090	Owned
Thunder Bay, ON	6,558	Leased
Windsor, ON	27,340	Owned
Laval, QB	119,000	Leased
Laval, QB (Warehouse Only)	26,000	Leased
Saskatoon, SK	9,110	Owned

Environmental, safety and government regulation

Our operations are subject to many federal, state and local regulations relating to the protection of the environment and to workplace health and safety, including those governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters.

In particular, our operations in the United States are subject to laws and regulations relating to workplace safety and workers health, principally the Occupational Safety and Health Act, as well as other general industry safety and health standards. Our Canadian operations are subject to similar regulations. To date, compliance with these regulations has not had a material effect on our earnings.

Our United States operations are also subject to extensive and increasingly stringent environmental laws and regulations, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning & Community Right-To-Know Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act and the Toxic Substances Control Act. Similar laws and regulations apply to our Canadian operations. These laws regulate the disposal of waste products, the storage and use of chemical products and hazardous materials and any discharges or emissions into the air, ground or water. To date, compliance with these regulations has not had a material effect on our earnings.

Our United States operations are also subject to the Department of Transportation Federal Motor Carrier Safety Regulations. We operate a private trucking motor fleet for making deliveries to our customers. Our drivers do not carry any material quantities of hazardous materials. Our Canadian operations are subject to similar regulations.

Each of our locations performs an annual self-assessment comparing their operations to our environmental, safety and health policies and procedures to identify and correct any gaps between their performance and our requirements. In addition, our corporate environmental, safety and health staff audits several locations annually based on their performance records and identified level of risks. Accident trends, Department of Transportation citations and other risk factors are constantly monitored and studied to identify and eliminate any potentially significant problems.

We believe that we are presently in substantial compliance with all environmental and workplace health and safety laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental, workplace health or safety requirements. However, additional costs and liabilities may be incurred to comply with current and future requirements, which costs and liabilities could have a material adverse effect on our results of operations or financial condition. We are aware of no pending remedial actions or claims relating to environmental matters that we expect to have a material effect on our financial position or results of operations. Some of the properties that we own or lease, however, are located in industrial areas or have a history of heavy industrial use. Although we do not currently anticipate material liabilities, contamination at these and other properties may result in our potentially incurring environmental liabilities in the future that could have a material adverse effect on our financial condition or results of operations.

We have been informed that there is groundwater contamination underneath our Atlanta, Georgia service center. Reynolds Metals Company, the former owner and operator of the Atlanta service center, has been identified as a potentially responsible party at the nearby Woodall Creek Hazardous Site in connection with this contamination. In the fall of 2002, Reynolds conducted a study of our Atlanta service center to determine the source of the contamination. According to the results of that study, the contamination is migrating to our property from adjacent properties. Therefore, we do not believe our facility is the source of the contamination. However, environmental laws can impose joint and several liability on current owners of contaminated property for the costs of cleaning up such contamination. Thus, there is a possibility that we will be identified as a potentially responsible party for remediation costs associated with this contamination. We cannot reasonably estimate our potential liability associated with the groundwater contamination at this time. Similarly, in the course of selling surplus property we own in Kent, Washington, environmental testing performed on behalf of the buyer revealed the presence of hazardous chemicals in the ground water in one of the five test wells that were drilled. We will likely have to remediate the effects of contamination on the property, the cost of which is not anticipated to exceed $100,000. Based on the test results, we do not expect this to have a material adverse effect on our Company; however, subsequent testing could reveal more extensive contamination and remediation efforts could be more costly than anticipated.

Air and other environmental operating permits are generally not required due to the nature of our business. We have eliminated the use of chlorinated solvents, once commonly used in the industry for metal cleaning purposes. Long-term effects of exposure to chlorinated solvents are alleged to include chronic skin problems, damage to the nervous system, kidneys, and liver, or cancer. Our prior use of these solvents is not expected to have a material adverse effect on our earnings, liquidity or financial condition.

Legal proceedings

From time to time we are named as a defendant in legal actions arising in the ordinary course of our business. Except as disclosed in this prospectus, we are not a party to any pending legal proceedings other than routine litigation incidental to our business. Management does not believe that the resolution of these claims will have a material adverse effect on our financial condition or results of operations.

One of our predecessors, RASCO, sold approximately 736,000 pounds of aluminum plate for use in the Northwest marine industry during the period RASCO was a division of Reynolds Metals Company. The aluminum plate, manufactured by Alcan, has now been determined to be unsuitable for marine use. Alcoa, the parent company of Reynolds Metals Company, has agreed to provide us with defense and indemnity to legal matters and claims associated with this matter for shipments prior to November 1, 2001. Based on the percentage of product purchased and shipped after November 2001, we have recorded a $250,000 liability at January 2, 2004, related to our exposure. Alcoa has also organized an aluminum boat solutions team to identify and notify customers, involve the U.S. Coast Guard in inspection protocols and resolve any claims related to this matter.

On April 22, 2002, Champagne Metals, an Oklahoma metals service center that processes and sells aluminum products, sued us and six other metals service centers in the United States District Court for the Western District of Oklahoma. Champagne Metals alleges a conspiracy among the defendants to induce or coerce aluminum suppliers to refuse to designate it as a distributor in violation of federal and state antitrust laws and tortious interference with business and contractual relations. The complainant seeks treble damages on its antitrust claims and punitive damages in addition to actual damages. We believe that the suit is without merit. On June 10, 2004, the district court granted our and the other defendants’ motion for summary judgment and entered judgment in our favor. Champagne Metals appealed the judgment of the district court on July 13, 2004. We believe we and the other defendants will prevail on appeal.

On June 9, 2004, we were named as a defendant in a lawsuit brought in the Circuit Court of the Third Judicial Circuit of Madison County, Illinois against 17 manufacturers, distributors and suppliers of aluminum products alleging various causes of action, including claims for products liability and negligence, based upon injuries that the plaintiff allegedly suffered as a result of exposure to aluminum dust in connection with his employment as a factory worker at a scoreboard manufacturing plant. On August 19, 2004, we were named as a defendant in a separate lawsuit brought in the Los Angeles County Superior Court in the State of California against 21 manufacturers, distributors and suppliers of industrial products, alleging various causes of action, including claims for products liability and negligence, based on injuries that the plaintiff allegedly suffered as a result of exposure to those products in connection with her employment as a lens grinder and a laborer at two different optics companies over a period of 16 years. Although both lawsuits are in the early stages of discovery, we believe that we have good defenses in each case, and we intend to vigorously defend them. Although we cannot provide any assurances as to the outcome of any litigation, we do not believe these matters will have a material adverse effect on our liquidity, financial position or results of operation.

Integris Metals, Inc. and Subsidiary

Index to financial statements

Page
Report of independent auditors	142

Consolidated financial statements—Integris Metals, Inc. and subsidiary

Consolidated balance sheets at January 2, 2004, January 3, 2003 and October 1, 2004 (unaudited)	143

Consolidated statements of income for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and for the 39-week periods ended October 3, 2003 (unaudited) and October 1, 2004 (unaudited)	144

Consolidated statements of cash flows for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and for the 39-week periods ended October 3, 2003 (unaudited) and October 1, 2004 (unaudited)	145

Consolidated statements of changes in stockholders’ equity for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and for the 39-week period ended October 1, 2004 (unaudited)	146

Notes to consolidated financial statements	147

Reports of independent auditors	172

Combined financial statements—The Metals Distribution Businesses of NAMD Inc.

Combined balance sheet at October 31, 2001 (Successor entity)	174

Combined statement of operations and comprehensive income (loss) for the six-month period ended June 30, 2001 (Predecessor entity) and the four-month period ended October 31, 2001 (Successor entity)	175

Combined statement of cash flows for the six-month period ended June 30, 2001 (Predecessor entity) and the four-month period ended October 31, 2001 (Successor entity)	176

Combined statements of changes in parent company investment for the six-month period ended June 30, 2001 (Predecessor entity) and the four-month period ended October 31, 2001 (Successor entity)	177

Notes to combined financial statements	178

Report of independent auditors	190

Combined financial statements—Reynolds Aluminum Supply Company	191

Combined balance sheet at October 31, 2001

Combined statement of income, comprehensive income and parent company investment for the ten-month period ended October 31, 2001	192

Combined statement of cash flows for the ten-month period ended October 31, 2001	193

Notes to combined financial statements	194

Report of independent auditors

To the Board of Directors and Stockholders

of Integris Metals, Inc. and Subsidiary

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income, of cash flows and of changes in stockholders’ equity present fairly, in all material respects, the consolidated financial position of Integris Metals, Inc. and Subsidiary (the “Company”) at January 3, 2003 and January 2, 2004, and the consolidated results of their operations and their cash flows for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, and the 52-week period ended January 2, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 11, 2004, except for Note 16 and Note 17,

for which the date is July 28, 2004

Integris Metals, Inc. and Subsidiary

Consolidated balance sheets

(dollars in thousands)	January 3, 2003	January 2, 2004	October 1, 2004
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,904	$2,847	$4,225
Trade receivables, less allowances of $5,834, $6,173 and $6,074	158,872	179,248	258,989
Inventories	277,593	273,013	369,710
Prepaid expenses and other current assets	6,256	17,969	14,920

Total current assets	449,625	473,077	647,844

Restricted cash	6,591	—	—
Property, plant and equipment, net (Note 4)	171,022	161,169	155,105
Goodwill, net (Note 5)	40,609	40,609	40,609
Other intangibles, net (Note 5)	8,284	7,024	6,038
Other assets	3,585	3,800	1,615
Deferred income taxes (Note 8)	—	2,030	5,850

Total assets	$679,716	$687,709	$857,061

Liabilities and Stockholders’ Equity
Current liabilities
Book overdraft	$12,612	$27,309	$33,384
Notes payable—related party (Note 6)	76,000	—	—
Accounts payable	59,760	43,851	68,119
Payable to related parties, net (Note 15)	3,349	2,426	3,997
Accrued expenses	30,869	17,864	26,434
Income taxes payable	1,285	2,067	7,657
Deferred income taxes (Note 8)	11,754	14,657	14,138

Total current liabilities	195,629	108,174	153,729

Notes payable—noncurrent (Note 6)	109,789	167,028	247,320
Deferred income taxes (Note 8)	1,820	—	—
Accrued pension and postretirement obligations (Note 11)	61,041	75,947	80,804
Other liabilities	4,826	2,609	3,441

Total liabilities	373,105	353,758	485,294

Commitments and contingencies

Stockholders’ equity
Common stock, 100,000 shares authorized, par value $.01, 100 shares issued and outstanding (Note 7)	—	—	—
Paid-in capital	307,741	317,616	317,616
Retained (deficit) earnings	(141)	10,786	47,059
Accumulated other comprehensive (loss) income	(989)	5,549	7,092

Total stockholders’ equity	306,611	333,951	371,767

Total liabilities and stockholders’ equity	$679,716	$687,709	$857,061

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated statements of income

(dollars in thousands)	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	39-Week Period Ended October 3, 2003	39-Week Period Ended October 1, 2004
				(unaudited)	(unaudited)
Net sales	$221,048	$1,520,332	$1,494,088	$1,132,307	$1,491,480
Cost of sales	183,566	1,242,683	1,248,911	945,679	1,213,968

Gross profit	37,482	277,649	245,177	186,628	277,512

Selling, general and administrative expenses	42,156	242,604	217,619	164,310	194,320
Restructuring and other related costs (Note 3)	6,900	8,946	1,123	822	1,642

Operating (loss) income	(11,574)	26,099	26,435	21,496	81,550

Other expense (income), net
Interest	1,332	8,381	10,340	7,827	7,649
Other	834	(1,054)	(51)	—	1,192

(Loss) income before income taxes	(13,740)	18,772	16,146	13,669	72,709

Income tax (benefit) provision (Note 8)	(3,716)	8,889	5,219	4,612	26,220

Net (loss) income	$(10,024)	$9,883	$10,927	$9,057	$46,489

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated statements of cash flows

(dollars in thousands)	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	39-Week Period Ended October 3, 2003	39-Week Period Ended October 1, 2004
				(unaudited)	(unaudited)
Cash flows from operating activities
Net (loss) income	$(10,024)	$9,883	$10,927	$9,057	$46,489
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	2,523	16,202	16,275	12,198	11,935
Provision for doubtful accounts receivable	1,062	3,812	1,658	1,060	1,117
Deferred income tax (benefit) provision	(3,736)	1,881	1,740	(249)	(4,455)
Asset write-downs	—	1,208	1,499	1,042	854
Gain on disposal of fixed assets	(25)	(509)	(378)	(101)	82
Amortization of deferred financing costs	—	572	995	741	791
Impact on cash flows from changes in working capital
Accounts receivable	(41,120)	6,214	(13,845)	(29,883)	(79,681)
Inventories	14,433	11,723	12,606	25,361	(95,342)
Income tax receivable/payable	158	3,522	760	2,477	5,585
Prepaid expenses and other current assets	1,490	(953)	206	758	2,257
Accounts payable and accrued expenses	7,359	(18,628)	(32,447)	(29,219)	33,928
Accrued pension and postretirement obligations	963	7,339	6,362	5,664	4,766
Other liabilities	(80)	(308)	(2,626)	(2,701)	787

Net cash (used in) provided by operating activities	(26,997)	41,958	3,732	(3,795)	(70,887)

Cash flows from investing activities
Purchase of property, plant and equipment	(1,589)	(8,948)	(16,384)	(13,199)	(4,953)
Proceeds from sales of fixed assets	63	7,060	1,650	257	310
(Increase) decrease in restricted cash	(2,000)	(4,591)	6,591	6,591	—
Other	—	(37)	(98)	25	1,837

Net cash used in investing activities	(3,526)	(6,516)	(8,241)	(6,326)	(2,806)

Cash flows from financing activities
Change in book overdraft	—	12,612	13,730	2,387	5,966
Borrowings on debt due to related parties	50,000	10,000	—	—	—
Repayment on debt due to related parties	—	(194,707)	(66,125)	(55,875)	—
Borrowings on revolving debt	—	215,844	543,222	448,274	750,741
Repayment on revolving debt	—	(106,231)	(490,758)	(391,593)	(672,230)
Related party receivable/payable, net	(31,790)	31,139	(1,010)	(260)	—
Deferred financing costs	—	(4,075)	(127)	(127)	(175)
Dividends paid	—	—	—	—	(10,216)

Net cash provided by (used in) financing activities	18,210	(35,418)	(1,068)	2,806	74,086

Net (decrease) increase in cash and cash equivalents	(12,313)	24	(5,577)	(7,315)	393
Effect of exchange rate changes on cash	788	(95)	1,520	1,014	985

Net change in cash and cash equivalents	(11,525)	(71)	(4,057)	(6,301)	1,378
Cash and cash equivalents
Beginning of period	18,500	6,975	6,904	6,904	2,847

End of period	$6,975	$6,904	$2,847	$603	$4,225

Supplemental disclosures of cash flow information
Cash paid for interest	$777	$8,065	$8,831	$6,976	$6,851
Cash paid for income taxes	176	6,524	2,447	2,160	20,630

Supplemental disclosures of noncash items
Noncash capital contribution (Note 6)	$—	$—	$9,875	$9,875	$—
Net unrealized gain on derivative instruments, net of deferred tax liability	—	—	580	—	182
Additional minimum pension liability adjustments, net of deferred tax benefit	—	2,241	4,780	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Consolidated statements of changes in stockholders’ equity for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and the 39-week period ended October 1, 2004

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(dollars in thousands)	Shares	Amount
November 1, 2001 (date of formation) issuance of 100 shares in exchange for net assets contributed by stockholders	100	$—	$307,741	$—	$—	$307,741
Net loss for the period	—	—	—	(10,024)	—	(10,024)
Foreign currency translation adjustment	—	—	—	—	287	287

Comprehensive loss						(9,737)

Balances at December 28, 2001	100	—	307,741	(10,024)	287	298,004

Net income for the period	—	—	—	9,883	—	9,883
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	965	965
Additional minimum pension liability, net of $1,432 of deferred tax benefit	—	—	—	—	(2,241)	(2,241)

Comprehensive income						8,607

Balances at January 3, 2003	100	—	307,741	(141)	(989)	306,611

Net income for the period	—	—	—	10,927	—	10,927
Other comprehensive income
Foreign currency translation adjustment	—	—	—	—	10,738	10,738
Additional minimum pension liability, net of $3,057 of deferred tax benefit	—	—	—	—	(4,780)	(4,780)
Net unrealized gain on derivative instruments, net of $370 of deferred tax liability	—	—	—	—	580	580

Comprehensive income						17,465

Noncash capital contribution	—	—	9,875	—	—	9,875

Balances at January 2, 2004	100	—	317,616	10,786	5,549	333,951

Net income for the period (unaudited)	—	—	—	46,489	—	46,489
Other comprehensive income (unaudited)
Foreign currency translation adjustment (unaudited)	—	—	—	—	1,361	1,361
Net unrealized gain on derivative instruments, net of $116 of deferred tax liability (unaudited)	—	—	—	—	182	182

Comprehensive income (unaudited)						48,032

Dividends paid	—	—	—	(10,216)	—	(10,216)

Balances at October 1, 2004 (unaudited)	100	$—	$317,616	$47,059	$7,092	$371,676

The accompanying notes are an integral part of these consolidated financial statements.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements

(dollars in thousands, unless otherwise noted)

1. Business description and basis of presentation

Integris Metals, Inc. (the “U.S. Parent”) and its wholly owned Canadian Subsidiary (collectively the “Company”) was formed effective November 1, 2001, pursuant to the terms of a Contribution and Dissolution Agreement (the “Agreement”) by and among Reynolds Metals Company (“RMC”), NAMD Inc. (“NAMD”) and Billiton Investments Ireland Limited (“Billiton Ireland”). The Company is a metals service center, specializing primarily in stainless steel and aluminum products which are sourced globally, further processed to customer specifications, and delivered to customers across North America. The Company has three dedicated processing centers and 59 regional branches throughout the U.S. and Canada.

In accordance with the terms of the Agreement, RMC contributed certain assets and liabilities of its metals distribution businesses (hereinafter referred to as the “RASCO Businesses”) to the Company in exchange for 50 shares of the Company’s common stock. In addition, NAMD Inc. contributed certain assets and liabilities of its metals distribution businesses (the “NAMD Businesses”) to the Company in exchange for 50 shares of the Company’s common stock.

The rasco businesses

Reynolds Aluminum Supply Company (“RASCO”) was a component of RMC. RMC was a wholly owned subsidiary of Alcoa, Inc. (a Delaware corporation) (“Alcoa”). Alcoa acquired RMC in May 2000. Accordingly, the assets and liabilities of the RASCO Businesses contributed to the Company reflect the effects of push-down purchase accounting in connection with the May 2000 acquisition of RMC by Alcoa.

The accompanying financial statements include the RASCO Businesses (including (i) the assets and liabilities of the U.S. Operations of RASCO, (ii) the Canadian subsidiary of RASCO Specialty Metals (“RASCO Specialty Metals Ltd.”), and (iii) a U.S. subsidiary of RMC (“Permamet Inc.”)) (collectively the “RASCO Businesses predecessor entities”).

The NAMD businesses

The NAMD Businesses were a component of NAMD Inc. NAMD Inc. (a U.S. Holding Company) was a wholly owned subsidiary of Billiton Ireland. Prior to October 6, 2000, NAMD Inc. was a wholly owned subsidiary of Rio Algom Limited (a Canadian corporation). On October 6, 2000, Rio Algom Limited was acquired by Billiton Plc (a United Kingdom corporation and ultimate parent company of Billiton Ireland).

Effective June 30, 2001, Billiton Plc entered into a merger agreement with BHP, Ltd. (an Australian corporation) (“BHP”). For accounting purposes in the U.S., this merger was treated as an acquisition of Billiton Plc by BHP. Accordingly, the accompanying assets and liabilities of the NAMD Businesses contributed to the Company reflect the effects of push-down purchase accounting in connection with the BHP acquisition of Billiton Plc on June 30, 2001.

The accompanying financial statements reflect the contribution of the NAMD Businesses’ which consisted of metals distribution operations in the U.S. and Canada. The NAMD Businesses’ operations in the U.S. and Canada were comprised of two separate businesses, Vincent Metal Goods (“VMG”) in the U.S. and Atlas Ideal Metals (“AIM”) in Canada (collectively, the “NAMD Businesses”).

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Contributed assets and liabilities

Our initial formation on November 1, 2001, was accounted for as a corporate joint venture. A corporate joint venture is a jointly controlled entity (whose ownership seldom changes) that is owned and operated by and for the mutual benefit of the joint venture partners, who share in the risks and rewards of the joint ventures business purpose. Assets contributed in the initial formation of a corporate joint venture are valued at their historical cost (or predecessor basis).

Included in the assets contributed by NAMD is approximately $40.8 million of goodwill. This goodwill did not result from our formation since the assets contributed at our formation were valued at historical cost. The goodwill contributed by NAMD was pre-existing goodwill which resulted from the June 30, 2001 merger of Billiton Plc with BHP Limited as described further above.

As such, the assets and liabilities of the RASCO Businesses and the NAMD Businesses contributed to the Company at November 1, 2001, are based upon the predecessor basis of NAMD and RASCO respectively and consisted of the following:

	RASCO Businesses	NAMD Businesses	Amount Contributed at November 1, 2001
Current assets	$154,093	$312,123	$466,216
Noncurrent assets	78,342	162,309	240,651
Current liabilities	(45,196)	(67,551)	(112,747)
Noncurrent liabilities	(30,550)	(255,829)	(286,379)

Net assets contributed	$156,689	$151,052	$307,741

2. Summary of significant accounting policies

Basis of financial statements

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include those of the U.S. parent company and its wholly owned Canadian Subsidiary. The Company’s fiscal year ends on the Friday closest to December 31. As such, the consolidated financial statements include the accounts of the Company’s operations at January 3, 2003, January 2, 2004 and October 1, 2004 (unaudited), and for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and for the 39-week periods ended October 3, 2003 (unaudited) and October 1, 2004 (unaudited). All significant intercompany investments, accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Interim financial information (unaudited)

The accompanying consolidated financial statements at October 1, 2004 and for the 39-week periods ended October 3, 2003 and October 1, 2004, are unaudited. In the opinion of management, these consolidated

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

statements have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods.

Revenue recognition

The Company recognizes revenue from product sales (including amounts billed for shipping and handling) when ownership and risk of loss passes to the customer which is upon shipment. The Company records estimated discounts and rebates in the same period revenue is recognized based on historical experience.

Cash and cash equivalents

Cash equivalents are highly liquid short-term investments that are readily convertible to known amounts of cash and have original maturities of three months or less at date of purchase.

Restricted cash

Included in restricted cash were proceeds held in escrow from the sale of property located in St. Louis, Missouri.

Inventories

Product inventories primarily consist of aluminum, stainless steel and other metal products for resale. Certain additional incremental processing costs are incurred based on customer specifications. All product inventories are considered finished goods. Product inventories are valued and recorded at the lower of cost or market value. Cost is determined on the first-in, first-out (“FIFO”) method for all inventories, except U.S. aluminum inventory, which is determined on the last-in, first-out (“LIFO”) method. LIFO inventory represented approximately 36%, 37% and 33% of consolidated inventories at January 3, 2003, January 2, 2004 and October 1, 2004, respectively. At January 3, 2003, the LIFO cost of aluminum inventories exceeded the FIFO cost of such inventories. At January 2, 2004 and October 1, 2004 (unaudited), the FIFO value of aluminum inventories exceeded the LIFO value by $1,185 and $14,311, respectively.

Property, plant and equipment

Property, plant and equipment is stated at cost. Initial contributions of property, plant and equipment from the stockholders were based upon their net book value.

Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets including assets acquired under capital leases.

Land improvements	15 years
Buildings	25 to 40 years
Building improvements	20 to 40 years
Leasehold improvements	Term of lease
Machinery and equipment	5 to 25 years
Major processing equipment	12 to 18 years

Maintenance and repairs are charged to operations as incurred and additions or improvements are capitalized. When assets are sold, retired or otherwise disposed of, the asset cost and related accumulated depreciation or amortization are removed from the respective accounts and any gains or losses are included in operations.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Property, plant and equipment amounts are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment loss to be recorded would be the excess of the asset’s carrying value over its fair value. Fair value would be determined based upon the best information available in the circumstances including quoted prices or other valuation techniques.

Goodwill and identified intangible assets

Goodwill and indefinite-lived intangible assets are not amortized. The carrying value of goodwill and indefinite-lived intangible assets are tested for impairment at least annually. The recoverability of unamortized goodwill assets is based upon the fair value of the Company determined by using a discounted cash flow analysis or other valuation techniques.

Prior to January 1, 2002, the excess of cost over net assets of businesses acquired was amortized on a straight-line basis over a period of 20 years. Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 primarily addresses the accounting for acquired goodwill and intangible assets (i.e., the post-acquisition accounting). The most significant changes made by SFAS No. 142 were (1) goodwill and indefinite-lived intangible assets are no longer amortized; (2) goodwill and indefinite-lived intangible assets are tested for impairment at least annually; and (3) the amortization period of intangible assets with finite lives is no longer limited to 40 years.

Identified intangible assets, specifically customer relationships and intellectual property, are amortized over a period of 4 and 20 years, respectively. Identified intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable.

Shipping and handling fees and costs

The Company classifies shipping and handling fees and costs as a component of selling, administrative and other expenses on the Consolidated Statements of Income. Total shipping and handling fees and costs for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and for the 39-week periods ended October 3, 2003 (unaudited) and October 1, 2004 (unaudited), were $7,217, $45,574, $46,686, $35,881 and $37,893, respectively.

Derivatives and hedging

The fair values of all outstanding derivative instruments are recorded on the Consolidated Balance Sheets.

All derivatives are held for purposes other than trading. The Company measures hedge effectiveness by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the fair value or expected future cash flows of the hedged item. The ineffective portions, if any, are recorded in other expense (income) in the current period. If the hedging relationship ceases to be highly effective or it becomes probable that an expected transaction will no longer occur, gains or losses on the derivative are recorded in other expense (income).

Changes in the fair value of derivatives are recorded in current earnings along with the change in the fair value of the underlying hedged item if the derivative is designated as a fair value hedge or in other comprehensive income if the derivative is designated as a cash flow hedge. If no hedging relationship is designated, the derivative is marked to market through earnings.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Cash flows from derivative instruments are recognized in the Consolidated Statements of Cash Flows in a manner consistent with the underlying transactions. See Note 9 for additional information regarding the Company’s accounting for derivatives.

Foreign currency translation

For Canadian operations, the functional currency is the Canadian dollar. Assets and liabilities of these operations are translated at the exchange rate in effect at year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as other comprehensive income. Realized gains and losses from Canadian currency transactions are included in net income for the period.

Comprehensive income (loss)

Comprehensive income (loss) includes net income, foreign currency translation adjustments, additional minimum pension liabilities and gains and losses on derivative instruments designated and effective as cash flow hedges that are charged or credited to the accumulated other comprehensive income (loss) account in stockholders’ equity.

Income taxes

The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

New accounting pronouncements

Effective January 4, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations.

Effective January 4, 2003, the Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement supersedes existing accounting literature related to accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement were effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations as the restructuring plan described in Note 3 was initiated prior to December 31, 2002.

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for certain contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

In May 2003, Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables was finalized. This addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The guidance in the consensus is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations.

On May 19, 2004, the FASB issued FASB Staff Position (“FSP”) 106-2, (FSP 106.2) Accounting and Disclosure Requirements relates to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. The Company’s U.S. Postretirement Health Care Benefits plan offers prescription drug benefits and the Company expects to benefit from this legislation. The Company does not anticipate that its plan will need to be amended to obtain the benefits provided under the Act. In accordance with the FASB’s original guidance on the accounting for the Act, the Company elected to defer recognition of the effects of the Act and any measures of benefit cost or benefit obligation in the financial statements or accompanying notes. The Company will comply with the guidance set forth in FSP 106-2 in the third quarter of 2004. The impact, however, is not anticipated to be significant.

In December 2003, the FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement requires additional disclosures to be made by employers regarding pensions and other postretirement benefit plans, but does not change the measurement or recognition of those plans. Under this Statement, the disclosure provisions regarding foreign plans and estimated future benefit payments are effective for fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. The Company has adopted the interim provisions of this Statement during the current fiscal year. The annual disclosure provisions of this Statement have been included in Note 11.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. This is an interpretation of ARB No. 51, Consolidation of Financial Statements, which addresses the consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the equity investors lack an essential characteristic of a controlling interest. In December 2003, the FASB issued a revision of FIN 46 (“FIN 46R”), which clarified certain complexities of FIN 46 and generally requires adoption of all special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after December 15, 2003, and to all non special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after March 15, 2004. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46 or FIN 46R.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Adoption of this standard did not impact the Company.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

3. Restructuring and other related costs

Prior to 2002, management approved various actions to expedite the integration of the Company’s two predecessor entities and to improve the long-term efficiency and competitiveness of the Company and reduce costs. These actions included certain restructuring charges related to employee reductions, changes to certain distribution operations and other merger-related costs in connection with the integration of business processes and systems. These restructuring and other charges and the subsequent reduction to the related accrued liability are as follows:

	Employee Termination Benefits	Asset Write- Downs	Other Related Costs	Total Restructuring and Other Related Costs
Initial charges for the period ended December 28, 2001	$5,753	$—	$1,147	$6,900
Cash payments	(343)	—	(393)	(736)

Remaining liability, December 28, 2001	5,410	—	754	6,164

Net charges for the period ended January 3, 2003	1,698	849	6,399	8,946
Cash payments	(2,990)	—	(3,732)	(6,722)
Reclassifications	(920)	—	—	(920)
Noncash adjustments	—	(849)	—	(849)

Remaining liability, January 3, 2003	3,198	—	3,421	6,619

Net (credits) charges for the period ended January 2, 2004	(314)	1,499	(62)	1,123
Cash payments	(2,538)	—	(4,526)	(7,064)
Noncash adjustments	—	(1,499)	1,456	(43)
Effect of changes in exchange rate	61	—	142	203

Remaining liability, January 2, 2004	407	—	431	838

Net charges for the 39-week period ended October 1, 2004 (unaudited)	2	384	1,256	1,642
Cash payments (unaudited)	(376)	—	(1,481)	(1,857)
Noncash adjustments (unaudited)	—	(384)	—	(384)
Effect of changes in exchange rate (unaudited)	(3)	—	(1)	(4)

Remaining liability, October 1, 2004 (unaudited)	$30	$—	$205	$235

The remaining accrued liabilities for all periods presented for employee termination benefits and for other related costs have been classified as a component of accrued expenses.

Employee termination benefit charges in 2001 included 206 personnel reductions through voluntary and involuntary terminations primarily in the U.S. sales, marketing and corporate administrative functions of the Company. Employee termination benefit changes for the 53-week period ended January 3, 2003, represented severance charges related to the termination of 67 employees within the Company’s U.S. operations and its Canadian subsidiary. Terminated employees related primarily to the closing of distribution centers in Canada and the combination of corporate administrative functions in the U.S. In addition, for the 53-week period ended January 3, 2003, certain terminated U.S. employees also received additional bridged pension and OPEB benefits, the cost of which ($920) was reclassified as a component of accrued pension and postretirement obligations. Employee termination credits for the 52-week period ended January 2, 2004, related solely to adjustments to prior period amounts that were over accrued.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Asset write-downs for the 53-week period ended January 3, 2003, related primarily to the closure and sale of land and buildings in the U.S., including the write-down of certain processing equipment that will not be transferred to other locations. The $849 charge recognized, included $993 of asset write-downs and $215 of accelerated depreciation related to assets held and used that the Company intends to dispose of. The amount recorded is also net of a $359 gain on the sale of land and building in St. Louis, Missouri. The $1,499 charge for the 52-week period ended January 2, 2004, primarily represents a write-down of the carrying value of assets held for sale and the write-down of miscellaneous equipment. The $384 charge recognized in the 39-week period ended October 1, 2004, included $814 of asset write-downs of the carrying value of assets held for sale. The amount recorded is also net of a $430 gain on the sale of land and buildings in Philadelphia, Pennsylvania and Charlotte, North Carolina.

Other related costs in 2001 included a lease termination of $671 related to the closing of a distribution center in Canada and nonrecurring business integration costs of $476 incurred during the period primarily related to systems integration costs. Other related costs in the 53-week period ended January 3, 2003, included $2,318 of lease termination costs in the U.S. and Canada related to the exiting of certain leased facilities, for which the Company was still party to a lease obligation. In addition, the Company incurred $4,081 of nonrecurring merger integration costs during the period related primarily to systems integration costs ($1,335), benefit plan redesign and implementation ($544), employee and facility relocations ($1,797) and other nonrecurring merger-related costs ($405). These merger integration costs, which were charged to expense as incurred, were classified as a component of restructuring and other related costs on the accompanying Consolidated Statements of Income due to their nonrecurring nature. The net credit for other related costs in the 52-week period ended January 2, 2004, included the reversal of $1,045 of previously accrued lease termination costs offset by $983 of net period costs primarily associated with facility and employee relocation. The net charge for other related costs in the 39-week period ended October 1, 2004, was $1,256 of period costs which primarily consisted of facility and employee relocation costs.

The Company also maintains land, building and equipment in facilities that the Company intends to sell. These assets have a carrying value of $2,453, $13,605 and $10,608 at January 3, 2003, January 2, 2004 and October 1, 2004, respectively, and have been classified as assets held for sale and are included as a component of other current assets on the accompanying Consolidated Balance Sheets.

4. Supplemental consolidated financial statement information

Property, plant and equipment, net

Property, plant and equipment, net, consisted of the following components:

	January 3, 2003	January 2, 2004	October 1, 2004
			(unaudited)

Land and improvements	$25,188	$23,183	$24,688
Buildings and leasehold improvements	80,432	76,217	80,448
Machinery and equipment	91,805	98,432	100,436
Construction in progress	2,945	7,589	3,457

Total cost	200,370	205,421	209,029

Less: Accumulated depreciation and amortization	(29,348)	(44,252)	(53,924)

	$171,022	$161,169	$155,105

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) consisted of the following components:

	January 3, 2003	January 2, 2004	October 1, 2004
			(unaudited)

Cumulative translation adjustment	$1,252	$11,990	$13,351
Additional minimum pension liability, net of deferred tax benefit	(2,241)	(7,021)	(7,021)
Net unrealized gain on derivative instruments, net of deferred tax liability	—	580	762

	$(989)	$5,549	$7,092

5. Goodwill and other intangible assets

Other intangible assets were comprised of the following:

	January 3, 2003	January 2, 2004	October 1, 2004
			(unaudited)
Other intangibles assets
Customer relationships	$5,100	$5,100	$5,100
Less: Accumulated amortization	(1,276)	(2,550)	(3,506)
Technology and patents	800	800	800
Less: Accumulated amortization	(40)	(80)	(110)
Intangible pension asset	3,700	3,754	3,754

	$8,284	$7,024	$6,038

The Company has completed its annual goodwill impairment test (performed in the fourth fiscal quarter) and has determined that there was no impairment at January 3, 2003 and January 2, 2004. Nothing has come to the Company’s attention that would indicate any impairment of its goodwill at October 1, 2004.

The goodwill contributed by the NAMD Businesses relates to the acquisition of Billiton (the “NAMD Businesses ultimate parent”) by BHP on June 30, 2001, as described in Note 1. The excess of the allocated purchase price to the NAMD Businesses over the tangible net assets acquired was allocated to goodwill with a 20-year estimated useful life.

Effective January 1, 2002, the Company ceased amortization of goodwill in connection with the adoption of SFAS No. 142, the effects of which increased pre-tax income for the fiscal year ended January 3, 2003, by approximately $2.0 million. Goodwill amortization expense recorded for the period from November 1, 2001 through December 28, 2001, was $235.

The estimated useful lives of customer relationships and technology and patents are 4 years and 20 years, respectively. The Company amortizes these intangible assets over their respective lives on the straight-line method. The straight-line method of amortization reflects an appropriate allocation of the costs of the intangible

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. Estimated amortization expense for the next five fiscal years is as follows:

2004	$1,315
2005	1,315
2006	40
2007	40
2008	40

6. Notes payable

Notes payable consisted of the following:

	January 3, 2003	January 2, 2004	October 1, 2004

			(unaudited)
Senior Euro-Dollar Revolving Loan (LIBOR), with interest rates ranging from 3.38% to 4.38% at January 2, 2004	$75,000	$150,000	$205,000
Senior Revolving Loan (Prime Rate), with an interest rate of 5.75% at January 2, 2004	15,000	5,400	15,400
Senior Canadian Revolving Loan (Bankers’ Acceptance Rate), with an interest rate of 5.50% at January 2, 2004	19,789	9,302	19,794
Senior Canadian Revolving Loan (Prime Rate), with an interest rate of 6.25% at January 2, 2004	—	2,326	7,126
Billiton Facility B	38,000	—	—
RMC Liquidity Facility	38,000	—	—

Total loans payable	185,789	167,028	247,320

Less: Current maturities	(76,000)	—	—

Noncurrent portion	$109,789	$167,028	$247,320

The Senior Euro-Dollar Revolving Loan, the Senior Revolving Loan, and the Senior Canadian Euro-Dollar Revolving Loan (collectively, the “outstanding revolving loans”) are pursuant to a $350,000 Credit Agreement (the “Credit Agreement”) with a consortium of financial institutions entered into by the Company on August 26, 2002, as amended on April 28, 2004. The amended Credit Agreement increased the Company’s limit on the overall credit facility of $350,000. The Credit Agreement expires in August 2006 and allows the Company’s U.S. entity to borrow a maximum of $300,000 and the Company’s Canadian subsidiary to borrow a maximum of $50,000 (or the Canadian dollar equivalent). The amounts outstanding under the Senior Canadian Revolving Loan are denominated in Canadian dollars. These maximum loan amounts are subject to limitations as determined by a calculated borrowing base. Total availability is limited to, among other things, the eligible accounts receivables and inventory pledged as collateral under the credit agreement. The debt can be either revolving loans or term loans due no earlier than August 26, 2006. Interest on the U.S. entity loans (both revolving and term) are determined at the option of the Company at the JPMorgan Prime Rate (currently 3% over the federal funds rate) plus margin or the (Euro-Dollar) LIBOR plus margin. Interest rates on the Canadian entity loans are determined at the option of the Company at the JPMorgan Prime Rate plus margin or the Canadian Bankers’ Acceptance Rate plus margin. The margins on each of the interest rates noted above are subject to change in future periods based upon certain financial ratios which correspond to the Company’s creditworthiness. For U.S. Prime Rate loans, the margin on the JPMorgan Prime Rate can range from 1% to 2% and the margin on the Euro-Dollar LIBOR can range from 2% to 3%. For Canadian loans, the margin on the JPMorgan Prime Rate can range from 1% to 2% and the margin on the Bankers’ Acceptance Rate can range from 2% to 3%.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

At January 2, 2004 and October 1, 2004, the JPMorgan Prime Rate was 4.0% and 5.75%, respectively, and the LIBOR ranged from 1.125% to 1.25% and from 1.6875% to 2.0%, respectively, depending upon the term of the outstanding revolving debt.

Amounts outstanding under the revolving credit facility have been classified as long-term, to the extent of available long-term back-up facilities pursuant to the Credit Agreement, in accordance with the Company’s ability and intent to refinance such obligations on a long-term basis. The Credit Agreement requires the Company to meet a fixed charge coverage ratio and limited the capital expenditures of the Company to $40,000 in 2003. Capital expenditures under the Credit Agreement are limited to $30,000 in both 2004 and 2005. As of January 2, 2004 and October 1, 2004, the Company was in compliance with all debt covenant requirements.

The Billiton Facility B and the RMC Liquidity Facility are revolving credit facilities and are subordinate to the debt outstanding under the Credit Agreement. The two facilities rank equal with each other and are subject to substantially the same terms and conditions. Both facilities were originally available through June 30, 2003 and were subsequently extended through June 30, 2004, and have interest due at the end of each calendar quarter at an annual rate of the three-month LIBOR plus 2.5%.

Effective March 24, 2003, and in connection with the settlement of contributed pension obligations described in Note 11, the Billiton Facility B Loan was reduced to reflect the contributed net pension differential pursuant to the terms of the Agreement. The corresponding decrease to the Billiton Facility B Loan of $9,875 was treated as a noncash capital contribution during the period ending January 2, 2004.

7. Stockholders’ equity

The Company is authorized to issue 100,000 shares of common stock, 100 of which were issued on November 1, 2001 (50 shares each to RMC and NAMD Inc. in exchange for their respective net asset contributions). The common stock is subject to a stockholders’ agreement by and among the Company, Billiton Ireland, RMC, Billiton Company B.V. (a wholly owned subsidiary of BHP Billiton Plc) and Alcoa (a Delaware corporation).

The stockholders’ agreement addresses, among other things, corporate governance, including the composition of the Board of Directors and senior management, voting and transfer rights of the stockholders, additional capital contributions and dividend policies.

In addition, the stockholders’ agreement covers the buy-out or purchase rights of the stockholders in the event of a deadlock (as defined) as well as a call option right of a stockholder in the event the other stockholder ceases to own at least one-third of the issued and outstanding common stock.

Presently, the stock ownership and voting rights are shared 50% by RMC and Billiton Ireland (as parent company to NAMD Inc.). In connection with the contemplated initial public offering described in Note 17, the stockholders’ agreement will terminate upon completion of the contemplated transaction.

8. Income taxes

The contribution of the net assets of the NAMD Businesses and RASCO Businesses to the Company was a tax-free transaction. As a result, the tax basis of the assets and tax attributes carried over to the Company on the effective date of contribution. The Company’s U.S. operations file a consolidated income tax return in the U.S. The Company’s Canadian operations file a separate income tax return for Canadian purposes.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

(Loss) income before income taxes consisted of:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004
United States	$(9,975)	$21,836	$11,971
Canada	(3,765)	(3,064)	4,175

	$(13,740)	$18,772	$16,146

The income tax (benefit) provision consisted of:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004
Current provision
U.S. federal and state	$20	$7,008	$3,479
Canada	—	—	—

Current provision	20	7,008	3,479

Deferred (benefit) provision
U.S. federal and state	(3,736)	1,881	1,740
Canada	—	—	—

Deferred (benefit) provision	(3,736)	1,881	1,740

Income tax (benefit) provision	$(3,716)	$8,889	$5,219

The income tax provision is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. Differences between the statutory rates in the U.S. and Canada do not have a significant impact on the effective income tax rate reconciliation presented below. The items causing this difference are as follows:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004
Tax (benefit) expense at U.S. statutory rate	$(4,809)	$6,571	$5,788
Change in valuation allowance for Canadian net deferred tax assets	1,318	1,072	(1,453)
State income taxes, net of federal benefit	(487)	873	479
Nondeductible expenses and other	262	373	405

	$(3,716)	$8,889	$5,219

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	January 3, 2003	January 2, 2004
Deferred income tax assets
Trade receivables	$2,007	$2,359
Accrued expenses	2,650	640
Accrued pension and postretirement obligations	20,574	24,937
Canadian operating loss carryforwards	3,570	2,257
U.S. operating loss carryforward	1,008	924
U.S. AMT NOL-carryforward	3,815	2,213
Additional minimum pension liability	1,432	4,489
Other	1,539	799

Total gross deferred income tax assets	36,595	38,618
Less: Valuation allowance for Canadian deferred tax assets	(6,796)	(6,768)

Net deferred income tax assets	29,799	31,850

Deferred income tax liabilities
Intangible assets	(1,959)	(2,977)
Inventories	(15,732)	(17,286)
Property, plant and equipment	(25,682)	(23,844)
Unrealized gain on derivatives	—	(370)

Total gross deferred income tax liabilities	(43,373)	(44,477)

Net deferred income tax liabilities	$(13,574)	$(12,627)

The U.S. operating loss carryforward at January 2, 2004, represents various state net operating losses that expire at various dates between 2007 and 2022. In addition, a valuation allowance at January 2, 2004 has been provided against deferred tax assets related to the Canadian net operating loss carryforwards as well as other Canadian deferred tax assets because it is more likely than not that these tax benefits will not be realized based upon the existing uncertainty as to the ability of the Canadian operations to generate future taxable income. At January 2, 2004, Canadian net operating loss carryforwards of approximately $6,400 existed and will begin to expire in 2008.

The change in the valuation allowance for Canadian deferred tax assets includes the impact of foreign exchange, which has not been included in the Company’s annual effective tax rate. The change in the valuation allowance for Canadian deferred tax assets is as follows:

Balance at January 3, 2003	$6,796
Utilization of Canadian deferred tax assets	(1,453)
Foreign exchange impact	1,425

Balance at January 2, 2004	$6,768

During the 39-week period ended October 1, 2004, the Company’s Canadian entity generated in excess of $6.4 million of taxable income and has projected additional taxable income to be generated throughout the remainder of fiscal 2004. In this regard, the Company will utilize all of its existing Canadian net operating loss

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

carryforwards in 2004. As such, all of the $2.3 million of valuation allowance recorded at January 2, 2004, related to the Canadian net operating loss carryforwards has been reversed at July 2, 2004 (as a discreet item in the 39-week period ended October 1, 2004). The Company continues to maintain a deferred tax asset valuation allowance of approximately $4.5 million at October 1, 2004, related to the remaining deferred tax assets in Canada as these deferred tax assets relate to temporary differences that are longer term in nature (primarily certain recurring book reserves, pension and OPEB liabilities and fixed assets). Because of the cyclical nature of the Company’s operations, it is not possible to forecast future taxable income into future years to currently conclude that it is “more likely than not” that these remaining Canadian deferred tax assets will ultimately be realized.

9. Financial instruments and derivatives

The carrying amounts of cash and cash equivalents, book overdraft and short-term debt approximate fair value because of the short maturity of the instruments.

The Company holds or purchases derivative financial instruments for purposes other than trading. The following are the details of the fair values of these investments as of:

	January 3, 2003	January 2, 2004	October 1, 2004
			(unaudited)
Commodities, principally aluminum and nickel	$—	$443	$35
Interest rates	—	950	1,248
Foreign currency	—	(398)	(1,863)

From time to time, the Company may enter into fixed price sales contracts with its customers for certain of its inventory components (primarily aluminum and stainless steel). The Company enters into commodity futures and options contracts to reduce volatility in the price of these commodities. Currently, these commodity contracts cover periods commensurate with known exposures, generally within one year, and had an asset value of $443 and $35 at January 2, 2004 and October 1, 2004, respectively. The Company currently does not account for these contracts as hedges, but rather marks these contracts to market with a corresponding offset to current earnings.

The Company uses interest rate swaps to help maintain a strategic balance between fixed- and floating-rate debt and to manage overall financing costs. The Company has entered into pay fixed, receive floating interest rate swaps to effectively convert the interest rate from floating to fixed on $85,000 of debt, through June 2006. These interest rate swaps were designated as cash flow hedges and had an asset value of approximately $950 and $1,248 at January 2, 2004 and October 1, 2004, respectively, with a corresponding offset as a component of accumulated other comprehensive income, offset by a deferred tax liability of $370 and $486, respectively.

The interest rate swaps were fully effective and as such, no gain or loss from hedge ineffectiveness was recognized. Approximately $380 of the amount included in Other Comprehensive Income at January 2, 2004 will be reclassified as a component of interest expense within the next fiscal year.

The Company is subject to exposure from fluctuations in foreign currencies. Foreign currency exchange contracts are used by the Company’s Canadian subsidiary to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. The Company’s Canadian subsidiary’s foreign currency contracts were principally used to purchase U.S. dollars. The U.S. dollar notional amount of all foreign currency contracts outstanding was $13,720 and $32,065 at January 2, 2004 and October 1, 2004 (unaudited), respectively, and had a liability value of $398 and $1,863, respectively. The Company currently does not account for these contracts as hedges but rather marks these contracts to market with a corresponding offset to current earnings.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The Company’s net derivative balance from the contracts described above was a $995 asset and a $580 liability at January 2, 2004 and October 1, 2004, respectively, and is included as a component of other assets on the accompanying Consolidated Balance Sheets.

10. Lease commitments

The Company is party to numerous lease agreements in both the U.S. and Canada related to buildings, vehicles and office equipment leases. These building leases run into the beginning of 2012. The vehicle and office equipment leases run into the beginning of 2010. These leases are all accounted for as operating leases. The following are the minimum lease payments for the next five fiscal years and thereafter based on operating leases in effect at January 2, 2004:

2004	$11,736
2005	9,305
2006	7,090
2007	4,652
2008	2,852
Thereafter	3,690

$39,325

Rental expense under operating lease agreements was $13,379 and $12,691 for the 53-week period ended January 3, 2003 and for the 52-week period ended January 2, 2004, respectively.

11. Employee benefit plans

Certain of the Company’s predecessors had noncontributory defined benefit pension plans (defined benefit plans), which provided retirement benefits for the majority of its predecessor company employees in both the U.S. and Canada. The Company’s predecessor NAMD U.S. business as well as the Company’s predecessor Canadian businesses (AIM for NAMD and RASCO Specialty Metals Ltd. for RASCO) had defined benefit pension plans specific to its respective predecessor business employees as well as plans which provided health care and life insurance benefits which were specific to substantially all of its retirees in the U.S. or Canada (other post employment benefits (“OPEB”)).

Prior to January 1, 2002, the Company’s predecessor U.S. RASCO businesses provided its predecessor employees pension and OPEB benefits through multi-employer plans along with Alcoa and its affiliates. Effective January 1, 2002, predecessor U.S. RASCO employees became legal employees of the Company (from November 1, 2001 through January 1, 2002, such employees were leased to the Company by Alcoa), and became participants in the Integris Pension Plan for U.S. employees.

In connection with the terms of the Agreement, effective January 1, 2002, both the U.S. employees and the Canadian employees became participants of the newly formed Integris pension and OPEB plans in both the U.S. and Canada. As such, the funded status of the respective U.S. and Canadian pension and OPEB predecessor plans were transferred to the newly formed Integris plans effective January 1, 2002.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Subsequent to formation (and merger) of the Integris U.S. and Canadian pension and OPEB plans, the Company’s Board of Directors approved amendments to the existing pension and OPEB benefits for both U.S. and Canadian employees. These amendments essentially resulted in equal benefits being provided to all employees since the predecessor company plans had differing benefit formulas. For accounting purposes, these plan amendments have been treated as a component of prior service cost and will be included as a component of pension and OPEB expense in future periods. For the purposes of the Agreement, however, the change in the pension/OPEB obligation resulting from these amendments resulted in an adjustment to the Billiton Facility B as described further in the last paragraph of Note 6.

In addition, and in accordance with the terms of the Agreement, Alcoa agreed to contribute a fully funded pension obligation for the U.S. RASCO employees that were previously participants of the multi-employer Alcoa pension plans. As such, effective January 1, 2002, $21,843 of pension obligation and related pension assets of $23,944 were contributed by Alcoa to the newly formed U.S. Integris Pension Plan related to the U.S. RASCO employees.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Actuarial valuations for the respective pension and OPEB plans are as of October 1 of each year. The benefit obligation, fair value of plan assets, funded status and actuarial assumption for the Integris plans based upon the October 1, 2003 and 2002, valuations are as follows:

2002 plan information

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in benefit obligations
Benefit obligations at beginning of period	$88,204	$31,560	$29,410	$8,204
Service cost	3,730	1,555	790	90
Interest cost	8,433	2,503	1,910	444
Plan participants’ contributions	—	168	—	—
Plan amendments	3,309	(7,791)	—	—
Actuarial (gains) losses	8,819	5,915	(17)	(1,583)
Transfer from RASCO plan	21,843	7,778	—	—
Benefits paid	(2,741)	(1,219)	(2,404)	(296)
Effect of changes in exchange rate	—	—	933	185

Benefit obligations at end of period	131,597	40,469	30,622	7,044

Changes in plan assets
Fair value of plan assets at beginning of period	74,951	—	33,078	—
Actual return on plan assets	(5,848)	—	(2,424)	—
Transfer from RASCO plan	23,944	—	—	—
Employer contribution	159	1,051	98	296
Plan participants’ contributions	—	168	—	—
Benefits paid	(2,741)	(1,219)	(2,404)	(296)
Effect of changes in exchange rate	—	—	613	—

Fair value of plan assets at end of period	90,465	—	28,961	—

Funded status	(41,132)	(40,469)	(1,661)	(7,044)
Unrecognized net actuarial loss	28,426	6,233	7,448	—
Unrecognized prior service cost	3,151	(7,494)	—	(1,460)
Contributions after measurement date	43	291	—	—

Net amount recognized	$(9,512)	$(41,439)	$5,787	$(8,504)

Amounts recognized in the combined balance sheet consist of:
Accrued benefit liability	$(16,885)	$(41,439)	$5,787	$(8,504)
Intangible asset	3,700	—	—	—
Accumulated other comprehensive income	3,673	—	—	—

Net amount recognized	$(9,512)	$(41,439)	$5,787	$(8,504)

Weighted-average assumptions to determine the obligation at the end of the period
Discount rate	6.75%	6.75%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—
Rate of compensation increase	4.50%	4.50%	3.50%	3.50%

Weighted-average assumptions to determine cost
Discount rate	7.50%	7.50%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—
Rate of compensation increase	5.00%	5.00%	3.50%	3.50%

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

2003 plan information

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in benefit obligations
Benefit obligations at beginning of period	$131,597	$40,469	$30,622	$7,044
Service cost	3,337	1,533	806	165
Interest cost	8,768	2,695	2,284	584
Plan participants’ contributions	—	231	—	—
Plan amendments	455	—	—	—
Actuarial (gains) losses	(2,300)	709	952	942
Assumption change	9,144	2,705	—	—
Benefits paid	(3,506)	(1,491)	(2,619)	(380)
Effect of changes in exchange rate	—	—	6,780	1,722

Benefit obligations at end of period	147,495	46,851	38,825	10,077

Changes in plan assets
Fair value of plan assets at beginning of period	90,465	—	28,961	—
Actual return on plan assets	13,102	—	4,273	—
Transfer from RASCO plan	—	—	—	—
Employer contribution	181	1,260	287	380
Plan participants’ contributions	—	231	—	—
Benefits paid	(3,506)	(1,491)	(2,619)	(380)
Effect of changes in exchange rate	—	—	6,207	—

Fair value of plan assets at end of period	100,242	—	37,109	—

Funded status	(47,253)	(46,851)	(1,716)	(10,077)
Unrecognized net actuarial loss	30,678	9,655	8,000	936
Unrecognized prior service cost	3,274	(6,899)	—	(826)
Contributions after measurement date	44	352	—	—

Net amount recognized	$(13,257)	$(43,743)	$6,284	$(9,967)

Amounts recognized in the combined balance sheet consist of:
Accrued benefit liability	$(28,521)	$(43,743)	$6,284	$(9,967)
Intangible asset	3,754	—	—	—
Accumulated other comprehensive income	11,510	—	—	—

Net amount recognized	$(13,257)	$(43,743)	$6,284	$(9,967)

Weighted-average assumptions to determine obligation at the end of the period
Discount rate	6.00%	6.00%	6.00%	6.00%
Expected return on plan assets	8.75%	—	7.00%	—
Rate of compensation increase	4.25%	4.25%	3.50%	3.50%

Weighted-average assumptions to determine cost
Discount rate	6.75%	6.75%	6.50%	6.50%
Expected return on plan assets	8.75%	—	8.00%	—
Rate of compensation increase	4.50%	4.50%	3.50%	3.50%

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows as of January 3, 2003 and January 2, 2004:

	January 3, 2003	January 2, 2004
Projected benefit obligation	$131,597	$147,496
Accumulated benefit obligation	105,990	128,807
Fair value of plan assets	90,465	100,242

Components of Net Periodic Benefit Costs—53-Week Period Ended January 3, 2003

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$3,730	$1,555	$790	$90
Interest cost	8,433	2,503	1,910	444
Expected return on plan assets	(9,767)	—	(2,402)	—
Amortization of prior service cost	158	(297)	(41)	—
Recognized net actuarial loss	4	—	—	—
Special termination benefits	522	398	—	—

Net periodic benefit cost	$3,080	$4,159	$257	$534

Components of Net Periodic Benefit Costs—52-Week Period Ended January 2, 2004

	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$3,337	$1,533	$806	$165
Interest cost	8,768	2,695	2,284	584
Expected return on plan assets	(8,781)	—	(2,720)	—
Amortization of prior service cost	331	(595)	—	(826)
Recognized net actuarial loss	426	186	443	—

Net periodic benefit cost	$4,081	$3,819	$813	$(77)

For OPEB measurement purposes as of October 1, 2003 and 2002, a 12% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5% for 2009 and remain at that level thereafter.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Components of Net Periodic Benefit Costs for the 39-week periods ended October 3, 2003 and October 1, 2004, are as follows:

	(Unaudited)
	39-Week Period Ended October 3, 2003
	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$2,504	$1,151	$605	$125
Interest cost	6,576	2,022	1,713	438
Expected return on plan assets	(6,587)	—	(2,040)	—
Amortization of prior service cost	249	(447)	—	(620)
Recognized net actuarial loss	320	140	333	—

Net periodic benefit cost	$3,062	$2,866	$611	$(57)

	(Unaudited)
	39-Week Period Ended October 1, 2004
	U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB
Service cost	$3,138	$1,117	$632	$140
Interest cost	6,546	2,037	1,535	437
Expected return on plan assets	(6,623)	—	(1,809)	—
Amortization of prior service cost	282	(446)	—	(597)
Recognized net actuarial loss	1,131	222	359	—

Net periodic benefit cost	$4,474	$2,930	$717	$(20)

In June 2004, the Company contributed approximately $1.7 million and $0.4 million to its U.S. and Canadian pension plans, respectively. The Company has no plans to make any further contribution in the current fiscal year.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following:

	U.S.		Canada
	1-Percentage Point Increase	1-Percentage Point Decrease	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$453	$(373)	$112	$(94)
Effect on the postretirement benefit obligation	5,103	(4,220)	1,132	(965)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. The Company’s U.S. Postretirement Health Care Benefits plan offers prescription drug benefits. The Company adopted the effects of the Act in the fiscal third quarter of the 2004 fiscal year. The Company plan was

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

not amended in order to benefit from the new legislation and does not expect a significant impact on future benefit expenses or the future financial status of the plan. The impact of adopting the accounting requirements of the Act was not significant.

Plan assets

The Company’s plan assets allocations for its U.S. defined benefit pension and postretirement health care benefits plans at January 2, 2004 and January 3, 2003, target allocation for fiscal year 2005 are as follows:

	2004 Target Asset Allocation Percentage	Percentage of Plan Assets
Asset Category		October 1, 2003	October 1, 2002
Domestic equity	32-70%	39.7%	42.4%
International equity	0-18%	15.5%	13.3%
Fixed income	30-50%	33.0%	38.6%
Cash and cash equivalents	0%	11.8%	5.7%

		100.0%	100.0%

The expected long-term rate of return is generally based on the pension plan’s asset mix, assumptions of equity returns based on historical long-term returns on asset categories, expectations for inflation, and estimates of the impact of active management of the assets.

The Company’s U.S. investment strategy and policies are designed to maximize the possibility of having sufficient funds to meet the long-term liabilities of the pension fund, while achieving a balance between the goals of growing the assets of the plan and keeping risk at a reasonable level. Current income is not a key goal of the plan. The asset allocation position reflects the ability and willingness to accept relatively more short-term variability in the performance of the pension plan portfolio in exchange for the expectation of a better funded status, better long-term returns and lower pension costs in the long run.

The plan prohibits investing in warrants and options, and engaging in short sales, margin transactions, and other specialized investment activities. The use of derivatives is also prohibited for the purpose of speculation or introducing leverage in the portfolio, circumventing the investment guidelines or taking risks that are inconsistent with the fund’s guidelines.

Cash flows

The Company’s funding policy for the U.S. pension plan is to achieve a return on assets that meets the long-term funding requirements identified by the projections of the pension plan’s actuaries while simultaneously satisfying the fiduciary responsibilities prescribed by the Employee Retirement Income Security Act of 1974, as amended. The Company is not required to make any contributions to the U.S. pension plan in the fiscal year ended December 31, 2004.

Other market multi-employer benefit plan arrangements

The Company also participates in various multi-employer defined benefit pension plans that cover eligible employees covered by collective bargaining agreements. The Company made contributions related to these plans of $101, $583 and $522, respectively, for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003 and the 52-week period ended January 2, 2004, respectively.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Benefit plan information for the period ended December 31, 2001

Alcoa 2001 multi-employer plans

As described above, prior to January 1, 2002, Alcoa maintained various multi-employer defined benefit pension plans that covered substantially all of RASCO’s U.S. employees. Plans covering salaried employees provided pension benefits based on a formula that considers length of service and earnings during years of service. Plans covering hourly employees generally provided a specific amount of benefits for each year of service. For purposes of the 2001 financial statements, the predecessor RASCO U.S. plans were accounted for as multi-employer plans as defined in SFAS No. 87, Employer’s Accounting for Pensions. Costs related to these multi-employer plans have been charged to the Company for the period ended December 28, 2001, based on the number of predecessor RASCO U.S. employees participating in the various plans on an average cost per employee. The Company’s pension expense for the two-month period ended December 31, 2001, related to predecessor RASCO U.S. employees was $492.

Alcoa also maintained other post-retirement benefit plans that provided most of predecessor RASCO’s U.S. retired employees with health care and life insurance benefits. For purposes of the 2001 financial statements, the predecessor RASCO U.S. plans were accounted for as multi-employer plans as defined by SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other than Pensions. Costs related to these Alcoa plans have been charged to the Company for the period ended December 28, 2001, based on the number of predecessor U.S. RASCO employees participating in the various plans on an average cost per employee.

The Company recognized an unfunded post-retirement benefit obligation of $7,778 at December 28, 2001, related to the predecessor RASCO multi-employer OPEB plan. These amounts were calculated assuming a discount rate of 7%. The plan is unfunded.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 and future years.

2001 funded status of predecessor plans

The Company’s pension and OPEB plans, which are specific to the respective predecessor businesses account for such liabilities using actuarial methodologies. The actuarial valuations for the respective pension and OPEB plans are as of October 31, 2001. The benefit obligation, fair value of plan assets, funded status and actuarial assumption for these plans based upon the October 31, 2001, valuation are as follows:

	Predecessor NAMD U.S.		Predecessor NAMD Canada		Predecessor RASCO Canada
	Pension Benefit	OPEB	Pension Benefit	OPEB	Pension Benefit	OPEB
Benefit obligation	$88,204	$31,560	$27,746	$8,045	$1,664	$159
Fair value of plan assets	74,951	—	32,573	—	505	—

Funded status	(13,253)	(31,560)	4,827	(8,045)	(1,159)	(159)

Unrecognized net actuarial loss	6,802	909	2,579	—	55	—

Net amount recognized at December 28, 2001	$(6,451)	$(30,651)	$7,406	$(8,045)	$(1,104)	$(159)

Net periodic benefit cost for the period ended December 28, 2001	$259	$579	$17	$124	$22	$2

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

	Predecessor NAMD U.S.		Predecessor NAMD Canada		Predecessor RASCO Canada
	Pension Benefit	OPEB	Pension Benefit	OPEB	Pension Benefit	OPEB
Weighted-average assumptions at October 31, 2001
Discount rate	7.5%	7.5%	6.5%	6.5%	6.0%	7.0%
Expected return on plan assets	9.6%	—	8.0%	—	6.0%	—
Rate of compensation increase	5.0%	5.0%	3.5%	3.5%	3.7%	—

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefit was assumed for 2001. The rate was assumed to decrease gradually to 5% for 2007 and remain at that level thereafter.

12. Employee 401(k) savings plan

Prior to July 1, 2002, the Company’s U.S. predecessor entities (VMG for the NAMD Businesses and RASCO U.S. including Permamet) provided separate 401(k) savings plans for substantially all U.S. predecessor employees. Predecessor employee contributions of up to 6% of eligible compensation were matched 66.67% by the VMG plan and predecessor employee contributions of up to 6% of eligible compensation were matched up to 50% by the RASCO U.S. plans. The Company’s combined matching contributions under both plans amounted to $570 and $1,008 for the period from November 1, 2001 through December 28, 2001 and for the period from December 29, 2001 through June 30, 2002, respectively.

Effective July 1, 2002, the respective U.S. predecessor company plans were merged and all U.S. employees began participating in the Integris Metals, Inc. 401(k) savings plan (the “Integris Plan”). Those employees eligible for early retirement as of June 30, 2002, and those within one year of becoming eligible are considered grandfathered and will continue to earn the 401(k) savings plan benefits that were in effect prior to the creation of the Integris Plan. Employees are allowed to participate in the 401(k) savings plan following 30 days of employment. Employee contributions are matched based on employee savings rates, employee contributions from 1% to 3% are matched 100% by the Company, employee contributions from 4% to 5% are matched 50% by the Company, and employee contributions from 6% to 9% are matched 25% by the Company. The Company’s matching contributions under the merged plan amounted to $1,296 from July 1, 2002 through January 3, 2003, and $2,800 during the 52-week period ended January 2, 2004.

13. Long-term incentive compensation plan

During the 53-week period ended January 3, 2003, the Company adopted the 2002 Phantom Stock Option Plan (the “Plan”) for executive officers and key employees of the Company and its subsidiaries. The total number of phantom stock options that may be granted to employees under the Plan is 50 million. The Plan will automatically terminate on January 1, 2012. The phantom stock options provide the holder the opportunity to a cash award based upon future increases in a calculated value of the Company, as defined, further adjusted for certain performance goals. These awards vest over a four-year period with 50% vesting after year two and 25% vesting in each of the next two years. No awards were issued under this plan during the 53-week period ended January 3, 2003. During the 52-week period ended January 2, 2004, the Company’s Board of Directors authorized the issuance of approximately 1.5 million of such phantom stock options. None of the performance criteria had been met as of January 2, 2004, and as such, no compensation cost was recognized in the period ended January 2, 2004, in connection with the issuance of these phantom stock options. Subsequent to January 2, 2004, the Company’s Board of Directors authorized the issuance of 800,000 additional phantom stock units.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

At October 1, 2004, the Company anticipates that certain performance goals will be met by the end of the current fiscal year. As such, the Company recorded approximately $4,200 of expense in the 39-week period ended October 1, 2004, related to these phantom stock awards.

14. Contingent liabilities and indemnification of certain claims

The Company is subject to various claims and actions including those pertaining to environmental laws and regulations, product liability, and health and safety matters arising in the ordinary course of business. Management believes, however, that the disposition of such claims and actions, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position. No assurances can be given, however, that the disposition of one or more of such claims or actions in a particular reporting period will not be material in relation to the reported results for such period.

During 2002, Alcoa became aware of claims related to RASCO’s sale of certain allegedly defective aluminum products to maritime customers for use in the construction of ships prior to the formation of the Company, and the Company’s subsequent sale of such products after formation of the Company. In connection with the Company’s formation as described in Note 1, Alcoa has agreed to provide the Company with defense and indemnity to legal matters and claims associated with this matter for shipments prior to November 1, 2001. Based on the percentage of product purchased and shipped after November 1, 2001, the Company has recorded a $250 liability at January 2, 2004, related to its exposure. All other claims for product sold prior to November 1, 2001, are the responsibility of Alcoa.

15. Related party transactions

Alcoa is a supplier of aluminum products to the Company. During the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, the 52-week period ended January 2, 2004, and the 39-week period ended October 1, 2004 (unaudited), the Company purchased from Alcoa $10,700, $172,125, $181,074, and $187,752, respectively, of aluminum products.

In connection with its formation, the Company entered into a Master Transition Services Agreement with Alcoa whereby Alcoa agreed to provide certain transition services to the Company for a fee to be calculated monthly. This agreement expired during 2003. The services related to this agreement primarily related to, but were not limited to (i) the provision of RASCO manufacturing and administrative personnel until such employees were legally transferred to the Company’s payroll on January 1, 2002, (ii) administrative services and expenses such as cash management, accounts receivable, accounts payable, and human resources, postage, telephone and facility rental, and (iii) information technology usage and support.

Total charges by Alcoa to the Company under this agreement for the period from November 1, 2001 through December 28, 2001, the 53-week period ended January 3, 2003, and the 52-week period ended January 2, 2004, were $2,683, $7,139 and $400, respectively. At January 3, 2003 and January 2, 2004, net amounts collectively due to/from Alcoa under all these arrangements are shown separately on the accompanying Consolidated Balance Sheets. See also Note 6 for a description of related party debt arrangements.

In addition, commencing in 2004 the Company began paying BHP Billiton for certain consulting and other employee related services. Total expenses related to these arrangements were $473 for the 39-week period ended October 1, 2004.

Integris Metals, Inc. and Subsidiary

Notes to consolidated financial statements—(continued)

(dollars in thousands, unless otherwise noted)

16. Geographic and product information

The operations of the Company are comprised as follows:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	39-Week Period Ended October 3, 2003	39-Week Period Ended October 1, 2004
				(unaudited)	(unaudited)
Net sales to customers
U.S.	$182,162	$1,281,894	$1,226,784	$928,534	$1,261,052
Canada	38,886	238,438	267,304	203,773	230,428

Total net sales	$221,048	$1,520,332	$1,494,088	$1,132,307	$1,491,480

	January 3, 2003	January 2, 2004	October 1, 2004
			(unaudited)
Tangible long-lived assets
U.S.	$155,346	$143,304	$137,627
Canada	15,676	17,865	17,478

Total tangible long-lived assets	$171,022	$161,169	$155,105

The following presents the percentage of sales by product line for the periods indicated:

	Period From November 1, 2001 Through December 28, 2001	53-Week Period Ended January 3, 2003	52-Week Period Ended January 2, 2004	39-Week Period Ended October 3, 2003	39-Week Period Ended October 1, 2004
Category				(unaudited)	(unaudited)
Aluminum	43%	44%	42%	43%	41%
Stainless steel	43	41	43	43	46
Carbon steel	10	5	5	4	4
Other	4	10	10	10	9

	100%	100%	100%	100%	100%

17. Subsequent event

On April 22, 2004, the Company’s Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company’s common stock in connection with a proposed initial public offering. In connection with the proposed initial public offering, a process was begun to incorporate a Delaware holding company. Upon the completion of this process, the Company will be a wholly owned subsidiary of Integris Metals Corporation, a Delaware Corporation. On August 20, 2004 the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission. The registration process was subsequently cancelled and on October 26, 2004, the shareholders entered into a definitive agreement to sell all of the capital stock of the Company.

Report of independent auditors

To the Management of

NAMD Inc.

In our opinion, the accompanying combined balance sheet and related combined statements of operations and comprehensive income (loss), of changes in parent company investment and of cash flows present fairly, in all material respects, the combined financial position of The Metals Distribution Businesses of NAMD Inc.—Successor Entity (the NAMD Businesses Successor Entity) at October 31, 2001, and the combined results of their operations and their cash flows for the four-month period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the NAMD Businesses Successor Entity’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 17, 2002, except for Note 8 and Note 9,

For which the date is July 28, 2004

Report of independent auditors

To the Management of

NAMD Inc.

In our opinion, the accompanying combined statements of operations and comprehensive income (loss), of changes in parent company investment and of cash flows present fairly, in all material respects, the combined results of operations and cash flows of The Metals Distribution Businesses of NAMD Inc.—Predecessor Entity (the NAMD Businesses Predecessor Entity) for the six-month period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the NAMD Businesses Predecessor Entity’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 17, 2002, except for Note 8 and Note 9,

For which the date is July 28, 2004

The Metals Distribution Businesses of NAMD Inc.

Combined balance sheet

(dollars in thousands)	October 31, 2001
Assets
Current assets
Cash and cash equivalents	$16,669
Trade receivables, net of allowance for doubtful accounts of $3,304	115,072
Inventories	174,881
Income taxes receivable	2,392
Deferred income taxes	7,929
Prepaid expenses and other current assets	3,109

Total current assets	320,052

Property, plant and equipment, net	109,357
Goodwill, net	44,990
Other assets	33

Total assets	$474,432

Liabilities and Parent Company Investment
Current liabilities
Accounts payable	$54,392
Accrued expenses	13,159
Current portion of long-term debt due to Billiton (RA) Limited	145,797

Total current liabilities	213,348

Accrued pension and postretirement obligations	37,266
Long-term debt due to Billiton (RA) Limited, less current portion	60,000
Other liabilities	7,856

Total liabilities	318,470

Commitments
Parent company investment	155,962

Total liabilities and parent company investment	$474,432

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Combined statement of operations and comprehensive income (loss)

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
(dollars in thousands)
Net sales	$533,478	$317,633
Cost of sales	449,774	268,473

Gross profit	83,704	49,160
Selling, administrative and other expenses	70,313	42,539

Operating income	13,391	6,621
Other income (expense), net
Interest expense	(8,711)	(3,971)
Other	447	(3,910)

Income (loss) before income taxes	5,127	(1,260)
Income taxes	(3,993)	(1,760)

Net income (loss)	1,134	(3,020)
Other comprehensive income (loss)
Foreign currency translation adjustments	263	(2,303)

Comprehensive income (loss)	$1,397	$(5,323)

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Combined statement of cash flows

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$1,134	$(3,020)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, excluding impact of acquisition
Depreciation and amortization	5,202	3,751
Deferred income tax benefit	(3,670)	(2,082)
Provision for doubtful trade receivables	628	384
(Gain) loss on disposal of fixed assets	(1,771)	3
Effects on cash flows from changes in working capital
Accounts receivable	26	9,850
Inventories	30,250	11,315
Prepaid and other current assets	(641)	(1,300)
Accounts payable and accrued expenses	(5,960)	(5,070)
Accrued pension and post-retirement obligations	3,689	970
Other liabilities	(633)	661

Net cash provided by operating activities	28,254	15,462

Cash flows from investing activities
Purchase of property, plant and equipment, net	(5,295)	(2,687)
Proceeds from sale of property, plant and equipment	2,020

Net cash used in investing activities	(3,275)	(2,687)

Cash flows from financing activities
Net increase (decrease) in amounts due affiliate	2,019	(14,557)
Net cash activity with NAMD, Inc.	(18,126)	5,181

Net cash used in financing activities	(16,107)	(9,376)

Effect of exchange rate changes on cash	596	(1,826)

Net change in cash and cash equivalents	9,468	1,573
Cash and cash equivalents
Beginning of period	5,628	15,096

End of period	$15,096	$16,669

Supplemental disclosures of cash flow information
Cash paid for interest	$10,105	$5,201
Cash paid for income taxes	6,770	3,144

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Combined statements of changes in parent company investment

(dollars in thousands)	Total
Parent company investment at December 31, 2000	$155,128
Net income	1,134
Foreign currency translation adjustments	263
Net cash and financing activity with NAMD Inc.	(18,126)

Parent company investment at June 30, 2001, predecessor entity	$138,399

Parent company investment at July 1, 2001, successor entity	$144,204
Net loss	(3,020)
Foreign currency translation adjustments	(2,303)
Net cash and financing activity with NAMD Inc.	17,081

Parent company investment at October 31, 2001	$155,962

The accompanying notes are an integral part of the combined financial statements.

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements

(dollars in thousands, unless otherwise noted)

1. Business description and basis of presentation

The Metals Distribution Businesses of NAMD Inc. (the “NAMD Businesses”) specialize primarily in stainless steel and aluminum, further processed to customer specifications, and delivered to customers across North America. The NAMD Businesses have more than 50 distribution and/or processing facilities throughout the U.S. and Canada.

The NAMD Businesses consist of metals distribution operations in the U.S. and Canada. Each of the NAMD Businesses’ U.S. and Canadian operations are part of the NAMD Inc. (the “Parent Company”) consolidated group, but were operated autonomously as two separate entities (Vincent Metal Goods (“VMG”) in the U.S. and Atlas Ideal Metals (“AIM”) in Canada). VMG in the U.S. is a division of NAMD Inc. and AIM in Canada is a wholly owned subsidiary of NAMD Inc. In addition, NAMD Inc. also owned 100% of numerous mining subsidiaries operated within the U.S. In connection with the preparation of these financial statements, the assets and liabilities of VMG have been combined with the assets and liabilities of AIM.

Effective November 11, 2001, NAMD Inc. contributed its metals distribution businesses (the “NAMD Businesses”) to a newly formed joint venture (“Integris Metals, Inc.”) in exchange for a 50% interest and Alcoa, Inc. (a Delaware Corporation) contributed its metals distribution business for the remaining 50% interest.

Initial October 2000 acquisition

NAMD Inc. is a wholly owned subsidiary of Billiton Investments Ireland Ltd. (a wholly owned subsidiary of Billiton Plc.). Prior to October 6, 2000, NAMD Inc. was a wholly owned subsidiary of Rio Algom Limited (“RAL”) (a Canadian corporation). On October 6, 2000, RAL was acquired by Billiton Plc (“Billiton”). Accordingly, the parent company investment in the NAMD Businesses as of December 31, 2000, reflected in the accompanying Statements of Changes in Parent Company Investment reflects the carve out accounting described above, as well as the effects of the push down of the purchase accounting related to the proportionate consideration allocated to the NAMD Businesses in connection with the October 2000 acquisition.

Subsequent June 30, 2001 acquisition

Effective June 30, 2001, Billiton entered into a merger agreement with BHP Ltd. (an Australian corporation) (“BHP”). For accounting purposes in the U.S., this merger was treated as a purchase of Billiton by BHP (the “June 2001 acquisition”). Accordingly, the accompanying combined financial statements as of October 31, 2001, and the four-month period then ended reflect the effects of the push down of the purchase accounting related to the NAMD Businesses in connection with the June 2001 acquisition.

The allocated purchase price to the net assets acquired as of the acquisition date in accordance with the purchase method of accounting is as follows:

Current assets	$332,341
Property, plant and equipment	110,249
Deferred income taxes	5,847
Goodwill	45,754
Current liabilities	(73,289)
Accrued pension and postretirement benefits	(36,348)
Long-term debt	(234,796)
Other liabilities	(5,554)

$144,204

The metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The allocation to the tangible assets acquired and liabilities assumed was on the basis of their estimated fair values. The excess over the estimated fair value of the tangible net assets acquired ($45.8 million) has preliminarily been allocated to goodwill with a 20-year useful life. Management is in the process of obtaining appropriate valuations of identifiable intangible assets acquired (primarily customer relationships), and the applicable useful lives, and will finalize the preliminary purchase price allocation when those valuations are completed. Management believes the 20-year life assumed in the preliminary allocation will approximate the weighted average lives of all intangible assets upon finalization of the allocation.

Effective January 1, 2002, the NAMD Businesses will cease amortization of residual goodwill and intangible assets with indefinite lives in connection with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142 (see “New Accounting Pronouncements” in Note 2), the effects of which will increase pre-tax income on an annual basis by approximately $2.1 million based upon the preliminary purchase price allocation described above.

In connection with the push down of the purchase accounting of the June 2001 acquisition, the accompanying Combined Statement of Operations and Comprehensive Income (Loss) reflects the operations of the NAMD Businesses Predecessor for the six-month period ended June 30, 2001, acquisition and the Successor for the four-month period ended October 31, 2001.

Corporate charges

Charges by the parent company to NAMD are based on costs that directly relate to NAMD or a percentage allocation of the total cost for the service provided. These services generally include legal, treasury, human resource and risk management services. Management believes that the allocation methods are reasonable. Management further believes these expenses to be reflective of same on a stand-alone basis.

2. Summary of significant accounting policies

Basis of financial statements

The accompanying combined financial statements include the accounts of the metals distribution businesses of NAMD Inc. comprising the U.S. VMG business combined with the Canada AIM business. All significant intercompany accounts and transactions have been eliminated in the combination.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The NAMD Businesses recognize revenue from product sales (including amounts billed for shipping and handling) when ownership and risk of loss passes to the customer, which is upon shipment. The NAMD Businesses record estimated discounts and rebates in the same period revenue is recognized based on historical experience.

The metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Cash and cash equivalents

Cash equivalents are highly liquid short-term investments that are readily convertible to known amounts of cash and have original maturities of three months or less at date of purchase.

Inventories

Product inventories primarily consist of aluminum, stainless steel and other metal products for resale. Certain additional incremental processing costs are incurred as a result of cutting to length based on customer specifications. All product inventories are considered finished goods. Product inventories are valued at the lower of cost with cost determined on the last-in, first-out (“LIFO”) method or market based upon replacement cost. Materials and supplies inventories are carried at the lower of average cost or market. At October 31, 2001, the LIFO cost of product inventories exceeded the replacement cost of such inventories.

Property, plant and equipment

Property, plant and equipment are stated at cost (based on the June 2001 acquisition described in Note 1). Depreciation and amortization are provided by charges to operations using the straight-line method over the estimated useful lives of the assets set forth below:

Land improvements	20 years
Buildings	40 years
Building improvements	20 to 40 years
Leasehold improvements	Term of lease
Machinery and equipment	5 to 12 years
Major processing equipment	12 to 18 years

Maintenance and repairs are charged to operations as incurred and additions or improvements are capitalized. When assets are sold, retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation or amortization are removed from the respective accounts and any gains or losses are included in operations.

Shipping and handling fees and costs

The Company classifies shipping and handling fees and costs as a component of selling, administrative and other expenses on the Combined Statement of Operations and Comprehensive Income (Loss). Total shipping and handling fees and costs for the six months ended June 30, 2001 and for the four months ended October 31, 2001, were $7,389 and $5,742, respectively.

Goodwill

The excess of cost over net assets of businesses acquired is charged against earnings over a period of 20 years. The recoverability of unamortized goodwill assets is assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to the recorded unamortized cost (see however the description of SFAS No. 142 under “New Accounting Pronouncements” below).

Foreign currency translation

For Canadian operations, the functional currency is the Canadian dollar. Assets and liabilities of these operations are translated into U.S. dollars at the exchange rate in effect at year-end. Income statement accounts

The metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as other comprehensive income (loss). Realized gains and losses from Canadian currency transactions are included in net income (loss) for the period.

Comprehensive income (loss)

Other comprehensive income (loss) refers to gains and losses that, under accounting principles generally accepted in the United States of America, are excluded from net income as these amounts are recorded directly as an adjustment to equity as a component of accumulated other comprehensive income. The NAMD Businesses’ accumulated other comprehensive income (loss) is comprised of the translation into U.S. dollars of the financial statements of its Canadian operations. The NAMD Businesses do not utilize any derivative financial instruments, the fair value of which would also be included as a component of accumulated other comprehensive income.

Income taxes

Historically, VMG’s results of U.S. operations have been included in the consolidated U.S. federal income tax return of NAMD Inc. AIM’s results of operations in Canada were included in a separate tax return in Canada. The income tax expense and other tax related information as it relates to the U.S. operations has been calculated as if VMG had not been eligible to be included in the consolidated tax returns of NAMD Inc. (i.e., on a “separate return” basis).

The NAMD Businesses recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

New accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

The most significant changes made by SFAS No. 141 are: 1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and 2) establishing specific criteria for the recognition of intangible assets separately from goodwill.

SFAS No. 142 primarily addresses the accounting for acquired goodwill and intangible assets (i.e., the post-acquisition accounting). The provisions of SFAS No. 142 will be effective for the NAMD Businesses beginning in 2002. The most significant changes made by SFAS No. 142 are: 1) goodwill and indefinite-lived intangible assets will no longer be amortized; 2) goodwill and indefinite-lived intangible assets will be tested for impairment at least annually; and 3) the amortization period of intangible assets with finite lives will no longer be limited to forty years.

Effective January 1, 2001 the NAMD Businesses adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This standard requires that all derivative instruments be recorded, at fair value, on the balance sheet. The adoption of this SFAS did not have an impact on the financial statements.

The metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

In December 2003, the FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement requires additional disclosures to be made by employers regarding pensions and other postretirement benefit plans, but does not change the measurement or recognition of those plans. Under this Statement, the disclosure provisions regarding foreign plans and estimated future benefit payments are effective for fiscal years ending after December 15, 2003, and interim periods beginning after December 15, 2003. The disclosure provisions of this Statement for the U.S. plans have been included in Note 8.

3. Supplemental balance sheet information

Property, plant and equipment, net

Property, plant and equipment, net at October 31, 2001, included the following components:

Land and improvements	$22,148
Buildings and leasehold improvements	52,681
Machinery and equipment	33,765
Construction in progress	3,688

Total cost	112,282

Less: Accumulated depreciation and amortization	(2,925)

$109,357

Depreciation expense for the six-month period ended June 30, 2001, was $4,274 and the four-month period ended October 31, 2001, was $2,987.

Goodwill, net

Goodwill, net at October 31, 2001, was comprised of the following:

Goodwill	$45,754
Less: Accumulated amortization	(764)

$44,990

Goodwill amortization expense recorded for the six-month period ended June 30, 2001, was $928 which reflected the amortization of the goodwill generated in the initial October 2000 acquisition and the expense recorded for the four-month period ended October 31, 2001, was $764 which reflected amortization of the goodwill resulting from the June 30, 2001, acquisition.

Accrued expenses

Accrued expenses at October 31, 2001, were as follows:

Payroll	$4,857
Vacation	3,179
Real estate taxes	2,090
Other	3,033

$13,159

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

4. Debt due billiton (RA) limited

At October 31, 2001, debt obligations due to Billiton (RA) Limited were as follows:

Billiton Loan I, due December 31, 2005	$51,886
Billiton Loan II, due March 31, 2005	99,735
Loan agreement with Billiton, due November 30, 2009	2,907
Grid note with Billiton, due on demand	2,049
AIM debt facility payable to Billiton, due January 7, 2008	49,220

Total notes payable	205,797

Less: Current portion	(145,797)

Total long-term debt, less current portion	$60,000

In connection with the joint venture formation described in Note 1, all of the amounts due to Billiton set forth above were refinanced into a Billiton A facility ($145,797) and a Billiton B facility ($60,000). In accordance with the terms of the Joint Venture Contribution Agreement, the Billiton A facility is due June 30, 2002, therefore amounts due under the Billiton A facility have been classified as current portion of long-term debt.

The Billiton A facility accrues interest at the three-month LIBOR plus 1.5% with interest payments due quarterly and the Billiton B facility accrues interest at an annual rate of LIBOR plus 1% with interest payments due quarterly. The Billiton B facility is due June 30, 2003. At October 31, 2001, the LIBOR was 2.2%.

5. Parent company investment

The parent company investment in the NAMD Businesses is presented as the equity component of the accompanying combined balance sheet since the combined NAMD Businesses are not a separate legal entity within the NAMD Inc. consolidated group. Certain cash flows generated by the NAMD Businesses’ VMG operations were used by NAMD Inc. to fund the operations of other entities within the consolidated NAMD group as well as other general corporate purposes. These cash transactions have been reported as net cash and financing activity with NAMD Inc. in the accompanying Combined Statements of Changes in Parent Company Investment and include the following:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Net cash (advances to) proceeds from NAMD Inc.	$(18,126)	$5,181
Noncash transfer to NAMD Inc. of certain debt due to Billiton Plc	—	11,900

	$(18,126)	$17,081

On October 22, 2001, NAMD Inc. was reorganized. In connection with this reorganization, the NAMD Businesses received approximately $15.0 million of cash from NAMD Inc. (included above as a component of net cash proceeds) and also transferred $11.9 million of debt (due to Billiton) to NAMD Inc.

6. Income taxes

As described in Note 1, the VMG operations in the U.S. were part of the U.S. operations of NAMD Inc. NAMD Inc. filed a consolidated income tax return in the U.S. The income tax information presented below for

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

the U.S. reflects VMG operations on a “separate return” basis. AIM in Canada files a separate income tax return for Canadian purposes. As described below, no tax benefits for AIM’s operating losses have been recorded for either period presented.

Income (loss) before income taxes consisted of:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
United States	$8,684	$3,328
Canada	(3,557)	(4,588)

	$5,127	$(1,260)

The provision for income taxes consisted of:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Current provision
U.S. Federal and state	$7,663	$3,842
Canada	—	—

Current provision	7,663	3,842

Deferred benefit
U.S. Federal and state	(3,670)	(2,082)
Canada	—	—

Deferred benefit	(3,670)	(2,082)

Provision for income taxes	$3,993	$1,760

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income (loss) before income taxes. The items causing this difference are as follows:

	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Tax expense (benefit) at U.S. statutory rate	$1,794	$(441)
Valuation allowance for Canadian net deferred tax assets	1,246	1,606
State income taxes	424	201
Nondeductible expenses and other	529	394

Tax expense as reported	$3,993	$1,760

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at October 31, 2001, are as follows:

October 31, 2001
Deferred income tax assets
Accounts receivable	$1,108
Inventories	6,174
Accrued expenses	1,739
Accrued pension and postretirement obligations	15,815
Canadian net operating loss carryforwards	2,915
Other	109

Total gross deferred income tax assets	27,860
Less: Valuation allowance for Canadian deferred tax assets	(3,890)

Net deferred income tax assets	23,970

Deferred income tax liabilities
Property, plant and equipment	(16,041)

Total gross deferred income tax liabilities	(16,041)

Net deferred income tax assets	$7,929

A valuation allowance as of December 31, 2001, has been provided against deferred tax assets related to the Canadian net operating loss carryforwards as well as other Canadian net deferred tax assets because it is more likely than not these tax benefits will not be realized based on uncertainty as to the ability of the Canadian operations to generate future taxable income. At October 31, 2001, Canadian net operating loss carryforwards of approximately $3.7 million existed and will begin to expire in 2007.

7. Lease commitments

The NAMD Businesses are party to numerous lease agreements in both the U.S. and Canada related to buildings, vehicles and office equipment leases. These leases have remaining terms ending through 2007 and are all accounted for as operating leases. The following are the minimum lease payments in each of the periods indicated based on operating leases in effect at October 31, 2001:

For the Period
November 1, 2001 to December 31, 2001	$991

For the Years Ended
2002	$5,211
2003	4,209
2004	3,067
2005	2,110
2006	1,819
Thereafter	4,895

Total minimum lease payments	$22,302

Rental expense for all operating leases charged against earnings for the six-month period ended June 30, 2001, was $3,210, and the rental expense charged against earnings for the four-month period ended October 31, 2001, was $1,822.

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

8. Employee benefit plans

The NAMD Businesses have noncontributory defined benefit pension plans (defined benefit plans), which provide retirement benefits for the majority of its employees in both the U.S. and Canada. The U.S. plans were specific to the U.S. VMG operations. The Canadian plan was specific to the Canadian AIM operations. The NAMD Businesses also have plans which provide health care and life insurance benefits for substantially all of its retirees in the U.S. (other post employment benefits or OPEB).

The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during the six-month period ended June 30, 2001 and the four-month period ended October 31, 2001, as well as the funded status and amounts both recognized and not recognized in the balance sheet at October 31, 2001:

	Six-Month Period Ended June 30, 2001				Four-Month Period Ended October 31, 2001
	U.S.		Canada		U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB
Changes in benefit obligations
Benefit obligations at beginning of period	$78,072	$27,923	$28,356	$8,029	$83,034	$29,343	$28,673	$8,256
Service cost	1,415	696	382	113	943	464	252	74
Interest cost	2,920	1,041	918	263	1,946	694	591	171
Plan participants’ contributions	—	77	—	—	—	51	—	—
Actuarial (gains) or losses	1,952	31	—	—	3,211	1,330	(1,246)	(360)
Benefits paid	(1,325)	(425)	(983)	(149)	(930)	(324)	(524)	(96)

Benefit obligations at end of period	83,034	29,343	28,673	8,256	88,204	31,558	27,746	8,045

Changes in plan assets
Fair value of plan assets at beginning of period	77,197	—	37,202	—	77,272	—	36,373	—
Actual return on plan assets	1,313	—	302	—	(1,449)	—	(4,895)	—
Employer contribution	87	348	(148)	149	58	273	—	96
Plan participants’ contributions	—	77	—	—	—	51	—	—
Benefits paid	(1,325)	(425)	(983)	(149)	(930)	(324)	(619)	(96)

Fair value of plan assets at end of period	77,272	—	36,373	—	74,951	—	30,859	—

Funded status	(5,762)	(29,343)	7,700	(8,256)	(13,253)	(31,558)	3,113	(8,045)
Unrecognized net actuarial loss	—	—	107	—	7,032	1,330	4,293	—

Net amount recognized	$(5,762)	$(29,343)	$7,807	$(8,256)	$(6,221)	$(30,228)	$7,406	$(8,045)

Amounts recognized in the combined balance sheet consist of
Prepaid benefit cost	$1,357	$—	$7,807	$—	$1,378	$—	$7,406	$—
Accrued benefit liability	(7,119)	(29,343)	—	(8,256)	(7,599)	(30,228)	—	(8,045)

Net amount recognized	$(5,762)	$(29,343)	$7,807	$(8,256)	$(6,221)	$(30,228)	$7,406	$(8,045)

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

	Six-Month Period Ended June 30, 2001				Four-Month Period Ended October 31, 2001
	U.S.		Canada		U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB
Weighted-average assumptions to determine obligation at the end of the period
Discount rate	7.75%	7.75%	6.50%	6.50%	7.50%	7.50%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—	9.60%	—	8.00%	—
Rate of compensation increase	5.00%	5.00%	3.50%	3.50%	5.00%	5.00%	3.50%	3.50%
Weighted-average assumptions to determine cost
Discount rate	7.75%	7.75%	6.50%	6.50%	7.50%	7.50%	6.50%	6.50%
Expected return on plan assets	9.60%	—	8.00%	—	9.60%	—	8.00%	—
Rate of compensation increase	5.00%	5.00%	3.50%	3.50%	5.00%	5.00%	3.50%	3.50%

The net pension and OPEB amounts recognized as of June 30, 2001, do not include any unrecognized amounts since these obligations were revalued in connection with the June 2001 acquisition accounting. For OPEB measurement purposes as of June 30, 2001, a 7.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.5% for 2007 and remain at that level thereafter. For OPEB measurement purposes as of October 31, 2001, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.0% for 2007 and remain at that level thereafter.

	Six-Month Period Ended June 30, 2001				Four-Month Period Ended October 31, 2001
	U.S.		Canada		U.S.		Canada
	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB	Pension Benefits	OPEB
Components of net periodic benefit cost
Service cost	$1,415	$696	$382	$113	$943	$464	$252	$74
Interest cost	2,920	1,041	918	263	1,946	694	591	171
Expected return on plan assets	(3,558)	—	(1,466)	—	(2,372)	—	(877)	—

Net periodic benefit cost	$777	$1,737	$(166)	$376	$517	$1,158	$(34)	$245

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects on an annualized basis:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$216	$(171)
Effect on the postretirement benefit obligation	4,980	(4,022)

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Plan Assets

The Company’s plan assets allocated for its U.S. defined benefit pension and postretirement health care benefits plans at October 31, 2001, are as follows:

Percentage of Plan Assets
October 31, 2001
Asset Category

Domestic equity	40.8%
International equity	15.2%
Fixed income	41.0%
Cash and cash equivalents	3.0%

100.0%

In accordance with the joint venture formation described in Note 1, newly formed pension and OPEB plans were formed in the U.S. and Canada. Target asset allocation in future periods will be based on those of the new plans of the combined entity.

The expected long-term rate of return is generally based on the pension plan’s asset mix, assumptions of equity returns based on historical long-term returns on asset categories, expectations for inflation, and estimates of the impact of active management of the assets.

The Company’s U.S. investment strategy and policies are designed to maximize the possibility of having sufficient funds to meet the long-term liabilities of the pension fund, while achieving a balance between the goals of growing the assets of the plan and keeping risk at a reasonable level. Current income is not a key goal of the plan. The asset allocation position reflects the ability and willingness to accept relatively more short-term variability in the performance of the pension plan portfolio in exchange for the expectations of a better funded status, better long-term returns and lower pension costs in the long run.

The plan prohibits investing in warrants and options, and engaging in short sales, margin transactions, and other specialized investment activities. The use of derivatives is also prohibited for the purpose of speculation or introducing leverage in the portfolio, circumventing the investment guidelines or taking risks that are inconsistent with the fund’s guidelines.

Cash flows

The Company’s funding policy for the U.S. pension plan is to achieve a return on assets that meets the long-term funding requirements identified by the projections of the pension plan’s actuaries while simultaneously satisfying the fiduciary responsibilities prescribed by the Employee Retirement Income Security Act of 1974, as amended. The Company is not required to make any contributions to the U.S. pension plan in the next fiscal year.

Defined contribution plan

The VMG operations in the U.S. also sponsor a defined contribution 401(k) employee savings and profit sharing plan. Employee contributions of up to 6% of eligible compensation are matched 66.67% by the VMG plan. Company contributions to the VMG plan for the six-month period ended June 30, 2001, were $3,256 and the four-month period ended October 31, 2001, were $1,828.

The Metals Distribution Businesses of NAMD Inc.

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

9. Geographic and product information

The operations of the NAMD Businesses are comprised as follows:

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Net sales to customers
U.S.	$415,354	$251,423
Canada	118,124	66,210

Total net sales	$533,478	$317,633

At October 31, 2001
Assets
U.S.	$368,235
Canada	106,197

Total assets	$474,432

The following table shows sales by product line for the periods indicated:

	Predecessor	Successor
	For the Six-Month Period Ended June 30, 2001	For the Four-Month Period Ended October 31, 2001
Aluminum	38.6%	37.6%
Stainless steel	36.3	37.3
Carbon steel	5.7	5.8
Other	19.4	19.3

	100.0%	100.0%

Report of independent auditors

To the Management of

Reynolds Aluminum Supply Company

In our opinion, the accompanying combined balance sheet and the related combined statements of income, comprehensive income and parent company investment, and of cash flows present fairly, in all material respects, the financial position of Reynolds Aluminum Supply Company (RASCO) at October 31, 2001, and the results of its operations and its cash flows for the ten months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of RASCO’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

March 15, 2002, except for Note 9,

for which the date is July 28, 2004

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Combined balance sheet

(dollars in thousands)	October 31, 2001
Assets
Current assets
Cash and cash equivalents	$1,831
Trade receivable from customers, net of allowance for doubtful accounts of $910	83,455
Inventories (Notes 2 and 3)	134,982
Prepaid expenses and other current assets	1,226

Total current assets	221,494

Property, plant and equipment, net (Note 5)	78,342

Total assets	$299,836

Liabilities and Parent Company Investment
Current liabilities
Accounts payable	$23,175
Due to Parent (Note 4)	13,439
Deferred income tax (Note 8)	18,245
Other accrued liabilities (Note 6)	8,582

Total current liabilities	63,441

Accrued pension and postretirement benefits (Notes 10 and 11)	18,727
Deferred income tax (Note 8)	1,927

Total liabilities	84,095

Commitments and contingencies (Note 12)

Parent company investment	215,741

Total liabilities and parent company investment	$299,836

The accompanying notes are an integral part of these combined financial statements.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Combined statement of income, comprehensive income and

parent company investment

(dollars in thousands)	For the Ten-Month Period Ended October 31, 2001
Net sales (Note 1)	$645,949
Cost of sales	543,890

Gross profit	102,059

Selling, administrative and other expenses	98,358

Income before income taxes	3,701

Provision for income taxes (Note 8)	1,410

Net income	2,291

Other comprehensive income
Foreign currency translation adjustment	(624)

Comprehensive income	$1,667

Parent company investment at December 31, 2000	$271,372

Net income	2,291
Distributions to Alcoa, net (Notes 2 and 4)	(57,298)
Other comprehensive income	(624)

Parent company investment at October 31, 2001	$215,741

The accompanying notes are an integral part of these combined financial statements.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Combined statement of cash flows

(dollars in thousands)	For the Ten-Month Period Ended October 31, 2001
Cash flows from operating activities
Net income	$2,291
Adjustments for noncash transactions
Depreciation	4,365
Deferred income taxes	(5,987)
Increase (decrease) in cash due to changes in
Receivables	12,473
Inventories	44,246
Accounts payable	(1,505)
Accrued liabilities	(1,723)
Other liabilities	1,637
Other assets	575

Net cash provided by operations	56,372

Cash flows from financing activities
Distributions to Parent Company, net	(57,298)
Change in amounts due to Parent	1,922

Net cash used in financing activities	(55,376)

Cash flows from investing activities
Capital expenditures	(3,738)

Net cash used in investing activities	(3,738)

Net change in cash and cash equivalents	(2,742)

Cash and cash equivalents
Beginning of period	4,573

End of period	$1,831

The accompanying notes are an integral part of these combined financial statements.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements

(dollars in thousands, unless otherwise noted)

1. Business description and basis of presentation

Reynolds Aluminum Supply Company (“RASCO”) is the metals distribution business of Reynolds Metals Company (“Reynolds”), a wholly owned subsidiary of Alcoa Inc. (“Alcoa”). The accompanying financial statements include the assets and liabilities of the U.S. operations of RASCO, RASCO Specialty Metals, Inc. (“RSM”), a Canadian subsidiary of Reynolds, and Permamet, Inc. a U.S subsidiary of Reynolds. All such operations are herein referred to as RASCO. RASCO is in the business of supply chain management, specializing in aluminum and stainless steel products which are sourced globally, processed on its cut-to-length lines, slitters, shears, precision saws and plasma burners, and delivered to customers across North America. RASCO is a distributor of stainless steel and aluminum products. It manages the supply chain through a network of 38 locations in the United States and Canada.

On May 3, 2000, Alcoa and Reynolds completed a merger, which was accounted for as a purchase transaction. Accordingly, Alcoa has adjusted the assets and liabilities of RASCO to reflect the effects of the acquisition.

On November 1, 2001, Alcoa and Billiton Investments Ireland Limited (“Billiton”) formed a joint venture, Integris Metals, Inc. (“Integris”). Alcoa contributed RASCO to the joint venture for a 50% interest and Billiton contributed its metals distribution business for the remaining 50% interest.

The combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

All intercompany transactions have been eliminated.

The preparation of these financial statements include the use of “carve-out” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the parent company level of Reynolds or Alcoa, which relate to or were incurred on behalf of RASCO, have been identified and pushed down or allocated as appropriate to reflect the financial results of RASCO for the period presented. For additional information concerning expenses charged or allocated to RASCO by the Parent Company (Note 4).

The accompanying financial statements do not reflect any allocation of general corporate debt or interest expense incurred by Alcoa or Reynolds in financing RASCO’s operations and activities. Alcoa and Reynolds do not make such allocations to its operations. For additional information concerning related party transactions (Note 4).

2. Significant accounting policies

Use of estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements. These may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The carrying amounts relate to cash held at RSM and Permamet, and approximate fair value because of the short maturity of the investments. All investments purchased, with a maturity of three months or less, are

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

considered cash equivalents. RASCO’s U.S. operations utilize a centralized cash management system with Alcoa. Cash receipts are transferred to Alcoa and cash disbursements are made by Alcoa on behalf of RASCO, each on a current basis. The net cash generated by RASCO during each period is reflected as distributions to the parent company, net in the accompanying statement of cash flows and charged directly to the Parent Company Investment account.

Revenue recognition

Revenues (including amounts billed for shipping and handling) are recognized when title, ownership and risk of loss pass to the customers, which is generally upon shipment. RASCO records estimated discounts and rebates in the same period revenue is recognized based on historical experience.

Inventories

Inventories primarily consist of aluminum and stainless steel products purchased for resale. Certain additional incremental processing costs are incurred as a result of cutting to length based on customer specifications. All inventories are considered finished goods. Inventories are stated at the lower of cost or market with the cost for a substantial portion of the inventories determined under the last-in, first-out (“LIFO”) method. The cost of other inventory is principally determined under the first-in, first-out (“FIFO”) method.

Property, plant and equipment

Property, plant and equipment are recorded at cost, which includes any fair market value adjustments made by Alcoa in connection with the acquisition of Reynolds. Depreciation of property, plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets (buildings—25 to 33 years, machinery and equipment—10 to 25 years). Amortization of leasehold improvements is computed on the straight-line method over the life of the lease. Maintenance and repairs are charged to expense as incurred. Renewals and betterments, which extend the useful lives of assets, are capitalized. At the time property, plant and equipment is retired or otherwise disposed of, the cost and the related accumulated depreciation are adjusted and any profit or loss on disposition is included in the combined statement of operations.

Shipping and handling fees and costs

The Company classifies shipping and handling fees as a component of selling, administrative and other expenses on the accompanying statement of income. Total shipping and handling fees and costs for the ten-month period ended October 31, 2001, were $13,816.

Income taxes

Historically, RASCO’s results of U.S. operations have been included in the consolidated U.S. federal income tax return of Alcoa. RASCO’s results of operations in Canada were included in separate tax returns in that jurisdiction. For the U.S. operations that do not pay their own income tax, Alcoa internally allocates income tax expense at the statutory rate after adjustment for state income taxes and several other permanent items. The income tax expense and other tax related information as it relates to the U.S. operations has been calculated as if RASCO had not been eligible to be included in the consolidated tax returns of Alcoa (i.e., on a “stand-alone” basis). The calculation of tax provisions and deferred taxes necessarily required certain assumptions, allocations and estimates that management believes are reasonable to accurately reflect the tax reporting for RASCO as a stand-alone taxpayer.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

Parent company investment

Since RASCO is not a separate legal entity (see Note 1 for a description of the nature of operations), there are no customary equity and capital accounts. Instead a Parent Company Investment is maintained by RASCO to account for transactions as described in Notes 1 and 4. Parent Company Investment is comprised of the original investment by Alcoa, accumulated comprehensive income and other transactions with the Parent.

Comprehensive income (loss)

Other comprehensive income (loss) refers to gains and losses that, under accounting principles generally accepted in the United States of America, are excluded from net income as these amounts are recorded directly as an adjustment to equity as a component of accumulated other comprehensive income. The RASCO Business accumulated the comprehensive income is comprised of the translation into U.S. dollars of the financial statements of its Canadian operations. RASCO does not utilize any derivative financial instruments, the fair value of which would also be included as a component of accumulated other comprehensive income.

Foreign currency translation

The functional currency for RASCO’S Canadian operations is the Canadian dollar. Assets and liabilities of these operations are translated at the exchange rate in effect on the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments are included as a component of the parent company investment. Gains and losses from foreign currency transactions are included in net income for the period. Gains and losses are not material to RASCO’s combined financial statements.

Recently adopted accounting standards

Effective January 1, 2001, RASCO adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This standard requires that all derivative instruments be recorded, at fair value, on the balance sheet. The adoption of this SFAS did not have an impact on RASCO’s financial statements.

RASCO adopted SFAS No. 141, Business Combinations, effective for all business combinations after June 30, 2001. This standard requires that all business combinations be accounted for using the purchase method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. The adoption of this SFAS did not have an impact on RASCO’s financial statements.

Recently issued accounting standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets. This standard eliminates the amortization of goodwill and intangible assets with indefinite useful lives and requires annual testing for impairment. The adoption of this SFAS is not expected to have a material impact on RASCO’s financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes or amends existing accounting literature related to the impairment and disposal of long-lived assets. Management is currently developing a plan to apply the provisions of this standard to its operations on an ongoing basis.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. The standard is required to be adopted by RASCO beginning on January 1, 2003. Management is currently assessing the details of the standard and is preparing a plan of implementation.

3. Inventory

Approximately 45% of the total inventory at October 31, 2001, was valued on a LIFO basis. If valued on an average-cost basis, total inventory would have been $3,299 lower at October 31, 2001.

4. Related party transactions

Alcoa is a major supplier of aluminum products to RASCO from its other operations. During the ten-month period ended October 31, 2001, RASCO purchased from Alcoa approximately $80 million of aluminum sheet, plate and extrusions based on market prices as quoted on the London Metal Exchange. RASCO also participates in the Alcoa cash management system in which the cash collections are transferred to Alcoa on a daily basis, with the exception of certain minimum cash balances. The amounts due to Parent Company at October 31, 2001, were $13,439. RASCO also purchases certain services from Alcoa. These transactions and services are discussed in further detail below.

Alcoa corporate charges

RASCO uses, and is charged directly for, certain services that Alcoa corporate provides to its divisions. These services generally include information systems support, human resources, taxes, legal and certain shared accounting functions and are included in the general corporate charges below. In addition, Alcoa develops, negotiates and administers RASCO’s insurance programs. The insurance coverage includes coverage for real and personal property, workers compensation, automobile, general product and other standard liability coverage. Charges by Alcoa corporate to RASCO are based on costs that relate directly to RASCO or a percentage allocation of the total cost for the service provided. Where percentage allocations are used, such allocations are primarily based on a percentage of revenue or headcount, as applicable, which management believes represents a reasonable allocation of these costs from Alcoa corporate. Management further believes it is not practicable to estimate these expenses on a stand-alone basis.

The expenses charged to RASCO by Alcoa consist of the following and are reflected in cost of products sold and selling, general and administrative expenses in the combined statement of income, comprehensive income and Parent Company investment:

Employee benefits
Pensions	$302
Other postretirement benefits	1,620
Insurance (principally medical for active personnel)	4,058
Workers’ compensation	283
General insurance	499
General corporate charges	7,495

$14,257

Of the $14,257, $10,050 and $4,207 are recorded in cost of products sold and selling, general and administrative expense, respectively.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The charges for pension and other postretirement benefit costs included in these financial statements were actuarially determined expenses allocated based on the number of RASCO employees participating in the various plans and average costs per employee. See Notes 10 and 11 for additional discussion of pension and other postretirement benefits.

Medical insurance costs are allocated based upon historical claims cost per person for RASCO.

5. Property, plant and equipment, at cost

Property, plant and equipment at October 31 consisted of:

Land and land improvements	$5,032
Buildings	33,271
Machinery and equipment	43,939
Construction in progress	6,164

88,406

Accumulated depreciation and amortization	(10,064)

Net property, plant and equipment	$78,342

6. Accrued liabilities

Accrued liabilities at October 31 consisted of:

Compensation accrual	$3,042
Vacation accrual	301
Accrued employee benefits	2,340
Other current liabilities	2,899

$8,582

7. Operating leases

RASCO has entered into noncancelable operating leases for land, buildings, office space and equipment, which have various expiration dates through 2006.

As of October 31, future minimum lease payments under noncancelable operating leases with terms longer than one year are as follows:

2002	$3,272
2003	1,354
2004	608
2005	271
2006	40
Thereafter	—

$5,545

Rent expense was approximately $3,200 for the ten-month period ended October 31, 2001.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

8. Income taxes

The provision for income taxes consisted of:

For the Ten-Month Period Ended October 31, 2001
Current
Federal	$6,788
Foreign	398
State and local	211

7,397
Deferred
Federal/State	(5,979)
Foreign	(8)

(5,987)

$1,410

The components of income before U.S. and foreign taxes on income were:

For the Ten-Month Period Ended October 31, 2001
United States	$2,725
Foreign	976

$3,701

The provision for income taxes differs from the amount computed using the U.S. federal tax rate for the following reasons:

For the Ten-Month Period Ended October 31, 2001
Amount computed using the statutory rate	$1,295
Increase (reduction) in taxes resulting from
Taxes on foreign income	49
State taxes, net of federal benefit	154
Other	(88)

Provision for income taxes	$1,410

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The components of net deferred tax assets and liabilities at October 31 were as follows:

	Deferred Tax Assets	Deferred Tax Liabilities
Inventory	$—	$19,240
Property, plant and equipment	—	8,967
Employee benefits	7,040	—
Allowance for bad debts and inventory reserves	718	—
Reserve for curtailment/shutdown	277	—

	$8,035	$28,207

9. Geographic and product information

The operations of the Company are comprised as follows:

For the Ten-Month Period Ended October 31, 2001
Sales to customers
U.S.	$581,154
Canada	64,795

Total sales and operating revenues	$645,949

Assets
U.S.	$267,012
Canada	32,824

Total assets	$299,836

Sales by product line for the ten-month period ended October 31, 2001, were as follows:

For the Ten-Month Period Ended October 31, 2001
Asset Category

Aluminum	48.8%
Stainless steel	50.3
Other	0.9

100.0%

10. Pension plans

Alcoa maintained various defined benefit pension plans that cover substantially all of RASCO’s employees. Substantially all of the U.S. employees of RASCO are covered by noncontributory defined benefit pension plans maintained by Alcoa. Plans covering salaried employees provide pension benefits based on a formula that

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

considers length of service and earnings during years of service. Plans covering hourly employees generally provide a specific amount of benefits for each year of service. For purposes of these financial statements, the U.S. plans are accounted for as multi-employer plans as defined in SFAS No. 87, Employer’s Accounting for Pensions. Costs related to these multi-employer plans have been charged to RASCO based on the number of RASCO employees participating in the various plans on an average costs per employee. RSM maintains separate pension plans for certain Canadian employees.

As a result of the formation of Integris on November 1, 2001, it is probable that the U.S. employees covered by Alcoa plans will withdraw from the plans to participate in newly formed plans to be established by Integris. RASCO’s U.S. pension obligation is expected to be fully funded and therefore no obligation has been recognized as of October 31, 2001. RASCO’s domestic pension expense for the ten-month period ended October 31, 2001, was $808. There were no contributions due at October 31, 2001.

The table below reflects the status of RSM’s pension plans at October 31 as determined by actuarial valuation:

For the Ten-Month Period Ended October 31, 2001
Change in benefit obligation
Benefit obligation at beginning of period—January 1, 2001	$2,008
Service cost	85
Interest cost	117
Actuarial losses	(56)
Benefits paid	(513)

Benefit obligation at end of period—October 31, 2001	1,641

Change in plan assets
Fair value of plan assets at beginning of period—January 1, 2001	994
Actual return on plan assets	(39)
Employer contribution	27
Benefits paid	(513)

Fair value of plan assets at end of period—October 31, 2001	469

Funded status	(1,172)
Unrecognized actuarial loss	130

Net amount recognized	$(1,042)

Amount recognized in the consolidated balance sheet:

For the Ten-Month Period Ended October 31, 2001
Accrued benefit liability	$1,042

Net amount recognized	$1,042

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

The components of net periodic benefit costs are reflected below:

For the Ten-Month Period Ended October 31, 2001
Components of net periodic benefit costs
Service cost	$85
Interest cost	117
Expected return on plan assets	50

$252

Weighted average assumptions used in the accounting for RSM’s plan follows:

For the Ten-Month Period Ended October 31, 2001
Weighted average assumptions
Discount rate	6.00%
Rate of compensation increase	3.66%
Expected return on plan assets	6.00%

Alcoa also sponsors a number of defined contribution pension plans. Expenses charged to RASCO for the period were $655,000.

11. Other postretirement benefits

Alcoa also maintains other postretirement benefit plans that provide most of RASCO’s U.S. retired employees with healthcare and life insurance benefits. Substantially, all employees may become eligible for these benefits if they work for RASCO until retirement age. For purposes of these financial statements, the U.S. plans are accounted for as multi-employer plans as defined by SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other than Pensions. Costs related to these Alcoa plans have been charged to RASCO based on the number of RASCO employees participating in the various plans on an average costs per employee.

As a result of the formation of Integris on November 1, 2001, it is probable that the employees covered by this plan will withdraw from the plan to participate in a newly formed plan to be established by Integris. As a result, RASCO has recognized an unfunded postretirement benefit obligation of approximately $17,685 at October 31, 2001. These amounts were calculated assuming a discount rate of 7.0%. The plan is unfunded.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2001 and future years.

12. Contingent liabilities

RASCO is subject to various claims and actions including those pertaining to environmental laws and regulations, product liability and health and safety matters arising in the ordinary course of business.

Reynolds Aluminum Supply Company

(The Distribution Business of Reynolds Metals Company)

Notes to combined financial statements—(continued)

(dollars in thousands, unless otherwise noted)

In early 2002, Alcoa became aware of asserted and potentially unasserted claims related to RASCO’s sale of certain aluminum products to maritime customers for use in the construction of ships prior to October 31, 2001. The matter is still in the preliminary stages of investigation. Therefore, it is not possible to determine the outcome or to estimate with any degree of accuracy the potential costs associated with these claims. Based on these facts, it is possible that future results of operations or liquidity could be materially affected. Due to this uncertainty, no amounts have been provided for such matters in the accompanying financial statements as of October 31, 2001. As a result of the formation of Integris on November 1, 2001, Alcoa has agreed to provide Integris with defense and indemnity to certain legal matters and claims.

Except for matters discussed above, management believes that the disposition of other claims and actions, either individually or in the aggregate, are not expected to have a material adverse effect on RASCO’s competitive or financial position. No assurance can be given, however, that the disposition of one or more of such claims or actions in a particular reporting period will not be material in relation to the reported results for such period.